      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996


                                                       REGISTRATION NO. 333-3326
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                 DIATIDE, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                                      2835
                          (Primary Standard Industrial
                          Classification Code Number)
                                   04-3078258
                                (I.R.S. Employer
                             Identification Number)

                            ------------------------
       NINE DELTA DRIVE, LONDONDERRY, NEW HAMPSHIRE 03053 (603) 437-8970 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------
                                RICHARD T. DEAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 DIATIDE, INC.
                                Nine Delta Drive
                Londonderry, New Hampshire 03053  (603) 437-8970
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------
                                   Copies to:

                             DAVID E. REDLICK, ESQ.
                                 HALE AND DORR
                                60 State Street
                          Boston, Massachusetts 02109
                                 (617) 526-6000
                           RICHARD R. PLUMRIDGE, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                          1301 Avenue of the Americas
                            New York, New York 10019
                                 (212) 581-1600

                            ------------------------
        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date hereof.
                            ------------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
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

                                 DIATIDE, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

                     REGISTRATION STATEMENT
                        ITEM AND CAPTION                       LOCATION IN PROSPECTUS
                     ----------------------                    ----------------------
  1.        Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus..............................  Outside Front Cover Page
  2.        Inside Front and Outside Back Cover
            Pages of Prospectus.....................  Inside Front Cover Page; Outside Back
                                                      Cover Page
  3.        Summary Information, Risk Factors and
            Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk Factors; The
                                                      Company
  4.        Use of Proceeds.........................  Prospectus Summary; Use of Proceeds
  5.        Determination of Offering Price.........  Underwriting
  6.        Dilution................................  Dilution
  7.        Selling Security Holders................  Not Applicable
  8.        Plan of Distribution....................  Outside Front Cover Page; Underwriting
  9.        Description of Securities to be
            Registered..............................  Description of Capital Stock
 10.        Interests of Named Experts and
            Counsel.................................  Legal Matters; Experts
 11.        Information With Respect to the
            Registrant:

      (a)   Description of Business.................  Business

      (b)   Description of Property.................  Business -- Facilities

      (c)   Legal Proceedings.......................  Not Applicable

      (d)   Market Price of and Dividends on the
            Registrant's Common Equity and Related
            Stockholder Matters.....................  Outside Front Cover Page; Dividend
                                                      Policy; Description of Capital Stock;
                                                      Shares Eligible for Future Sale;
                                                      Management -- Executive Compensation

      (e)   Financial Statements....................  Financial Statements; Capitalization

      (f)   Selected Financial Data.................  Selected Financial Data

      (g)   Supplementary Financial Information.....  Not Applicable

      (h)   Management's Discussion and Analysis of
            Financial Condition and Results of
            Operations..............................  Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations

      (i)   Changes in and Disagreements with
            Accountants on Accounting and Financial
            Disclosure..............................  Not Applicable

      (j)   Directors, Executive Officers, Promoters
            and Control Persons.....................  Management -- Executive Officers,
                                                      Significant Employees and Directors;
                                                      Certain Transactions

      (k)   Executive Compensation..................  Management -- Executive Compensation

                     REGISTRATION STATEMENT
                        ITEM AND CAPTION                       LOCATION IN PROSPECTUS
                     ----------------------                    ----------------------

      (l)   Security Ownership of Certain Beneficial
            Owners and Management...................  Principal Stockholders

      (m)   Certain Relationships and Related
            Transactions............................  Certain Transactions
 12.        Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities.............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 22, 1996

                                2,500,000 SHARES

                                    DIATIDE
                                  COMMON STOCK

     The 2,500,000 shares of common stock, par value $0.001 per share (the "Common Stock"), offered hereby are being offered by Diatide, Inc. ("Diatide" or the "Company"). Prior to this offering there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for the factors considered in determining the initial public offering price.

     Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "DITI."

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 6 TO 16.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                            ------------------------

                                                               UNDERWRITING
                                              PRICE TO        DISCOUNTS AND        PROCEEDS TO
                                               PUBLIC          COMMISSIONS*          COMPANY+
Per Share...............................      $                 $                   $
Total++.................................      $                 $                   $

- ---------------

* The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

+ Before deducting expenses of the offering payable by the Company estimated to be $800,000.

++ The Company has granted the Underwriters a 30-day option to purchase up to
   375,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the
   total price to public will be $     , the total underwriting discounts and
   commissions will be $     and the total proceeds to Company will be $     .
   See "Underwriting."

                            ------------------------

     The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of certificates therefor will be made at the offices of Dillon, Read & Co. Inc., New York, New York, on
or about             , 1996, against payment therefor in New York funds. The
Underwriters include:

DILLON, READ & CO. INC.                                  OPPENHEIMER & CO., INC.

               The date of this Prospectus is             , 1996

[A picture of a man with four blown-up pictures showing the images produced by nuclear medicine imaging with the Company's product candidates of (i) carotid artery thrombus in the neck, (ii) pulmonary embolus imaged in the left lung,
(iii) deep vein thrombosis in the thigh and knee and (iv) deep vein thrombosis in the calf appear here]


     The images above are from clinical trials of Diatide's cardiovascular product candidates for nuclear medicine imaging of thrombosis. These product candidates are currently being evaluated in clinical trials and have not received marketing approval from the FDA.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     As a result of this offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

- --------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects (i) the conversion of all outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 7,531,140 shares of Common Stock at the closing of this offering and (ii) a 6-for-10 reverse stock split of the Common Stock of the Company declared in January 1996 and to be effected prior to the effective date of the Registration Statement of which this Prospectus is a part.

                                  THE COMPANY

     Diatide is engaged in the discovery and development of proprietary radiopharmaceuticals for use in nuclear medicine imaging procedures. The Company is applying its proprietary peptide and radiolabelling technologies to the development of technetium-99m labelled synthetic peptides ("Techtides") as medical imaging agents for life-threatening and chronic diseases and conditions. Because Techtides are designed to bind selectively with molecular targets that localize or proliferate as disease is developing, the Company believes that Techtides have the potential to produce images based on the process of disease rather than the anatomical result of disease, which may alter patient treatment protocols. The Company believes that its Techtides will permit a number of clinically important new diagnostic procedures to be performed using the large installed base of nuclear medicine imaging equipment and that nuclear medicine imaging with Techtides may be more accurate, more cost-effective, less invasive and/or safer than alternative imaging modalities for certain diseases and conditions. In August 1995, the Company entered into a comprehensive strategic alliance relating to its Techtides with Nycomed Imaging ASA (together with its United States subsidiary, "Nycomed"), one of the world's leading producers of medical imaging agents.

     The Company has four Techtides and one non-peptide-based therapeutic product candidate currently undergoing clinical trials:

     - P280 for Deep Vein Thrombosis and Carotid Thrombus. P280 is a Techtide for nuclear medicine imaging of deep vein thrombosis ("DVT") and carotid thrombus. P280 targets the glycoprotein ("GP") IIb/IIIa receptor on platelets involved in blood clot formation. The Company is conducting Phase III clinical trials of P280 for nuclear medicine imaging of DVT and recently completed a Phase II clinical trial of P280 for nuclear medicine imaging of carotid thrombus.

     - P829 for Neuroendocrine and Other Tumors. P829 is a Techtide for nuclear medicine imaging of neuroendocrine and other tumors that overexpress the receptor for the hormone somatostatin, such as melanomas and lung and certain breast tumors. The Company is conducting Phase III clinical trials of P829 for nuclear medicine imaging of neuroendocrine tumors and plans to initiate additional clinical trials of P829 for nuclear medicine imaging of melanomas and lung and certain breast tumors.

     - P748 for Pulmonary Embolism. P748 is a Techtide for nuclear medicine imaging of pulmonary emboli. As with P280, P748 targets the GP IIb/IIIa receptor on platelets involved in blood clot formation. The Company is initiating Phase II clinical trials of P748.

     - P483H for Inflammation Due to Infection. P483H is a Techtide for nuclear medicine imaging of inflammation due to infection, such as post-surgical infection and occult (hidden) infection. The Company is conducting Phase I clinical trials of P483H.

     - Sn-117m DTPA for Reduction of Pain Due to Metastatic Cancer to the
       Bone. Sn-117m DTPA is a compound comprised of the tin radioisotope Sn-117m, which has an affinity for bone, combined with DTPA, a common chelating (binding) agent. This compound is intended to reduce pain due to metastatic cancer to the bone. The Company has licensed the exclusive rights to Sn-117m DTPA from Associated Universities, Inc., the operator of Brookhaven National Laboratories ("BNL"), which completed a Phase II clinical trial of this compound.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
     The Company believes that medical images produced with Techtides may provide physicians with information concerning the physiology of diseased cells, tissues and organs, rather than only the anatomical information generally provided by other imaging modalities. The Company believes that this information may permit a more definitive diagnosis of disease, thereby avoiding the costs and delays incident to additional diagnostic tests or an inappropriate course of therapy, and may facilitate diagnosis at an earlier stage of disease development, when therapy can more favorably alter the outcome.

     Nuclear medicine involves the use of radioisotopes, either by themselves or attached to carriers ("radiopharmaceuticals"), for the diagnosis and treatment of disease. In nuclear medicine imaging, the signal emitted by the radiopharmaceutical is detected with a gamma camera. There are approximately 9,600 gamma cameras in hospitals and other clinical facilities in the United States. In 1994, approximately 9,100,000 nuclear medicine imaging examinations were performed in the United States.

     Nuclear medicine imaging is distinguishable from other imaging modalities in two significant respects. First, other modalities use the imaging device as the principal component of the procedure, employing contrast agents to improve image quality. Nuclear medicine imaging uses radiopharmaceuticals as the principal component of the procedure; the gamma camera is only a means to record the signal emitted by the radiopharmaceutical. Second, other modalities generally only provide a visualization of the anatomy of an organ or other tissue, while nuclear medicine imaging can provide important information about the physiology of cells, tissues and other organs. Although nuclear medicine images are not as anatomically clear as images from other modalities, such as magnetic resonance imaging ("MRI") or computerized tomography ("CT"), the Company believes that nuclear medicine imaging currently is the only modality with the capability to enable imaging of pathology at the microscopic level.

     Techtides consist of two principal components, synthetic peptides, which are small molecules that are designed to bind with high specificity and affinity with certain molecular targets on diseased tissues, and technetium-99m ("technetium"), a commonly-used radioisotope which emits signals that can be detected using widely available nuclear medicine diagnostic equipment. Diatide applies its expertise in peptide engineering and radiolabelling chemistry to design its Techtides to selectively locate and tightly bind with their molecular targets, to label these compounds with technetium in a manner that preserves the selectivity and binding characteristics of the peptide and to optimize the pharmacokinetics of the radiopharmaceutical.

     Key elements of the Company's strategy are to: (i) establish the clinical utility and advantages of Techtides, (ii) exploit the large installed base of nuclear medicine equipment and know-how and (iii) leverage strong marketing collaborations. The Company also intends to utilize its proprietary peptide technology and understanding of radiopharmaceuticals to develop radiopharmaceuticals that specifically target diseased tissue as cancer therapies.

     Under the Company's strategic alliance with Nycomed, Nycomed is required to provide the Company with research and development support, and the Company has granted Nycomed options to co-promote Techtides in the United States and to distribute and license Techtides in Europe, South Africa and certain countries in the Middle East. At the time the alliance was established, Nycomed made a $10 million equity investment in the Company. In December 1995 and May 1996, Nycomed exercised its co-promotion and licensing options with respect to P280 and P829, respectively. Nycomed is one of the world's leading producers of medical imaging agents, with worldwide revenues from medical imaging operations of approximately $800 million in 1995. The collaboration with Diatide represents the commencement of Nycomed's nuclear medicine imaging activities.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                  THE OFFERING

Common Stock offered by the Company.......................     2,500,000 shares
Common Stock to be outstanding after the offering.........     10,505,255 shares(1)
Use of proceeds...........................................     To fund research and product
                                                               development, preclinical
                                                               studies and clinical trials,
                                                               to repay bank debt and for
                                                               general corporate purposes.
Proposed Nasdaq National Market symbol....................     DITI
Risk Factors..............................................     The offering involves a high
                                                               degree of risk. See "Risk
                                                               Factors."

- ---------------

(1) Reflects the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 7,531,140 shares of Common Stock at the closing of this offering. Does not include 770,472 shares reserved for issuance upon the exercise of outstanding options and warrants as of March 31, 1996 at a weighted average exercise price of $1.12 per share. See "Dilution," "Capitalization" and "Description of Capital Stock."



                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                      THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                       MARCH 31,
                               ----------------------------------------------------   -------------------
                                 1991       1992       1993       1994       1995       1995       1996
                               --------   --------   --------   --------   --------   --------   --------
                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.....................  $     --   $     --   $    301   $    208   $  1,519   $     --   $    500
Costs and expenses:
     Research and
       development...........     1,430      2,600      2,989      4,445      6,556      1,107      2,529
     General and
       administrative........       365        838      1,217      1,714      1,636        407        439
Net loss.....................  $ (1,812)  $ (3,349)  $ (3,979)  $ (5,759)  $ (6,413)  $ (1,509)  $ (2,361)
                               ========   ========   ========   ========   ========   ========   ========
Pro forma net loss per
  share(1)...................                                              $  (0.90)             $  (0.29)
                                                                           ========              ========
Shares used in computing pro
  forma net loss per
  share(1)...................                                                 7,149                 8,196

                                                                        MARCH 31, 1996
                                                                 ----------------------------
                                                                  ACTUAL      AS ADJUSTED(2)
                                                                 --------     ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.............    $  6,897        $ 31,672
Working capital..............................................       5,666          30,441
Total assets.................................................       8,547          33,322
Long-term debt, net of current portion.......................          37              37
Deficit accumulated during the development stage.............     (24,709)        (24,709)
Stockholders' equity.........................................       7,006          31,781

- ---------------
(1) See Note 2 to Notes to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

(2) Reflects the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 7,531,140 shares of Common Stock at the closing of this offering and the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and the application of net proceeds therefrom, after deducting the underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

- --------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

     Diatide was founded in February 1990 and is at an early stage of development. All of the Company's potential products are in research or development and will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. The Company must successfully address a number of technological challenges to complete certain of its development efforts. In addition, there can be no assurance that the Company will be permitted to undertake and complete human clinical trials of any of the Company's potential products, either in the United States or elsewhere, or, if permitted, that such products will be demonstrated to be safe and efficacious. In addition, there can be no assurance that any of the Company's potential products will obtain United States Food and Drug Administration ("FDA") or other regulatory approval for any indication or that an approved product will be capable of being produced in commercial quantities at reasonable cost and successfully marketed. See "Business."

     The use of synthetic peptides in radiopharmaceuticals, which is central to the Company's technology, is new to nuclear medicine. The Company is aware of only one imaging product and no therapeutics based on this scientific approach that have been approved for sale by the FDA. The products for which the Company has submitted or currently plans to submit investigational new drug ("IND") applications and all of the Company's other potential products in research or development may prove to have undesirable and unintended side effects in humans or other characteristics that may prevent or limit their commercial use.

UNPROVEN SAFETY AND EFFECTIVENESS OF POTENTIAL PRODUCTS; UNCERTAINTIES RELATED TO CLINICAL TRIALS

     Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each indication. The results from preclinical testing and early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials, and there can be no assurance that the Company's clinical trials will demonstrate the safety and effectiveness of any products or will result in marketable products. A number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The Company, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time.

     The Company relies on scientific, technical and clinical data supplied by its academic collaborators and licensors in the evaluation and development of potential products, including Sn-117m DTPA, which was licensed from BNL. BNL conducted the Phase I and the Phase II clinical trials of the compound. There can be no assurance that there are no errors or omissions in such data that would materially adversely affect the development of such products.

     The rate of completion of the Company's clinical trials is dependent upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, program delays, or both, which could have a material adverse effect on the Company.

     The Company relies, in part, on clinical research organizations to conduct its clinical trials. There can be no assurance that such entities will conduct the clinical trials successfully.

     The Company currently intends to complete Phase III clinical trials of P280 for the diagnosis of DVT and P829 for the diagnosis of neuroendocrine tumors in the first half of 1997. These are the Company's most advanced product candidates. There can be no assurance that the Company will meet its development schedule for P280 or P829, or that P280 or P829 or any of the Company's other products in development will receive marketing approval in any country on a timely basis, or at all. If the Company were unable to complete clinical trials or demonstrate the safety and effectiveness of P280 or P829, the Company's business, financial condition and results of operations could be materially adversely affected.

     The Company also is currently conducting clinical trials with respect to certain of its other Techtides and plans to continue clinical trials of its therapeutic radiopharmaceutical, Sn-117m DTPA, shortly. There can be no assurance that any of these clinical trials will be successfully completed within any specified time period, if at all. There also can be no assurance that the results from any of these clinical trials will warrant the commencement of further clinical trials or that the Company will not encounter problems in these or other clinical trials which would cause the Company or the FDA to delay or suspend the trials. In Phase I clinical trials of one of its Techtides, P483H for the medical imaging of infection due to inflammation, the compound concentrated in patients' stomachs at unexpectedly high levels. As a result, the Company conducted additional preclinical testing of this compound and alternative compounds in animals to determine the cause of this phenomenon and recently initiated a new Phase I clinical trial of a new formulation of P483H. In a pilot study of a compound for medical imaging of atherosclerotic plaque, the Company determined that the compound did not exhibit sufficient sensitivity to warrant continuing development of the compound. The Company currently is synthesizing new compounds for this application and screening them in animal models. See "Business -- Products Under Development" and "Business -- Government Regulation."

NO ASSURANCE OF REGULATORY APPROVAL; EXTENSIVE GOVERNMENT REGULATION

     The production and the marketing of the Company's products and the Company's ongoing research and development activities are and will be subject to extensive regulation by numerous federal, state and local governmental authorities in the United States. The Company has had only limited experience in filing or pursuing applications necessary to gain regulatory approvals. Preclinical testing of the Company's product development candidates is subject to Good Laboratory Practice ("GLP") requirements and the manufacture of any products developed by the Company will be subject to Good Manufacturing Practice ("GMP") requirements prescribed by the FDA.

     The regulatory process, which includes preclinical studies, clinical trials and ongoing post-approval testing of each compound to establish or monitor its safety and effectiveness, takes many years and requires the expenditure of substantial resources. The Company has limited experience in filing or pursuing applications necessary to gain regulatory approval. There can be no assurance that, even after the performance of clinical studies, and the passage of time and the expenditure of such resources, regulatory approval will be obtained for any products developed by the Company. The Company's analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities which could delay, limit or prevent FDA regulatory approval. The Company or the FDA may suspend clinical trials at any time if the participants in such trials are being exposed to unanticipated or unacceptable health risks. Moreover, if regulatory approval to market a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions. FDA policy may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's potential products. In addition, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. All of the foregoing regulatory matters also will be applicable to development, manufacturing and marketing undertaken by any strategic partners of the Company.

     There can be no assurance that additional statutes or regulations applicable to the Company's business will not be adopted, impose substantial additional costs or otherwise adversely affect the Company's operations.

     The use, handling, storage and disposal of products containing radioisotopes, such as Sn-117m and sources of technetium, are regulated by the Nuclear Regulatory Commission and by state authorities. Enforcement of existing laws and regulations or future amendments or limitations thereto could have a material adverse effect on the market for radiopharmaceuticals and on the Company's business, financial condition and results of operations. See "Business
- -- Government Regulation."

     The Company is also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above, and there can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. There can be no assurance that the Company or its strategic marketing partners will file for regulatory approvals or receive necessary approvals to commercialize its products in any market. Delays in receipt of or failure to receive regulatory approvals, or the loss of previously received approvals, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

NEED TO ESTABLISH COLLABORATIVE COMMERCIAL RELATIONSHIPS; DEPENDENCE ON PARTNERS

     Diatide's business strategy includes entering into strategic alliances or marketing and distribution arrangements with corporate partners, primarily pharmaceutical companies, for the development, commercialization and marketing and distribution of certain of its potential products worldwide. To date, the Company is a party to a collaborative arrangement with only one corporate partner, Nycomed. There can be no assurance that the arrangement with Nycomed will be scientifically or commercially successful. In the event that this arrangement is terminated, such action might adversely affect the Company's ability to develop, commercialize, market and distribute certain of its potential products. If Dr. Richard T. Dean, the Company's President and Chief Executive Officer, ceases to be employed by Diatide through August 11, 1997, other than as a result of his death or disability or termination for cause, Nycomed may terminate its collaboration with the Company. There can be no assurance that the Company will be able to negotiate additional collaborative or marketing and distribution arrangements, that such arrangements will be available to the Company on acceptable terms or that any such relationships, if established, will be scientifically or commercially successful. The Company's product candidates will only generate milestone payments and royalties from collaborators upon the occurrence of significant preclinical and clinical development, requisite regulatory approvals, the establishment of manufacturing capabilities and successful marketing.

     There can be no assurance that the Company's collaborative partners will not be pursuing alternative technologies or developing alternative products either on their own or in collaboration with others, including the Company's competitors, as a means for developing imaging agents or treatments for the diseases targeted by these collaborative programs. For example, Nycomed manufactures and distributes a wide variety of imaging agents for other modalities that may compete against the products that Nycomed licenses from Diatide or co-markets with Diatide. The Company's business also will be affected by the success of its corporate partners in marketing any successfully developed products within the geographic areas in which such partners are granted marketing rights. A reduction in sales efforts or a discontinuance of sales of the Company's products by collaborative or corporate partners, who are not within the control of the Company, may result in reduced revenues and have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk

Factors -- Attraction and Retention of Key Management and Qualified Personnel" and "Business -- Products Under Development," "-- Corporate Collaborations" and "-- Marketing and Distribution."

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

     Diatide has incurred net losses since its inception. At March 31, 1996, the Company's accumulated deficit was approximately $24.7 million. No revenues have been generated from product sales, and no product sales revenues are anticipated for a number of years. The Company expects to incur additional significant operating losses over the next several years and expects cumulative losses to increase significantly as the Company's research and development and clinical trial efforts expand. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. The Company's ability to achieve profitability is dependent in part on obtaining regulatory approvals for its products, entering into satisfactory agreements with pharmaceutical corporate partners for research and development and commercialization of its products and developing the capacity to manufacture, market and sell its products or entering into satisfactory arrangements for such manufacture, marketing and sale with third parties. There can be no assurance that the Company will obtain required regulatory approvals, enter into any additional agreements for drug discovery, development and commercialization, develop the capacity to manufacture and sell its products (or enter into arrangements therefor with third parties) or ever achieve sales or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's future capital requirements will depend on many factors, including continued progress in its research and product development programs, the magnitude of these programs, the results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments, the ability of the Company to establish and maintain collaborative academic and commercial research, development and marketing relationships, and the costs and success of commercialization activities and arrangements.

     Based upon its current operating plan, the Company anticipates that its existing capital resources, together with the proceeds of this offering and interest earned thereon, will be adequate to satisfy its capital requirements for at least the next 24 months. The Company anticipates that it may be required to raise substantial additional funds, including through collaborative relationships and public or private financings. No assurance can be given that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders will result. Additionally, the terms of the financing may adversely affect the holdings or the rights of the then existing stockholders. If adequate funds are not available, the Company may be required to significantly curtail one or more of its research or product development programs, or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products which the Company would otherwise pursue on its own. See "Business -- Products Under Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

INTENSE COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

     There are many companies, both private and publicly traded, that are conducting extensive research and development activities on technologies and products similar to or competitive with the Company's technologies and proposed products. For example, many other companies are actively seeking to develop nuclear medicine imaging agents that will compete with the Company's Techtides. There can be no assurance that the Company's competitors will not succeed in developing technology similar to the Company's proprietary process of radiolabelling peptides with technetium used in the Company's Techtides.

     The pharmaceutical industry is characterized by rapid and substantial technological change and there can be no assurance that the Company's competitors will not succeed in developing products which are more effective than any that are being developed by the Company, or which would render Diatide's technologies and products obsolete and noncompetitive. For example, diagnostic imaging tests may be developed that are more cost-effective and have superior imaging quality than the Company's tests or new radiopharmaceuticals may be developed that have superior targeting and binding qualities than the Company's Techtides. Certain radiopharmaceuticals already have been approved for sale for the diagnosis or treatment of the indications targeted by the Company's products under development. In particular, OctreoScan(R), a peptide-based radiopharmaceutical, is available for the diagnosis of neuroendocrine tumors, Ceretec(R), a radiopharmaceutical labelled with technetium, is available for imaging inflammation due to infection, and Metastron(R) is available for the reduction of pain due to metastatic cancer to the bone. There are several well-established medical imaging modalities that currently, and will continue to, compete against nuclear medicine imaging, including x-rays, CT, MRI and ultrasound, and there are alternative therapeutics available for the treatment of the cancer indications that are the subject of the Company's therapeutic programs.

     The Company has numerous competitors in the United States and internationally, which include, among others, pharmaceutical and chemical companies, biotechnology firms, universities and other research institutions. Large pharmaceutical companies with significant research, development, marketing and manufacturing operations in the nuclear medicine field include The DuPont Merck Pharmaceutical Company ("DuPont Merck"), Mallinckrodt Group Inc. ("Mallinckrodt") and Amersham International PLC ("Amersham"). Many of the Company's competitors have substantially greater financial, technical and human resources than the Company. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical studies and human clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. Furthermore, if the Company is permitted to commence commercial sales of products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. See "Risk Factors
- -- Attraction and Retention of Key Management and Qualified Personnel" and "Business -- Competition" and "-- Marketing and Distribution."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in part on its ability to develop patentable products, enforce its patents and obtain patent protection for its products both in the United States and in other countries. The Company intends to file applications as appropriate for patents covering both its products and processes. However, the patent positions of pharmaceutical and biotechnology firms, including Diatide, are generally uncertain and involve complex legal and factual questions. No assurance can be given that patents will issue from any patent applications owned by or licensed to Diatide or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

     The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others nor breaching the technology licenses upon which the Company's products might be based. The Company's licenses of patents and patent applications impose various commercialization, sublicensing, royalty and other payment, insurance and other obligations on the Company. Failure of the Company to comply with these requirements could result in conversion of the licenses from being exclusive to nonexclusive in nature or termination of the licenses. The Company is aware of patents and patent applications belonging to competitors, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease certain activities. Competitors of the Company and other third parties hold issued patents and pending patent applications which may result in claims of infringement against the

Company or other patent litigation. In particular, the Company is aware of one European patent issued to a pharmaceutical company which, if valid, may be infringed by P748. The holder of this patent has indicated to the Company that it is not prepared to offer a license under the patent to the Company. There can be no assurance that the Company will be able to successfully obtain a license to any technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost or on an exclusive basis. Failure by the Company to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company. See "Business -- Patents, Trade Secrets and Licenses."

     The pharmaceutical and biotechnology industries have been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which could result in substantial cost to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of others' proprietary rights. The Company also may have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to the Company, to determine the priority of inventions. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with products of the Company.

     Amendments to Title 35 of the United States Code as amended by the General Agreement on Tariffs and Trade ("GATT"), implementing the Uruguay Round Agreement Act of 1994, have affected the period of enforceability of United States patents. United States patents that issue from applications filed before June 1, 1995 will be enforceable for the longer of 17 years from the date of issue or 20 years from the earliest claimed priority date. United States patents that issue from applications filed on or after June 1, 1995 will be enforceable for 20 years from the earliest of the filing date or the earliest claimed priority date. While the Company cannot predict the effect that such laws will have on its business, the adoption of such laws could effectively reduce the term during which a marketed product could be protected by patents.

     Diatide engages in collaborations, sponsored research agreements and other agreements with academic researchers and institutions and United States government agencies. Under the terms of such agreements, third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements.

     The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part by confidentiality agreements with its employees, consultants, members of its Scientific Advisory Board, outside scientific collaborators and sponsored researchers and other advisors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company. See "Business -- Patents, Trade Secrets and Licenses."

UNCERTAINTY OF MARKET ACCEPTANCE OF TECHNOLOGY AND PRODUCTS

     The commercial success of the Company's products, when and if approved for marketing by the FDA, will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe. The synthetic peptide-based radiopharmaceutical technology being developed by the Company is relatively new. To date, the Company is aware of only one imaging product and no therapeutic products based on this scientific approach that has been approved for sale by the FDA. Peptide-based radiopharmaceuticals have not been extensively tested in humans. Market acceptance and thus, sales of the Company's products, will depend on several factors, including the receipt of regulatory approval in the United States, Europe, the Far East and elsewhere, safety, price, ease of administration and effectiveness and extensive physician education. There can be no assurance that the Company's products will gain market acceptance. Failure to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

ABSENCE OF SALES AND MARKETING EXPERIENCE

     Although Diatide plans to rely significantly on collaborative partners for the marketing and distribution of its products through co-marketing or other licensing or distribution arrangements, the Company expects to market and sell certain of its products directly and to engage in certain other marketing activities in collaboration with its collaborative partners. The Company has no experience in sales, marketing or distribution. The Company does not expect to establish a direct sales capability until such time as one or more of its products in development approaches marketing approval. The Company has not developed a specific sales and marketing plan with respect to any of its potential products. Although Diatide plans to have only a small, specialized in house sales group, it will need to recruit and train appropriate personnel and develop a supporting distribution capability.

     To the extent the Company enters into marketing or distribution arrangements with collaborative partners, any revenues the Company receives will depend upon the efforts of third parties. There can be no assurance that any third party will market the Company's products successfully or that any third-party collaboration will be on terms favorable to the Company. If any marketing partner does not market a product successfully, the Company's business would be materially adversely affected. If Diatide's plan to rely on corporate partners for significant aspects of marketing and selling the Company's products is unsuccessful for any reason, Diatide may need to recruit and train a far larger marketing and sales force than it currently anticipates doing, which would entail the incurrence of significant additional costs.

     There can be no assurance that the Company would be able to attract and build a sufficient marketing staff or sales force, that the cost of establishing such a marketing staff or sales force will be justifiable in light of any product revenues or that the Company's direct sales and marketing efforts will be successful. In addition, if the Company succeeds in bringing one or more products to market, it may compete with other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's marketing and sales efforts would enable it to compete successfully against such other companies. See "Business -- Marketing and Distribution" and "-- Corporate Collaborations."

LIMITED MANUFACTURING CAPABILITY; DEPENDENCE ON SOLE SOURCE SUPPLIER

     The Company lacks commercial-scale facilities to manufacture its products in accordance with current GMP requirements prescribed by the FDA. To date, the Company has relied on a large third party pharmaceutical company for the manufacture of its peptides for clinical trials and has entered into an arrangement with a GMP-qualified third party manufacturer for the supply of Sn-117m for clinical trials. The Company expects to be dependent on third party manufacturers or collaborative partners for all of its commercial production of peptides. There are a limited number of manufacturers that operate under GMP regulations capable of manufacturing the Company's products. In the event that the Company is unable to obtain contract manufacturing, or obtain such manufacturing on commercially reasonable terms, it may not be able to commercialize its products as planned. Where third-party arrangements are established, the Company will depend upon such third parties to perform their obligations in a timely manner. There can be no assurance that third parties depended upon by the Company will perform and any failures by third parties may delay clinical trial development or the submission of products for regulatory approval, impair the Company's ability to commercialize its products as planned and deliver products on a timely basis, or otherwise impair the Company's competitive position, which could have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company purchases its synthetic peptides from a sole source supplier and may enter into similar arrangements with respect to other components of its products. While the Company is aware of alternative sources for its peptides, the establishment of additional or replacement suppliers could be time consuming and result in a supply interruption and significant additional regulatory delays and expense. The establishment of an alternative source of supply or any significant supply interruption could have a materially adverse effect on the Company's ability to develop and manufacture its potential products and, therefore, upon its business, financial condition and results of operations. See "Business -- Manufacturing."

     If the Company determines to develop its own manufacturing capabilities, it will need to recruit qualified personnel and build or lease the requisite facilities and equipment because it has no experience in manufacturing on a commercial scale and no facilities or equipment therefor. There can be no assurance that Diatide will be able to successfully develop its own manufacturing capabilities or as to the cost thereof or the time required. In addition, the manufacture of any products by the Company is subject to regulation by the FDA and comparable agencies in foreign countries. Delay in complying or failure to comply with such manufacturing requirements could materially adversely affect the marketing of the Company's products and the Company's business, financial condition and results of operations.

HAZARDOUS MATERIALS

     The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling, storing and disposing of such materials and the safety procedures of the third parties who ship such materials for the Company comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for significant damages and any such liability could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

POTENTIAL PRODUCT LIABILITY EXPOSURE AND INSURANCE

     The use of any of the Company's potential products in clinical trials and the commercial sale of any products may expose the Company to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human diagnostic and therapeutic products. Product liability claims might be made directly by consumers, health care providers or by pharmaceutical companies or others selling such products. There can be no assurance that product liability claims, if made, would not result in a recall of the Company's products or a change in the indications for which they may be used. Diatide has limited product liability insurance coverage, and such coverage is subject to various deductibles. Such coverage is expensive, and no assurance can be given that the Company will be able to maintain or obtain such insurance at reasonable cost or in sufficient amounts to protect the Company against losses due to liability claims that could have a material adverse effect on the Company. See "Risk Factors -- Unproven Safety and Effectiveness of Potential Products; Uncertainties Related to Clinical Trials."

UNCERTAINTY OF HEALTH CARE REFORM MEASURES

     Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the United States and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere. Significant changes in the health care system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such changes could have a material adverse effect on the Company. The existence of pending health care reform proposals could have a material adverse effect on the Company's ability to raise capital. Further, to the extent that proposals have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for the Company, the Company's ability to establish collaborative commercial relationships may be adversely affected. Furthermore, the Company's ability to commercialize its potential products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective corporate partners with respect to certain of the Company's proposed products. See "Business -- Government Regulation."

UNCERTAINTY OF PHARMACEUTICAL PRICING AND ADEQUATE REIMBURSEMENT

     The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Also the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

     There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, or if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company.

ATTRACTION AND RETENTION OF KEY MANAGEMENT AND QUALIFIED PERSONNEL

     The Company is highly dependent on the principal members of its management and scientific staff, particularly Dr. Dean, the Company's President and Chief Executive Officer, the loss of whose services could have a material adverse effect on the Company. The Company is a party to an employment agreement with Dr. Dean that extends through April 2, 1998, subject to automatic extension for additional one-year periods unless either Dr. Dean or the Company provides written notice to the contrary to the other party at least six months prior to the expiration period. In the event Dr. Dean ceases to be employed by Diatide through August 11, 1997, other than as a result of his death or disability or termination for cause, Nycomed may terminate its collaboration with the Company, which would result in a material loss of research and development revenues to the Company and might adversely affect the Company's ability to develop, commercialize, market and distribute certain of its potential products. Also, recruiting and retaining qualified scientific personnel to perform research and development work in the future will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such highly skilled personnel on acceptable terms given the competition for experienced scientists among numerous pharmaceutical, biotechnology and health care companies, universities and non-profit research institutions. See "Risk Factors -- Need to Establish Collaborative Commercial Relationships; Dependence on Partners." The Company does not carry key-man insurance with respect to any of its executive officers.

     The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical trials, governmental approvals, production and marketing, are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on the Company.


CLAIM BY MALLINCKRODT



     On May 16, 1996, the Company received a letter from Mallinckrodt Group Inc. ("Mallinckrodt") in which Mallinckrodt stated, among other things, that "there appears to have been a systematic effort by Diatide to gain access to proprietary knowledge and processes developed by Mallinckrodt." Mallinckrodt noted that four former managers at Mallinckrodt are currently employed by Diatide and asserted that it had grounds to bring a cause of action against Diatide for tortious interference with the employment agreements that it had with its former managers. Diatide believes that Mallinckrodt's claims are without merit. Although there can be no assurance that Mallinckrodt will not commence a legal action in furtherance of its claims or that any such claims will not be upheld, Diatide intends to vigorously contest and defend any such action.

NO PUBLIC MARKET; POSSIBLE VOLATILITY OF SHARE PRICE; DILUTION

     Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters based upon several factors and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, announcements of technological innovations or new commercial diagnostic or therapeutic products by the Company, its collaborative partners or its competitors, governmental regulation, developments in patent or other proprietary rights and public concern regarding the safety, effectiveness or other implications of the products being developed by the Company. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

     Purchasers of shares of Common Stock in this offering will experience an immediate and substantial dilution of $8.02 per share in the net tangible book value of the Common Stock from the initial public offering price (based on an assumed initial public offering price of $11.00 per share). Additional dilution is likely to occur upon exercise of outstanding warrants and stock options. See "Dilution."

CONTROL BY DIRECTORS AND OFFICERS

     Upon completion of this offering, the Company's directors, executive officers and principal stockholders, and their affiliates, will beneficially own approximately 58.4% of the Company's outstanding Common Stock (approximately 56.5% if the underwriters exercise their over-allotment option in full). As a result, these stockholders, if acting together, will have the ability to control the outcome of corporate actions requiring stockholder approval, including actions concerning the election of directors and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of the Company's assets, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding options and warrants will become eligible for future sale in the public market at prescribed times. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect prevailing market prices. The Securities and Exchange Commission (the "SEC") has proposed an amendment to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), that, if adopted, would permit certain shares to be sold one year earlier than otherwise provided by the current version of Rule 144. Holders of 7,976,644 shares of Common Stock (including 125,330 shares of Common Stock that may be acquired upon the exercise of warrants) are entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public. Any such sales may have an adverse effect on the Company's ability to raise needed capital and may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale," "Description of Capital Stock," and "Underwriting."

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation (the "Certificate of Incorporation"), as in effect upon the closing of this offering, will require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the President of the Company or by the Board of Directors. The Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, the Board of Directors will have the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. These provisions, other provisions of the Certificate of Incorporation, and provisions in certain of the Company's stock options which provide for acceleration of exercisability upon a change in control of the Company and the fact that, upon the completion of this offering, the Company's directors, executive officers and principal stockholders, and their affiliates, will beneficially own approximately 58.4% of the Company's outstanding Common Stock (approximately 56.5% if the underwriters exercise their over-allotment option in full), may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Law and Certain Charter and By-Law Provisions."

NO DIVIDENDS ANTICIPATED IN FUTURE

     The Company has not paid any dividends on the Common Stock since its inception and does not anticipate paying any dividends in the future. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, if any, the operating and financial condition of the Company, its capital requirements and general business conditions. See "Dividend Policy."

                                  THE COMPANY

     The Company was organized as a Delaware corporation in 1990. On January 26, 1996, the Company changed its name to Diatide, Inc. from Diatech, Inc. The Company's principal office is located at Nine Delta Drive, Londonderry, New Hampshire 03053 and its telephone number is (603) 437-8970.

     The Company has filed for trademark protection for "Diatide" and "Techtide." This prospectus also includes the names and marks of companies other than the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered are estimated to be $24,775,000 ($28,611,250 if the Underwriters' exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming an initial public offering price of $11.00 per share.

     The Company currently intends to use all of the net proceeds of this offering for research and product development activities, including costs of preparing IND applications and conducting preclinical studies and clinical trials, for the repayment of approximately $230,000 of existing bank indebtedness and for general corporate purposes. The existing bank indebtedness bears interest at the prime rate plus 2.5% per annum and would mature in April 1997 if it were not otherwise repaid out of the net proceeds of this offering.

     The amount and timing of expenditures may vary significantly depending upon numerous factors, including the progress of the Company's research and product development programs, the results of preclinical studies and clinical trials, the timing and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, technological advances, the costs associated with the commercialization of products and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative arrangements with other companies.

     Based upon its current operating plan, the Company believes that its existing capital resources, together with the net proceeds of this offering and interest earned thereon, will be adequate to satisfy its capital requirements for at least the next 24 months. Pending application of the net proceeds of this offering as described above, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of March 31, 1996 and (ii) as adjusted to reflect (a) the issuance and sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and receipt of the net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses, and (b) the conversion of all issued and outstanding shares of Convertible Preferred Stock into 7,531,140 shares of Common Stock. This table should be read in conjunction with the Company's Financial Statements and the Notes included elsewhere in this Prospectus.

                                                                           MARCH 31, 1996
                                                                       -----------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                       -------     -----------
                                                                           (IN THOUSANDS)
Long-term debt, net of current portion..............................   $    37      $      37
                                                                       -------      ---------
Stockholders' equity:
     Convertible Preferred Stock, $0.01 par value; 23,725,973 shares authorized; 12,551,928 shares issued and outstanding; no
      shares outstanding, as adjusted...............................       125             --
     Common Stock, $0.001 par value; 50,000,000 shares authorized;
      474,115 shares issued and outstanding; 10,505,255 shares
      issued and outstanding, as adjusted(1)........................         1             10
Additional paid-in capital..........................................    33,122         58,013
Deferred compensation...............................................    (1,533)        (1,533)
Deficit accumulated during the development stage....................   (24,709)       (24,709)
                                                                       -------      ---------
     Total stockholders' equity.....................................     7,006         31,781
                                                                       -------      ---------
          Total capitalization......................................   $ 7,043      $  31,818
                                                                       =======      =========

- ---------------

(1) Does not include 770,472 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants as of March 31, 1996. See Note 5 of Notes to Financial Statements.

                                    DILUTION

     The Company's net tangible book value at March 31, 1996 was $6,546,515 or approximately $0.82 per share of Common Stock, after giving effect to the automatic conversion of all outstanding shares of the Company's Convertible
Preferred Stock into an aggregate of 7,531,140 shares of Common Stock upon the closing of this offering. Net tangible book value per share represents the amount of total tangible assets, reduced by the amount of the Company's total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Company's receipt of the estimated net proceeds from the sale by the Company of 2,500,000 shares of Common Stock in this offering at an assumed initial public offering price of $11.00 per share, the net tangible book value of the Company as of March 31, 1996 would have been $31,321,515 or $2.98 per share. This represents an immediate increase in the net tangible book value of $2.16 per share to the holders of Common Stock and an immediate dilution in the net tangible book value of $8.02 per share to new investors purchasing
Common Stock in this offering. The following table illustrates such per share dilution to new investors:

Assumed initial public offering price per share..............................            $11.00
     Net tangible book value per share of Common Stock at March 31, 1996.....   $0.82
     Increase per share of Common Stock attributable to new investors........    2.16
                                                                                -----
Net tangible book value per share of Common Stock after this offering........              2.98
                                                                                         ------
Dilution per share of Common Stock to new investors..........................            $ 8.02
                                                                                         ======

     The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by the existing stockholders and by investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering price of $11.00 per share):

                                   SHARES PURCHASED          TOTAL CONSIDERATION
                                 ---------------------      ----------------------   AVERAGE PRICE
                                 NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE      PER SHARE
                                 ------   -----------       ------      ----------   -------------
Existing stockholders........   8,005,255       76.2%     $32,143,198       53.9%         $ 4.02
New investors................   2,500,000       23.8       27,500,000       46.1           11.00
                               ----------      -----      -----------      -----
     Total...................  10,505,255      100.0%     $59,643,198      100.0%
                               ==========      =====      ===========      =====

     The above computations assume no exercise of options or warrants since March 31, 1996. As of March 31, 1996 there were options and warrants outstanding to purchase 770,472 shares of Common Stock at a weighted average exercise price of $1.12 per share. The exercise of such options or warrants would result in further dilution to new investors. In addition, effective upon the closing of this offering, there will be 2,056,813 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Capitalization," "Management -- Employee Benefit Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

     The selected financial data presented below as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, are derived from the Company's Financial Statements, included elsewhere in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors.
The selected financial data presented below as of December 31, 1991, 1992, and 1993 and for each of the two years in the period ended December 31, 1992 are derived from the Company's Financial Statements, not included in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors.
The selected financial data as of March 31, 1996 and for the three months ended
March 31, 1995 and 1996 have been derived from the Company's unaudited Financial
Statements. In the opinion of the management of the Company, the unaudited
Financial Statements include all adjustments of a normal recurring nature necessary for a fair presentation of the financial position and the results of operations for these periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of
Operations" and the Financial Statements and the Notes included elsewhere in this Prospectus.

                                                                                                              THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                                ENDED MARCH 31,
                                -------------------------------------------------------------------      ------------------------
                                  1991          1992          1993           1994           1995           1995           1996
                                --------      --------      ---------      ---------      ---------      ---------      ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Revenues...................     $    --       $    --        $   301       $   208         $ 1,519        $    --        $   500
Costs and expenses:
    Research and
      development..........       1,430         2,600          2,989         4,445           6,556          1,107          2,529
    General and
      administrative.......         365           838          1,217         1,714           1,636            407            439
                                -------       -------        -------       -------         -------        -------        -------
Loss from operations.......      (1,795)       (3,438)        (3,905)       (5,951)         (6,673)        (1,514)        (2,468)
Interest income............          31           102             33           199             306             15            117
Interest expense...........         (48)          (13)          (107)           (7)            (46)           (10)           (10)
                                -------       -------        -------       -------         -------        -------        -------
Net loss...................     $(1,812)      $(3,349)       $(3,979)      $(5,759)        $(6,413)       $(1,509)       $(2,361)
                                =======       =======        =======       =======         =======        =======        =======
Pro forma net loss per
  share(1).................                                                                $ (0.90)                      $ (0.29)
                                                                                           =======                       =======
Shares used in computing
  pro forma net loss per
  share(1).................                                                                  7,149                         8,196

                                                           DECEMBER 31,
                                -------------------------------------------------------------------                     MARCH 31,
                                  1991          1992          1993           1994           1995                          1996
                                --------      --------      ---------      ---------      ---------                     ---------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  marketable securities....     $  4,157      $  1,088      $   7,997      $   2,710      $   9,078                     $   6,897
Working capital............        3,981           615          7,553          1,899          8,227                         5,666
Total assets...............        4,455         1,716          8,489          3,696         10,652                         8,547
Long-term debt, net of
  current portion..........           47           138             60            286             89                            37
Deficit accumulated during
  the development stage....       (2,847)       (6,196)       (10,175)       (15,934)       (22,347)                      (24,709)
Total stockholders'
  equity...................        4,218           974          7,866          2,492          9,281                         7,006

- ---------------

(1) See Note 2 to Notes to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is engaged in the discovery and development of proprietary radiopharmaceuticals for use in nuclear medicine imaging procedures. To date, the Company has not received revenue from the sale of products. In order to commercialize products, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of its products. All revenues received by the Company through March 31, 1996 have resulted from research grants from the National Institutes of Health (the "NIH") and the Department of Defense (collectively, the "Research Grants"), fees received for entering into option agreements with a pharmaceutical company and research and development support payments and the P280 option exercise payment from Nycomed under the Company's collaborative agreements with Nycomed.

     The Company has incurred net losses since its inception, expects to incur significant operating losses over the next several years and expects its cumulative net losses to increase significantly as the Company's research and development and clinical trial efforts expand. The Company expects that its research and development expenses will be significantly higher during 1996 and in future years as it moves its principal research and development programs towards more advanced preclinical studies and late-stage clinical trials and makes filings for related regulatory approvals in connection therewith. In addition, the Company expects that its personnel and patent costs will increase in the future. Patent costs also would increase if the Company became involved in litigation or administrative proceedings involving its patents or those of third parties. The Company has incurred cumulative net losses since inception through March 31, 1996 of $24,708,639. See "Risk Factors -- History of Operating Losses and Accumulated Deficit" and " -- Future Capital Needs; Uncertainty of Additional Funding."

     This Prospectus contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forwarding-looking statements. These factors include, without limitation, those set forth under the caption "Risk Factors."

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1996 and 1995

     Revenues. The Company had revenues of $500,000 and $0 in the three months ended March 31, 1996 and 1995, respectively. Revenues in the three months ended March 31, 1996 were comprised of $500,000 received by the Company under its collaborative agreements with Nycomed.

     Research and Development. During the three months ended March 31, 1996 and 1995, the Company expended $2,528,603 and $1,106,862, respectively, on research and development activities. The $1,421,741 increase in the three months ended March 31, 1996 resulted from additional expenses associated with ongoing clinical trials of P280 and P829, preclinical studies of additional compounds, increased salaries and additional staffing in clinical and regulatory areas and costs and consulting fees associated with the higher level of research and development activities.

     In 1995, the Company recorded deferred compensation of $1,663,000 related to the grant of stock options to employees involved in research and development, which is being amortized over the vesting periods of such options (generally five years). Research and development expenses in the three months ended March 31, 1996 included $85,565 of amortization expense related to such deferred compensation.

     General and Administrative. The Company's general and administrative expenses were $439,012 and $407,188 in the three months ended March 31, 1996 and 1995, respectively. In the three months ended March 31, 1996, increases in staffing and related costs associated with the Company's growth were substantially offset by a decrease in outside services and other expenses.

     Interest. Interest expense in the three months ended March 31, 1996 and 1995 was $10,034 and $10,378, respectively, and was comprised primarily of interest incurred on borrowings to finance the purchase of equipment and leasehold improvements. Interest income was $116,389 in the three months ended March 31, 1996 compared with $14,938 in the three months ended March 31, 1995, reflecting the Company's increased cash balances in 1996.

     Net Loss. As a result of the above factors, the Company incurred net losses of $2,361,260 and $1,509,490 in the three months ended March 31, 1996 and 1995, respectively.

  Years Ended December 31, 1995 and 1994

     Revenues. The Company had revenues of $1,519,061 in 1995 and $207,546 in 1994. Revenues in 1995 were comprised of $1,278,388 received by the Company under its collaborative agreements with Nycomed and $240,673 of contract revenues under the Research Grants. Revenues in 1994 were comprised of $100,000 received by the Company under an option agreement with a pharmaceutical company and $107,546 of contract revenues under the Research Grants.

     Research and development. During 1995 and 1994, the Company expended $6,555,628 and $4,444,662, respectively, on research and development activities. The $2,110,966 increase in 1995 resulted from additional expenses associated with ongoing clinical trials of P280, P829 and P748, preclinical studies of additional compounds and increased salaries and related costs and consulting fees associated with the higher level of research and development activities. The Company expects to invest significant resources during 1996 in connection with ongoing clinical trials of P280, P829, P748, P483H and Sn-117m DTPA, the performance of preclinical studies and the preparation of regulatory applications. Research and development expenses in 1995 included $44,000 of amortization expense related to the deferred compensation recorded in 1995.

     General and administrative. The Company's general and administrative expenses were $1,636,486 in 1995 and $1,714,366 in 1994. In 1995, increases in staffing and related costs associated with increases in personnel required to manage the Company's growth were offset by a decrease in outside services and other expenses.

     Interest. Interest expense was $45,768 in 1995 and $6,607 in 1994 reflecting the higher level of long-term debt that was outstanding throughout 1995. Interest expense in 1995 and 1994 was comprised primarily of interest incurred on borrowings to finance the purchase of equipment and leasehold improvements. Interest income was $305,629 in 1995 compared with $199,197 in 1994, reflecting the Company's increased cash balances in 1995.

     Net loss. As a result of the above factors, the Company incurred net losses of $6,413,192 and $5,758,892 in 1995 and 1994, respectively.

  Years Ended December 31, 1994 and 1993

     Revenues. The Company had revenues of $207,546 in 1994 and $301,206 in 1993. Revenues in 1994 were comprised of $100,000 received by the Company for entering into an option agreement with a pharmaceutical company and $107,546 of contract revenues under the Research Grants. Revenues in 1993 were comprised of $200,000 received by the Company for entering into option agreements with a pharmaceutical company and $101,206 of contract revenues under the Research Grants.

     Research and development. During 1994 and 1993, the Company expended $4,444,662 and $2,988,798, respectively, on research and development activities. The increase in research and development expenses in 1994 resulted from increased activity in the Company's clinical trials of P280 and preclinical studies and pilot studies of other compounds. Due to the increased activity in preclinical studies and the initiation of clinical trials, expenditures for outside testing services, laboratory supplies and consulting services increased significantly in 1994. Patent costs also increased significantly in 1994 as the Company increased its emphasis on developing a patent portfolio and prosecuting its patent applications.

     General and administrative. The Company's general and administrative expenses were $1,714,366 in 1994 and $1,217,082 in 1993. The increase in 1994 was attributable primarily to increases in costs of recruiting, hiring and relocating personnel, travel expenses associated with business development, legal and patent expenses and consulting service expenses.

     Interest. Interest expense was $6,607 in 1994 and $107,605 in 1993. Interest expense in 1994 was incurred primarily on borrowings to finance the purchase of equipment and leasehold improvements. Interest expense in 1993 also included interest on borrowings used to finance the purchase of equipment and leasehold improvements, but consisted primarily of $82,000 of interest expense in connection with the Company's convertible subordinated notes. The principal amount of and accrued interest on these notes were converted into shares of Series C Convertible Preferred Stock or were repaid in November 1993. Interest income was $199,197 in 1994 and $33,174 in 1993. Proceeds from the November 1993 sale of the Company's Series C Convertible Preferred Stock created increased average daily cash balances throughout 1994.

     Net loss. As a result of the above factors, the Company incurred net losses of $5,758,892 and $3,979,105 for 1994 and 1993, respectively.

  Liquidity and Capital Resources

     Since its inception, the Company has financed its operations and capital expenditures primarily through private placements of equity securities totaling approximately $31,585,000, net of issuance costs. Additionally, the Company has borrowed a total of $900,518 through a series of secured notes payable to an institutional lender to finance the purchase of certain equipment and leasehold improvements. The Company has also received total revenues through March 31, 1996 of $2,527,813, which were primarily payments pursuant to collaborative agreements and under the Research Grants.

     The proceeds of private placements, notes payable and the cash generated from third-party revenue sources have been used to fund operating losses of $24,708,639 and the investment of $1,874,405 in property and equipment through March 31, 1996. As of March 31, 1996, the Company had cash, cash equivalents and marketable securities of $6,896,878 and working capital of $5,666,217.

     During the three months ended March 31, 1996 and during 1995 and 1994, the Company's capital expenditures totaled $128,575, $369,135 and $708,583, respectively, primarily for the acquisition of certain equipment and leasehold improvements. The Company expects that its capital expenditures for the remainder of the year ending December 31, 1996 will be approximately $625,000, primarily for the same purposes.

     The Company's future capital requirements will depend on many factors, including continued progress in its research and product development programs, the magnitude of these programs, the results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments, the ability of the Company to establish and maintain collaborative academic and commercial research, development and marketing relationships, and the costs and success of commercialization activities and arrangements.

     Based upon its current operating plan, the Company anticipates that its existing capital resources, together with the proceeds of this offering and interest earned thereon, will be adequate to satisfy its capital requirements for at least the next 24 months. Substantial additional funds may be required from external sources to support the Company's operations beyond that time, although there can be no assurance that additional funds will be available, or, if available, that such funds will be available on acceptable terms.

     The Company intends to seek additional equity, debt and lease financing to fund future operations, depending upon the terms on which such sources of funding may be available from time to time. In addition, the Company intends to seek additional collaborative development and commercialization relationships with potential corporate partners in order to fund certain of its programs. Except for research and development funding from Nycomed pursuant to its collaboration with Diatide (which is subject to early termination in certain circumstances), the Company has no committed external sources of capital, and, as discussed above, expects no product revenues for a number of years. If the Company is unable to obtain necessary additional funds, it would be required to delay, scale back or eliminate certain of its research and development programs or commercialization efforts or license to third parties certain technologies which the Company would otherwise pursue on its own.

     As of December 31, 1995, the Company had approximately $21,200,000 and $814,000 of net operating loss and tax credit carryforwards, respectively, which expire at various dates through 2010. The Tax Reform Act of 1986 (the "Tax Act") contains certain provisions that may limit the Company's ability to utilize net operating loss and tax credit carryforwards in any given year if certain events occur, including cumulative changes in ownership interests in excess of 50% over a three year period. The Company believes that it has experienced changes in ownership interests in excess of 50% as defined under the Tax Act and that it may experience an additional change in ownership in excess of 50% upon completion of the proposed initial public offering. The Company does not believe that these changes in ownership will significantly impact the Company's ability to utilize its net operating loss and tax credit carryforwards on an aggregate basis. There can be no assurance that ownership changes in future periods will not significantly limit the Company's use of net operating loss and tax credit carryforwards.

                                    BUSINESS

     Diatide is engaged in the discovery and development of proprietary radiopharmaceuticals for use in nuclear medicine imaging procedures. The Company is applying its proprietary peptide and radiolabelling technologies to the development of Techtides as medical imaging agents for life-threatening and chronic diseases and conditions. Because Techtides are designed to bind selectively with molecular targets that localize or proliferate as disease is developing, the Company believes that Techtides have the potential to produce images based on the process of disease rather than the anatomical result of disease, which may alter patient treatment protocols. The Company believes that its Techtides will permit a number of clinically important new diagnostic procedures to be performed using the large installed base of nuclear medicine imaging equipment and that nuclear medicine imaging with Techtides may be more accurate, more cost-effective, less invasive and/or safer than alternative imaging modalities for certain diseases or conditions. In August 1995, the Company entered into a comprehensive strategic alliance relating to its Techtides with Nycomed, one of the world's leading producers of medical imaging agents.

     The Company has four Techtides currently undergoing clinical trials for multiple indications: (i) P280 is in Phase III clinical trials for imaging DVT and was the subject of a recently completed Phase II clinical trial for imaging carotid thrombus; (ii) P829 is in Phase III clinical trials for imaging neuroendocrine tumors and is expected to undergo additional clinical trials for imaging of other tumors that overexpress the receptor for the hormone somatostatin (particularly melanomas and lung and certain breast tumors); (iii) P748 Phase II clinical trials are being initiated for imaging pulmonary emboli; and (iv) P483H is in Phase I clinical trials for imaging inflammation due to infection. The Company is conducting preclinical studies of additional Techtides for imaging atherosclerotic plaque and colorectal and breast tumors. In addition to its Techtide programs, Diatide has exclusively licensed Sn-117m DTPA, a non-peptide-based radiopharmaceutical for the reduction of pain due to metastatic cancer to the bone, from BNL, which completed a Phase II clinical trial of Sn-117m DTPA.

MEDICAL IMAGING INDUSTRY BACKGROUND

  Overview

     Medical imaging encompasses a broad range of technologies, including x-ray, CT, MRI, ultrasound and nuclear medicine, and is widely used to diagnose a variety of diseases and conditions. Medical imaging plays a critical role in patient treatment protocols, from initial screening of diseases and conditions to confirmatory diagnosis, treatment monitoring and post-treatment patient assessment. Images are produced by combining specialized instruments that detect various forms of energy, such as radiation or sound waves, with a means to visualize the effect of that energy on the structures, tissues or area being imaged. The selection of imaging modality is based on a variety of factors, including the amount and type of information which can be obtained regarding the suspected disease or condition, how fast and conveniently the information can be obtained, the side effects, image quality and cost effectiveness.

     Contrast agents. Contrast agents are substances that are administered to patients in medical imaging procedures to enhance the contrast of images by effecting differential energy absorption in the body. Contrast agents generally are administered orally or by intravenous injection. The use of contrast agents has improved the utility of some imaging modalities by providing physicians with additional diagnostic information and, as a result, has increased the applications of medical imaging. Contrast agents are evaluated based on their ability to enhance images, toxicity, biodistribution, circulation and clearance from the body.

     X-Ray. The oldest and most widely used diagnostic imaging modality is the conventional x-ray. X-ray equipment consists of a cathode ray tube that projects an x-ray beam through the patient to create shadows of contrast from differential tissue absorption of the x-rays. These shadows are reproduced in two dimensions on specialized films. X-rays are generally inexpensive to perform and are most commonly used to diagnose relatively straightforward conditions, such as bone fractures, or to visualize gross lesions and abnormalities in large organs, such as the lung, liver or breast. The principal limitations of x-ray technology are that it permits only two-dimensional images and provides only simple anatomical information about large tissue. Advances in x-ray equipment technology and the development of contrast agents have enabled radiologists to expand the use of standard x-ray equipment to include a number of specialized procedures, such as angiography and contrast venography. These procedures involve the infusion of a large volume of contrast agents into the patient, and angiography requires the use of a catheter. The invasive nature of these procedures often results in patient discomfort and occasionally causes serious adverse side effects. In 1994, approximately 160,000,000 medical images were taken in the United States using x-rays.

     Computerized tomography. CT was developed during the 1970s and represented a significant improvement over conventional x-ray technology because it allowed physicians to view structures in finer detail and in three-dimensional form. In CT imaging, the patient is exposed to x-ray radiation from multiple directions. Computerized images are created from x-ray absorption patterns of the imaged soft tissues and bone. CT frequently is used to diagnose and monitor diseases of the head and body, such as solid tumors. Contrast agents are often used in CT procedures to enhance images. The principal limitations of CT images are that they provide only anatomical information, not information concerning the physiology of cells, tissues and organs, and that they often cannot provide information about very small structures, such as metastasizing tumor cells. In 1994, approximately 21,000,000 CT procedures were performed in the United States.

     Magnetic resonance imaging. MRI was introduced during the 1980s. In MRI, the patient is placed within the core of a large magnet and radio frequency radiation is transmitted into the patient's body. The interaction of the radio frequency radiation with the patient's body in the magnetic field produces signals that are processed by a computer to create two-dimensional cross-sectional images. MRI provides clear anatomical images and is used primarily to image tumors, lesions, spinal cord injuries and other soft tissue disorders. In certain instances, MRI images can be enhanced by contrast agents that contain magnetic or paramagnetic materials. In 1994, approximately 7,600,000 MRI procedures were performed in the United States.

     Ultrasound. Ultrasound for medical imaging was introduced in the late 1950s and uses low-power, high-frequency sound waves to produce real-time images. The sound waves are emitted by an ultrasound transducer and are reflected by tissues and fluids. Ultrasound is generally non-invasive and is routinely used to visualize certain organs where conventional radiation-intensive modalities could prove harmful, such as in obstetrics, and certain anatomical structures and dynamic functions, such as the flow of blood through the valves of the heart. Application of the Doppler effect, which recognizes that the frequency of sound waves is altered in proportion to the velocity of moving objects, and color mapping techniques have enhanced the effectiveness of ultrasound. However, ultrasound images are highly technique-dependent and frequently are poorly defined. In addition, ultrasound is unable to provide information about cell physiology. To date, contrast agents have not been widely used in ultrasound procedures, although such use is increasing and a number of new ultrasound contrast agents are under development. In 1994, over 28,000,000 ultrasound procedures were performed by hospital radiology departments, hospital cardiology departments, free-standing imaging centers and private cardiologists' offices in the United States.

  Nuclear Medicine Imaging

     Background. Nuclear medicine imaging was first introduced in the late 1940s and involves injecting trace amounts of a radioisotope into the patient's body, detecting the signal emitted by the radioisotope with a gamma camera and then creating an image of the target area, usually through the use of a computer. The radioisotope, such as technetium, iodine-123 or indium-111, is sometimes coupled with a carrier molecule that binds on a selective basis with targeted tissues. Technetium is inexpensive, widely available and provides good image quality. It is used in approximately 65% of all nuclear medicine imaging procedures in the United States. To date, nuclear medicine imaging has been used primarily to diagnose cardiovascular disease and bone cancer. There is an installed base of approximately 9,600 gamma cameras in hospitals and other clinical facilities in the United States. In 1994, approximately 9,100,000 nuclear medicine imaging examinations were performed in the United States, which involved the use of radiopharmaceuticals. Nuclear medicine imaging procedures are generally considered to be safe because they typically entail the administration of trace amounts of a particular radioisotope, exposing the patient to approximately the same radiation level as a CT procedure, and because the radiopharmaceuticals used in these procedures are typically administered to the patient only once or a very limited number of times.

     Nuclear medicine imaging is distinguishable from other imaging modalities in two significant respects. First, other modalities use the imaging device as the principal component of the procedure, employing contrast agents to improve image quality. Nuclear medicine imaging uses radiopharmaceuticals as the principal component of the procedure; the gamma camera is only a means to record the signal emitted by the radiopharmaceutical. Second, other modalities generally only provide a visualization of the anatomy of an organ or other tissue, while nuclear medicine imaging can provide important information about the physiology of cells, tissues and other organs. Although nuclear medicine images are not as anatomically clear as images from other modalities, such as MRI or CT, the Company believes that nuclear medicine imaging currently is the only modality that permits imaging of pathology at the microscopic level.

     In traditional nuclear medicine imaging, the imaging agent is administered to the patient and the agent's path through the body, including areas of the body where the radioisotope tends to localize, is traced through the use of a gamma camera. In these procedures, the radioisotopes often are combined with carrier molecules designed to improve biodistribution. These compounds generally have been identified through random screening programs similar to the methods traditionally used to develop therapeutic pharmaceuticals. Although many traditional radiopharmaceuticals are generic in nature, a number of new proprietary radiopharmaceuticals have been introduced into the nuclear medicine market, including Cardiolite(R) and Metastron(R).

     Targeted imaging agents. Over the past decade, significant research and development efforts have been undertaken to develop new targeting agents for radiopharmaceuticals by coupling radioisotopes with carrier vehicles that specifically target tissues of interest for nuclear medicine imaging. Initially, such efforts focused on the use of monoclonal antibodies ("MAbs"). However, the use of MAbs for this purpose has entailed a number of difficulties resulting from the large molecular size of MAbs and the adverse immune responses caused by some MAbs because of their derivation from mouse-derived proteins. To date, only one MAb-based imaging radiopharmaceutical has been introduced into the United States market. As a result, more recent research and development efforts have focused on the use of peptides as targeted carrier vehicles. The Company believes that nuclear medicine imaging using targeted radiopharmaceuticals that combine peptides as the carrier vehicle and technetium as the radiolabel may be more accurate, more cost-effective, less invasive and/or safer than alternative imaging modalities for certain diseases or conditions.

NUCLEAR MEDICINE THERAPEUTICS

     Certain radioisotopes are used as cancer therapies. Examples include iodine-131 for thyroid cancer treatment and strontium-89 for the reduction of pain due to metastatic cancer to the bone. These radioisotopes localize in certain areas of the body or on certain body tissues and emit beta particles that are lethal to tumors. Recent research and development efforts involving nuclear medicine therapeutics have focused on coupling radioisotopes with carrier molecules that specifically target certain types of tumors. The use of these carrier molecules enables physicians to target diseased tissue that previously could not be treated with radiopharmaceuticals. Both MAbs and peptides currently are being developed as carrier molecules for this purpose.

DIATIDE TECHNOLOGY

     Techtides are proprietary nuclear medicine imaging agents that combine technetium and peptide carrier molecules to target particular tissues. Diatide believes that it was the first company to engage in the development of receptor-binding peptides that can be easily labelled with technetium. The Company's technology builds on recent advances in molecular biology and peptide chemistry that have led to the characterization of cell receptors associated with various active disease states and the structure of peptides that bind to these cell receptors.


[A schematic showing the components of Diatide's Techtides appears here]


Diatide's Techtides contain the following elements: (i) a peptide sequence that binds to a target, such as a cell receptor; (ii) a peptide-based unit linking the receptor-binding region of the Techtide to the technetium-binding group;
(iii) a technetium-binding group, called a chelate, composed of specialized proprietary peptides that bind to the technetium (Tc); and (iv) additional peptide or amino acid units that improve biodistribution and clearance from the body. A gamma ray (v) is emitted from the technetium to produce an image through a gamma camera.

     The Company develops Techtides by applying its proprietary technologies in the areas of peptide engineering and radiolabelling chemistry. After Diatide identifies a medical imaging need relating to a selected disease, the Company uses rational drug design principles to develop a peptide carrier vehicle that it believes will bind with high affinity to a molecular target that localizes or proliferates as disease is developing. These molecular targets typically involve cell receptors that are implicated in the disease process. Using proprietary methods of peptide synthesis, the Company combines linkers and chelating agents to engineer its peptides so that these peptides may be easily labelled with technetium in a manner that preserves their selectivity and binding characteristics. The Company also incorporates into these compounds additional peptide or amino acid units to improve biodistribution and clearance from the body of excess Techtides that do not bind with targeted receptors. The Company uses its medicinal chemistry expertise to optimize the pharmacokinetic characteristics of these compounds.

     Because the synthetic peptides designed by Diatide bind with technetium in a very efficient manner, the amount of peptide required to produce Techtides is relatively low, which reduces development and manufacturing costs. The Company's technology for coupling technetium with synthetic peptides is the subject of three issued United States patents.

     The synthetic peptides used by Diatide in its Techtides are relatively small molecules composed of approximately 10 to 30 amino acids. These amino acids are readily available and inexpensive to synthesize. The relatively small size and design of these synthetic peptide molecules permits them to diffuse quickly to target sites in the body and to be removed quickly from the bloodstream, facilitating rapid imaging of areas of interest.

     The Company recently acquired a patent and related technology that involve a method of generating a synthetic peptide library and simultaneously screening peptides in the library for high binding affinity with specific receptors. The Company believes that this technology will significantly enhance its ability to generate new peptides as carrier molecule candidates.

     The Company designs its Techtides to be administered to patients by intravenous injection. The Company believes that it will be possible to obtain a nuclear medicine image using Techtides within several minutes to two hours after administration, with the precise time varying depending on the type of procedure. Accordingly, the Company expects that nuclear medicine imaging with Techtides will be performed in a single procedure in a one-day hospital visit.

ADVANTAGES OF TECHTIDES

     Diatide believes that nuclear medicine imaging with Techtides may provide the following advantages in comparison with other imaging modalities and other nuclear medicine imaging agents:

     - Improved Diagnostic Information. Nuclear medicine imaging with Techtides provides images by targeting molecular sites that localize or proliferate as disease is developing, such as activated platelets in clots and somatostatin receptors on tumors. This approach is fundamentally different from the approach used in other medical imaging modalities and may provide physiological information which is not available through other modalities. This information may affect patient management and clinical outcomes by permitting nuclear medicine physicians to make a more definitive diagnosis of disease, thereby avoiding the costs and delays incident to additional diagnostic tests or an inappropriate course of therapy, or by facilitating diagnosis at an earlier stage of disease development, when therapy can more favorably alter the outcome.

     - Low Cost Manufacturing. The components of the synthetic peptides used by the Company are readily available and inexpensive to synthesize with established techniques. Technetium also is widely available and inexpensive. The efficient manner in which the Company's synthetic peptides bind with technetium limits the amount of peptide required in the production process.

     - Faster Imaging. Techtides are designed to diffuse rapidly to, and bind tightly with, their molecular targets and for the portion of the dose that does not bind with the target to quickly clear the circulatory system. The Company believes that these attributes, along with the favorable characteristics of technetium, will permit Techtides to produce high quality images within a short time (typically a few minutes to two hours) after administration. Accordingly, the Company believes that imaging procedures with Techtides may be performed in a single procedure, avoiding the need for an overnight hospital stay or multiple hospital visits.

     - Safety and Ease of Administration. Because Techtides are relatively small molecules that contain only trace amounts of technetium and peptide, the Company does not believe that Techtides will be administered at doses that will be pharmacologically active. While clinical trials to ascertain the safety of Techtides at various dosing levels are still underway, no clinically significant adverse side effects have been identified in the more than 500 patients imaged to date. Moreover, imaging procedures with Techtides do not involve discomfort or serious adverse side effect risks that accompany certain competing modalities, such as angiography and contrast venography.

     - Comparison with MAbs. Diatide believes that peptides offer several significant advantages in comparison with MAbs as carrier molecules for radiopharmaceutical imaging agents. Radiolabelled MAbs are large molecules that are relatively difficult to produce, typically require a long period of time after administration for imaging (four to forty-eight hours) and clear the body slowly, which can adversely affect image quality in some cases. In addition, some MAbs have engendered adverse immune responses caused by their derivation from mouse-derived proteins. MAbs are currently made primarily through cell fermentation techniques, which may expose them to biological contaminants. Moreover, it is significantly easier to modify peptides to optimize their pharmacokinetic properties than to modify MAbs for such purpose.

DIATIDE STRATEGY

     Diatide is applying its proprietary technology in the areas of peptide engineering and radiolabelling chemistry to develop novel nuclear medicine products. The Company is directing its development programs at large existing markets which it believes are not adequately served by existing products or modalities. The key elements of Diatide's business strategy include:

     - Establish Clinical Utility and Advantages of Techtides. The Company plans to develop Techtides for application to a broad range of diseases and conditions for which nuclear medicine imaging with Techtides demonstrates advantages in comparison with competing imaging modalities. Techtides are targeted imaging agents that combine the low cost and high image quality associated with technetium with the specific binding properties of peptides. The Company believes that nuclear medicine imaging using its Techtides may lead to a more rapid diagnosis and may be more accurate, more cost-effective, less invasive and/or safer than alternative imaging modalities for certain diseases or conditions.

     - Exploit Large Installed Base of Nuclear Medicine Equipment and Know-how. The Company is designing Techtides to be used in nuclear medicine imaging procedures that employ the large installed base of nuclear medicine imaging equipment in hospitals and clinical facilities and that are based on well-known imaging techniques and protocols. As a result, nuclear medicine imaging with Techtides is not expected to require the purchase of additional equipment or substantial additional training of nuclear medicine physicians and technicians.

     - Leverage Strong Marketing Collaborations. The Company is currently a party to a comprehensive strategic collaboration with Nycomed with respect to its Techtides. The Company plans to leverage this relationship in the development and marketing of Techtides and, where appropriate, to seek to enter into additional strategic corporate collaborations to secure additional financial support for its research and development activities and to enhance the sales and marketing, distribution and promotion of its products on a worldwide basis.

     The Company plans to further exploit its proprietary peptide technology and understanding of radiolabelling by developing therapeutic radiopharmaceuticals that specifically target certain types of tumors. The Company has licensed and is developing Sn-117m DTPA as a therapy for the reduction of pain due to metastatic cancer to the bone because the technology of this compound is related to the Company's technology. The Company expects to distribute this compound through the same channels as the Company's other products.

PRODUCTS UNDER DEVELOPMENT

     The Company believes that its clinical development programs have benefited from the minimally invasive nature of nuclear medicine imaging, the small doses of Techtides used in these procedures and the rapid visibility of results from the use of Techtides in these procedures. These attributes have made it relatively easy to evaluate Techtides in humans for correct biodistribution and ability to visualize the disease or condition of interest, thereby enabling the Company to conduct pilot studies of Techtides in limited patient populations to obtain preliminary information as to efficacy and determine whether full clinical trials are warranted. Thus, through the use of these pilot studies, the Company has been able to eliminate certain compounds as product candidates without incurring a high level of related development costs.


     The table below summarizes Diatide's principal products under development.
This table is qualified in its entirety by reference to the more detailed descriptions elsewhere in this Prospectus.

- -----------------------------------------------------------------------------------------------
 PRODUCT                                     CLINICAL
 NAME               INDICATION               STATUS(1)                    COLLABORATOR(2)
- -----------------------------------------------------------------------------------------------
 Imaging Products (Techtides)
 P280               Deep Vein                Phase III                    Nycomed
                    Thrombosis                                            (options exercised)
                    Carotid Thrombus         Phase II                     Nycomed
                                                                          (options exercised)
 P829               Neuroendocrine           Phase III                    Nycomed
                    Tumors                                                (options exercised)
                    Other Tumors
                      Lung and Certain       Phase II                     Nycomed
                        Breast Tumors                                     (options exercised)
                      Melanomas              Completed Pilot Study        Nycomed
                                                                          (options exercised)
 P748               Pulmonary Embolism       Phase II                     Nycomed
 P483H              Inflammation due         Phase I                      Nycomed
                    to Infection
 P773               Atherosclerotic          Preclinical                  Nycomed
                    Plaque
 Therapeutic Product
 Sn-117m            Reduction of Pain        Phase II                     --
 DTPA               due to Metastatic
                    Cancer to the Bone
- -----------------------------------------------------------------------------------------------

(1) Phase III Clinical Trial. The product is administered to an expanded patient population to (i) further test the product for safety, (ii) further evaluate clinical effectiveness and (iii) obtain additional information for labelling.

    Phase II Clinical Trial. The product is administered to a limited patient population to (i) evaluate the effectiveness for specific indications, (ii) determine dose response and optimal dosage and (iii) identify possible adverse effects and safety risks.

    Pilot Study. The product is administered to a limited patient population to determine whether further clinical trials are warranted based on preliminary indications of efficacy.

    Phase I Clinical Trial. The product is administered to healthy human subjects and tested for safety, dosimetry, tolerance, metabolism, distribution, excretion and pharmacokinetics.

    Preclinical. A compound is undergoing testing and being evaluated by the Company in relevant assays and/or animal models to assess potential product characteristics, safety and utility.

(2) Nycomed is providing research and development support and has an option to co-market Techtides in the United States and to license and distribute Techtides in Europe, South Africa and certain countries in the Middle East. Nycomed has exercised its co-promotion and licensing options with respect to P280 and P829. See "Business -- Corporate Collaborations."


IMAGING PRODUCTS

  P280 for Deep Vein Thrombosis

     The Company is conducting Phase III clinical trials of the Techtide P280 for medical imaging of DVT. P280 targets the GP IIb/IIIa receptor on platelets involved in blood clot formation. A number of pharmaceutical and biotechnology companies have targeted the GP IIb/IIIa receptor for therapeutic cardiovascular products. One such product, ReoPro(R), has been approved by the FDA and a number of other product candidates are in various phases of clinical trials. In DVT, a thick fibrous blood clot, known as a thrombus, forms in the veins of the lower legs, thighs, pelvic areas or, less frequently, in the upper extremities of humans, typically as a result of trauma, surgery or stasis due to inactivity. Patients with DVT are at risk of pulmonary embolism, which occurs when a clot associated with DVT breaks free and travels to the lungs and blocks blood flow to the lungs.

     Clots in the venous system can be characterized as either acute (recently formed) or chronic (older). Physicians generally believe that acute clots present the highest risk of producing a pulmonary embolus and therefore require aggressive treatment. Chronic clots may be in a dormant state, posing little or no risk of producing a pulmonary embolus, and, as a result would not normally require aggressive treatment. No existing imaging modality is able to accurately differentiate chronic clots from acute clots.

     There are approximately 5,000,000 episodes of DVT in the United States each year, of which approximately 500,000 to 600,000 result in pulmonary embolism. Approximately 200,000 deaths occur each year in the United States as a result of pulmonary emboli. It is important to accurately diagnose and treat patients with DVT in a timely fashion to prevent them from developing pulmonary embolism.

     Doppler ultrasound and contrast venography are the primary modalities used to diagnose DVT. In the United States, Doppler ultrasound imaging, an operator dependent technique which is not FDA-validated for the diagnosis of DVT, is increasingly used for this purpose because it is relatively inexpensive and non-invasive. In 1994, approximately 990,000 ultrasound procedures for imaging of DVT were performed in the United States. Although Doppler ultrasound is considered reasonably accurate in identifying DVT in the thigh and behind the knee, it is less efficacious in the area below the knee, in the pelvis and, in some patients, in the upper extremities of the body. Doppler ultrasound also is of limited effectiveness in imaging obese patients, patients with swelling and post-surgical orthopedic patients.

     Contrast venography is used to diagnose DVT both as a primary imaging modality, particularly in Europe, and when the results of ultrasound are indeterminate. Contrast venography is currently recognized as the most accurate imaging modality used to identify DVT. In a contrast venography procedure, a contrast agent is infused into the patient's vein and imaged by x-ray. Although this procedure produces high quality images in a high percentage of cases, it is painful, more expensive than ultrasound and can result in serious adverse side effects, including the triggering of thrombosis. In 1994, approximately 310,000 contrast venography procedures for imaging of DVT were performed in the United States.

     The Company believes that nuclear medicine imaging with P280 may permit diagnosis of DVT without the pain, degree of invasiveness and risk of serious adverse side effects associated with contrast venography. The Company also believes that P280 may be an alternative to Doppler ultrasound in diagnosing DVT in certain areas, such as below the knee and in the pelvis, and in certain patients, such as obese patients and patients with swelling, where ultrasound is less efficacious. Moreover, because the peptide in P280 targets the GP IIb/IIIa receptor on activated platelets, which are present in higher concentrations in acute clots than in chronic clots, Diatide believes that nuclear medicine imaging with P280 may enable physicians to distinguish between chronic clots and acute clots. Such information may be critical to management of DVT patients, especially patients who previously have experienced DVT. An anticoagulant most likely would be prescribed in the case of an acute clot, while it is possible that no intervention would be taken in the case of a chronic clot. If P280 is shown to differentiate acute clots from chronic clots, nuclear medicine imaging with this Techtide also might be useful to monitor the effect of anticoagulant therapy, which carries a risk of bleeding.

     The Company initiated a Phase III clinical trial program of P280 for the diagnosis of DVT in 1995. This program will consist of a non-pivotal clinical trial of P280, which was completed in December 1995 and which compared P280 with ultrasound, and two pivotal Phase III clinical trials, which compare P280 with contrast venography and which are currently in progress. The non-pivotal study was conducted at 14 sites in the United States and involved 137 patients. Although widely used to diagnose DVT, ultrasound is operator dependent and not FDA-validated for the diagnosis of DVT. Thus, data comparing P280 with ultrasound may not be used for FDA purposes to demonstrate efficacy. In addition, ultrasound is unable to reliably differentiate between acute and chronic DVT. In the non-pivotal study of P280, the test results with P280 showed only moderate correlation with ultrasound. The Company performed subsequent analyses of the non-pivotal Phase III DVT results. In a subgroup consisting of 87 patients with "acute DVT symptoms," the correlation of P280 with ultrasound was higher than in the overall (137 patient) group. The Company defines "acute DVT symptoms" as clear signs and symptoms of DVT within 10 days of diagnosis with no prior history of DVT or pulmonary emboli. The Company believes that these results may reflect the detection by P280 of activated platelets associated with acute clots and the inability of ultrasound to differentiate accurately between acute and chronic clots. There can be no assurance that the Company's interpretation of these results reflects the ability of P280 to detect acute clots or that efficacy will be demonstrated in the pivotal Phase III clinical trials. See "Risk Factors -- Unproven Safety and Effectiveness of Potential Products; Uncertainties Related to Clinical Trials."

     Each of the two pivotal Phase III clinical trials of P280 for the diagnosis of DVT is being conducted at approximately 16 sites in the United States, Canada and Europe, will involve approximately 130 to 160 patients and compares P280 with contrast venography. The protocols and monitoring of these Phase III clinical trials are designed to limit enrollment to patients who have experienced acute DVT symptoms in order to study only patients who are likely to have acute clots. The Company expects that these pivotal Phase III clinical trials will be completed in the first half of 1997.

     The Company completed a Phase II randomized dose ranging study of P280 for the diagnosis of DVT in patients with acute DVT symptoms in May 1996. This study was conducted at four sites in the United States, involved 27 patients and compared P280 with ultrasound. The Company believes that the test results of this study support the dose being used in the pivotal Phase III clinical trials.

  P280 for Carotid Thrombus

     The Company completed a Phase II clinical trial in December 1995 of the Techtide P280 for medical imaging of carotid thrombus. Carotid thrombi are blood clots that are attached to the inside wall of the carotids, the major arteries supplying blood to the brain. Carotid thrombi pose a two-fold threat to a patient. First, it indicates the presence of unstable plaque underlying the thrombi because stable plaque does not cause thrombus to form on its surface. The unstable plaque may rupture without warning and cause a stroke, either by blocking the vessel or by releasing debris into the vessel which is then carried into the brain, causing a blockage. Secondly, carotid thrombi often break off and are carried into the brain, where they block blood vessels and cause stroke. Stroke accounts for approximately one-half of all patients hospitalized for acute neurological diseases in the United States. In 1994 there were approximately 400,000 to 500,000 incidents of stroke in the United States.

     Carotid disease is primarily diagnosed by ultrasound and carotid angiography, with angiography currently recognized as the most accurate imaging modality for this purpose. Carotid angiography is an invasive procedure involving the placement of a catheter in the artery and the injection of a contrast agent. In 1994, approximately 310,000 carotid angiography procedures for imaging of carotid disease were performed in the United States. Ultrasound is less invasive and less expensive than carotid angiography for imaging of carotid disease. In 1994, approximately 1,700,000 ultrasound procedures for imaging of carotid disease were performed in the United States. When used for the diagnosis of carotid thrombus, both carotid angiography and ultrasound detect only the degree of blockage of the artery; neither procedure is able to detect reliably the presence or absence of thrombi in an artery as opposed to some other form of blockage, such as arteriosclerosis.

     Diatide initiated the Phase II clinical trial of P280 for imaging of carotid thrombus because clots located in arteries have substantially more activated platelets than clots formed in the venous system. As described above, P280 is designed to bind to the GP IIb/IIIa receptor on activated platelets, which are found in thrombi. Diatide believes that nuclear medicine imaging of carotid thrombus with P280 may provide a more valuable diagnosis than existing modalities if this procedure can be shown to enable physicians to identify the presence or absence of thrombi, as opposed to arteriosclerosis, in the artery. If thrombi are present, immediate carotid surgery (endarterectomy) or immediate administration of an anticoagulant may be required. If both carotid arteries are severely narrowed, determining the location of thrombi is important since such a determination would mandate that, if only one side has thrombus, that side be operated on first in order to avoid a stroke, which would have a high likelihood of occurring if the opposite side were operated on first.

     The Company completed the Phase II clinical trial of P280 for the diagnosis of carotid thrombus in December 1995. This study was conducted at one site in the United States, involved ten patients and compared P280 with ultrasound and pathology. The compound was well tolerated by all of the patients with no clinically significant adverse side effects. Moreover, the results of this Phase II clinical trial indicated on a preliminary basis that P280 may be able to identify both thrombi on carotid plaque and intra-arterial thrombi associated with atherosclerotic plaque. The Company plans to initiate additional Phase II clinical trials of P280 for imaging of carotid thrombus in mid-1996.

  P829 for Neuroendocrine and Other Tumors

     The Company is conducting Phase II and III clinical trials of the Techtide P829 for medical imaging of certain cancerous tumors that overexpress the receptor for the hormone somatostatin. P829 targets and binds to the somatostatin receptor. Detection of overexpression of the somatostatin receptor has been found to be useful for locating certain cancerous tumors, staging these tumors to determine the extent of disease involvement and monitoring treatment. Such information is important for determining the appropriate patient therapy and the effectiveness of such therapy. Tumors associated with the overexpression of the somatostatin receptor include neuroendocrine tumors, melanomas and lung and certain breast tumors. Neuroendocrine tumors include certain tumors of the thyroid gland, pituitary gland, pancreas, gastrointestinal tract and central nervous system.

     Cancer is often manifested in tissue masses called tumors. Cancer often causes death, particularly when tumor cells metastasize and spread to other parts of the body. The detection of metastases, or small secondary tumors, is often difficult. In addition, certain primary tumors, including several types of neuroendocrine tumors, are difficult to identify with conventional imaging technology.

     The detection and staging of cancer and monitoring of its treatment rely on all major imaging modalities. Once localized, imaging procedures are usually followed by a surgical biopsy and, possibly, removal of the tumor and/or chemotherapy or radiation therapy. In June 1994, a peptide-based radiopharmaceutical labelled with indium-111, OctreoScan, was introduced into the market as a nuclear medicine imaging agent for neuroendocrine tumors. As with P829, OctreoScan targets and binds with neuroendocrine tumors that overexpress the somatostatin receptor.

     The Company believes that P829 may compare favorably with OctreoScan because P829 is radiolabelled with technetium, which is less expensive than indium-111, is more readily available, provides better image quality and permits imaging more quickly following administration. The Company further believes that P829 may be more sensitive than a CT procedure in detecting metastases and small neuroendocrine tumors. If P829 demonstrates such sensitivity in these applications, the additional information that it would provide would affect the physician's decision as to the appropriate course of therapy, such as whether or not to perform surgery.

     The Company completed two Phase II clinical trials of P829 for the diagnosis of tumors that overexpress the somatostatin receptor in September 1995. One of these trials was a non-randomized dose ranging study, which was conducted at six sites in the United States, involved 43 patients with neuroendocrine tumors or lymphomas and compared P829 with CT, MRI, biopsy and other standard institutional procedures. The second of these trials was conducted at three sites in the United States, involved 44 patients with non-neuroendocrine tumors that overexpress the somatostatin receptor, primarily lung and certain breast tumors and lymphomas, and compared P829 with CT, MRI, biopsy and other standard institutional procedures. P829 was well tolerated by all patients in both clinical trials, with no clinically significant adverse side effects, and demonstrated good image quality in imaging both neuroendocrine and non-neuroendocrine tumors, and the test results with P829 correlated sufficiently with the test results with CT, MRI, biopsy and other standard institutional procedures to justify proceeding with Phase III clinical trials. In addition, in the non-randomized dose ranging study, there were no significant differences in image quality or accuracy as a result of differences in the dosages studied.

     The Company completed a pilot study of P829 for the diagnosis of melanomas in January 1996. Based on the results of this study and other research by the Company, the Company intends to conduct additional clinical trials of P829 for this indication.

     The Company currently is conducting a randomized dose ranging Phase II clinical trial of P829 for imaging of neuroendocrine tumors. This study is being conducted at five sites in the United States, will involve at least 36 patients, 22 of whom have been imaged to date, and compares P829 with OctreoScan. The Company expects that this study will be completed in mid-1996.

     The Company initiated Phase III clinical trials of P829 for the diagnosis of neuroendocrine tumors in February 1996. These trials will be conducted at approximately 20 sites in the United States and Europe and will compare P829 and OctreoScan with CT, MRI, biopsy and other standard institutional procedures. The Company also plans to conduct additional clinical trials of P829 for the diagnosis of additional types of cancer that overexpress the somatostatin receptor, particularly melanomas and lung and certain breast tumors.

  P748 for Pulmonary Embolism

     The Company is initiating Phase II clinical trials of the Techtide P748 for medical imaging of pulmonary emboli. Like P280, P748 targets the GP IIb/IIIa receptor on platelets involved in blood clot formation. A pulmonary embolus is a blood clot that blocks blood flow to the lungs and often is fatal. There are approximately 500,000 to 600,000 annual episodes of pulmonary emboli in the United States. Approximately 200,000 deaths occur each year in the United States as a result of pulmonary emboli.

     To diagnose pulmonary emboli, physicians generally first x-ray the patient to rule out other causes of the patient's symptoms. Next, physicians typically perform perfusion and ventilation scans, a two-step nuclear medicine imaging procedure involving the use of technetium-labelled albumin and a radio-labelled gas, typically xenon-133. This dual procedure is minimally invasive, but frequently gives inconclusive results. In 1994, approximately 840,000 perfusion studies for imaging of pulmonary emboli were performed in the United States. If the results of the perfusion and ventilation scans are inconclusive, physicians often perform a pulmonary angiogram, which is currently recognized as the most accurate imaging modality used to identify pulmonary emboli. A pulmonary angiogram is an invasive procedure involving the placement of a catheter near the pulmonary artery and the injection of a contrast agent. In 1994, approximately 55,000 pulmonary angiograms for imaging of pulmonary emboli were performed in the United States.

     Based on the results of preclinical tests and pilot studies of P748, the Company believes that diagnosis with P748 may provide significant improvements in accuracy in comparison with perfusion and ventilation studies. The Company further believes that nuclear medicine imaging with P748 will be significantly less invasive than a pulmonary angiogram, while potentially providing the same quality of diagnosis. As a result, P748 may be particularly attractive in situations in which the patient is repeatedly imaged over time to monitor the effects of thrombolytic agents which are administered as therapies for this disease. Optimizing dosage of thrombolytic agents is important to minimize the serious side effects associated with the bleeding that may be caused by these agents, including ulcer or gastrointestinal bleeding, and cerebral hemorrhage, which may cause stroke and death.

     The Company completed two pilot studies of P748 in 1995. One of these studies was conducted at one site in Europe and involved seven patients, and the other was conducted at four sites in the United States and involved 17 patients. Both studies compared P748 to perfusion and ventilation scans. In these studies, P748 was well tolerated by all patients with no clinically significant adverse side effects, and the test results with P748 correlated sufficiently with the test results with perfusion and ventilation scans to justify proceeding with Phase II clinical trials. In December 1995, the Company completed a Phase I clinical trial of P748. This clinical trial was conducted at two sites in the United States and involved ten normal volunteers. P748 was well tolerated by all subjects with no clinically significant adverse side effects.

     The Company is initiating a Phase II randomized dose ranging study of P748 for the diagnosis of pulmonary embolism. The Company expects that this study will be conducted at six sites in the United States and Canada and will involve approximately 30 patients. It will compare P748 with pulmonary angiography.

  P483H for Inflammation Due to Infection

     The Company is conducting Phase I clinical trials of the Techtide P483H for medical imaging of inflammation due to infection, such as post-surgical infection, osteomyelitis (bone infection), the location of white blood cells associated with fevers of unknown origin and occult (hidden) infections. Each year in the United States there are over 2,000,000 cases of inflammation due to infection.

     The most specific current procedure for medical imaging of inflammation due to infection involves removing blood from the patient, isolating white blood cells in the patient's blood, radiolabelling the white blood cells with indium-111 or with technetium coupled to a carrier molecule and then injecting the white blood cells back into the patient where they localize around the site of the infection and emit radiation which can be detected using a gamma camera. Although radiolabelled white blood cells are highly specific, this imaging procedure is expensive, difficult to administer and often fails to yield good image quality quickly.

     P483H is being designed to bind in vivo with white blood cells present at localized sites of infection. In addition, it is being designed to be administered by injection and, therefore, not to require handling of the patient's blood, which entails exposure to blood-borne diseases such as HIV.

     In January 1996, the Company initiated Phase I clinical trials of P483H in the United States. These trials are being conducted at two sites and will involve ten normal volunteers. The Company expects that these Phase I clinical trials will be completed in mid-1996.

     The Company previously conducted a Phase I clinical trial of an earlier formulation of P483H. This clinical trial was conducted at one site in the United States and involved ten normal volunteers. Although the compound was well tolerated by all subjects with no clinically significant adverse side effects, the compound concentrated in subjects' stomachs at unexpectedly high levels, which the Company believed could result in lower sensitivity of the compound in abdominal imaging.

  P773 for Atherosclerotic Plaque

     The Company is conducting preclinical studies of the Techtide P773 for medical imaging of unstable atherosclerotic plaque. Atherosclerosis is caused by the accumulation of cholesterol in the walls of arteries. Continued accumulation leads to the formation of plaque. There are two types of atherosclerotic plaque, stable and unstable. Stable plaque may not require aggressive treatment. Unstable plaque grows rapidly and can easily rupture leading to thrombus formation that may block an artery. Common sites of atherosclerosis are the coronary and carotid arteries. Obstruction of blood flow in these sites may result in transient ischemic attacks ("TIA"), stroke, angina and heart attack.

     Each year approximately 400,000 to 500,000 persons in the United States suffer a stroke, which is the third leading cause of death in the United States. TIA is a warning sign of stroke and occurs in about 10% of stroke victims. Each year approximately 1,500,000 persons have heart attacks in the United States, which is the leading cause of death in the United States. Angina is caused by partial blockage of a coronary artery from thrombosis. Angina causes some muscle damage and limits the amount of work that the affected portion of the heart can do. There are an estimated 5,600,000 persons in the United States who suffer from angina, with 350,000 new cases occurring each year. Atherosclerosis is the leading cause of these diseases.

     Several imaging modalities are currently used to detect the sites of atherosclerosis, including angiography, ultrasound and nuclear medicine imaging procedures with thallium-201. However, none of these procedures permit accurate determination of whether atherosclerotic plaque is stable or unstable. The Company believes that an imaging product that is able to detect sites of unstable atherosclerotic plaque may provide early detection of cardiovascular disease that might enable physicians to manage treatment of this disease before costly interventional measures become necessary.

     The Company completed a pilot study of an earlier generation Techtide for nuclear medicine imaging of unstable atherosclerotic plaque in May 1995. The study was conducted at four sites in the United States, involved 21 patients and three normal volunteers and compared the Techtide with pathology reports from surgical tissue specimens. Although the compound was well tolerated with no clinically significant adverse side effects, the Techtide did not exhibit sufficient sensitivity to warrant further development.

  Other Imaging Programs

     In addition to its more advanced imaging product candidates described above, Diatide is conducting research and development activities with respect to Techtides for medical imaging of colorectal and breast tumors as well as additional thrombus and inflammation imaging agents. In each of these programs, the Company has identified active compounds and is evaluating these compounds in relevant assays and/or animal models. In addition, the Company believes that several of Diatide's products described above have the potential to address additional indications. For example, based on preclinical and clinical results to date, the Company believes that, because they target the GP IIb/IIIa platelet receptor, P280 and P748 may be useful in detecting thrombi in other circumstances, such as the monitoring of thrombi associated with coronary heart disease, angioplasty, vascular stents and stroke. The Company plans to evaluate P280 for imaging of coronary thrombosis in a Phase II clinical trial in 1996.

THERAPEUTIC PRODUCT

  Sn-117m DTPA for Reduction of Pain Due to Metastatic Cancer to the Bone

     The Company is developing Sn-117m DTPA as a therapy for the reduction of pain due to metastatic cancer to the bone. Diatide has licensed the exclusive worldwide rights to Sn-117m DTPA (which includes an issued United States composition of matter patent) under a royalty-bearing license from Associated Universities Inc., the operator of BNL. This compound is comprised of the radioisotope Sn-117m, which has an affinity for bone, combined with DTPA, a common chelating agent (an organic compound used to make Sn-117m soluble so that it will remain in the circulatory system until it reaches the bone).

     The three most prevalent cancers, prostate, breast and lung, metastasize to the bone in approximately 50% to 80% of patients. In 1994, there were approximately 240,000 new cases of prostate cancer, 180,000 new cases of breast cancer and 170,000 new cases of lung cancer in the United States. The normal course of treatment for the bone pain associated with these cancers has been external beam radiation, chemotherapy, analgesics and opiates. These methods are costly and lead to a poor quality of life in late-stage patients.

     In 1993, the first therapeutic radiopharmaceutical for this indication, Metastron, was approved for routine use by the FDA. Metastron has been shown to significantly reduce metastatic bone pain for up to six months with a single injection. The Company believes that radiopharmaceuticals are well suited for this type of therapy because they can deliver a high level of radiation to multiple metastases. However, Metastron and certain other radioisotopes for the reduction of pain due to metastatic cancer to the bone that are under development are dose limited due to myelosuppression, the destruction of bone marrow, which is the source of white blood cells and platelets. Myelosuppression is a particular problem for patients suffering from breast cancer, who already have suppressed bone marrow due to chemotherapy. Because of the radiation characteristics of Sn-117m and based on published data for other radioisotopes, the Company believes that Sn-117m will result in less myelosuppression than other radioisotopes.

     A dose-escalating Phase II clinical trial of Sn-117m DTPA was completed by BNL in 1995. This Phase II clinical study was conducted at four sites in the United States and involved 47 patients. Sn-117m DTPA was well tolerated by all patients with no clinically significant adverse side effects. Approximately 70% of the patients in this study were noted to experience complete or partial pain relief. In February 1996, the Company met with the FDA to review the results of BNL's Phase II clinical trial. The Company is currently writing a protocol for Phase II/III clinical trials of Sn-117m DTPA and expects to initiate these Phase II/III clinical trials in mid-1996.

  Other Potential Therapeutic Applications

     The Company believes that combinations of its synthetic peptides with certain radioisotopes may have potential applications as tumor therapies. The Company may initiate research and development programs in this area in the future, particularly if it can secure funding from a collaborator. The Company may also license additional therapeutic radiopharmaceuticals if the technology is related to the Company's technology and the distribution channels for the product overlap with the distribution channels of the Company's other products.

     The Company's research and development expenses in 1993, 1994 and 1995 were approximately $2,988,798, $4,444,662 and $6,555,628, respectively.

CORPORATE COLLABORATIONS

     A key element of Diatide's business strategy is to enter into collaborations with pharmaceutical companies to secure financial support for its research and development activities and to enhance the sales and marketing, distribution and promotion of the Company's products worldwide upon receipt of requisite regulatory approvals. See "Business -- Marketing and Distribution" and "Risk Factors -- Need to Establish Collaborative Commercial Relationships; Dependence on Partners."

     In August 1995, the Company entered into a comprehensive strategic alliance relating to its Techtides with Nycomed. The strategic alliance provides for research and development support and a marketing collaboration. At the time the alliance was established, Nycomed made a $10 million equity investment in the Company. Nycomed is one of the world's leading producers of medical imaging agents, with worldwide revenues from medical imaging operations of approximately $800 million in 1995. Nycomed does not currently offer any products for use in nuclear medicine imaging procedures. The collaboration with Diatide represents the commencement of Nycomed's nuclear medicine imaging activities.

     Under the Company's agreements with Nycomed, the Company granted Nycomed an option to obtain exclusive co-promotion rights with respect to the Company's Techtides in the United States and an option to obtain exclusive distribution and license rights with respect to the Company's Techtides in Europe, South Africa and certain countries in the Middle East. The options apply to each Techtide which becomes the subject of an IND submission with the FDA during the five-year period ending August 2000 (the "Research and Development Period"). As to each such Techtide, the options are exercisable by Nycomed at any time prior to the expiration of the 60-day period following the date on which Diatide enrolls its first patient in a Phase III clinical trial with respect to such Techtide, even if such 60-day period expires later than the expiration of the Research and Development Period. Nycomed has exercised its co-promotion and licensing options with respect to P280 and P829. There can be no assurance that Nycomed will exercise its options as to any other Techtide.

     During the Research and Development Period, Nycomed is required to make quarterly research and development payments to Diatide as well as additional payments upon the exercise of any option with respect to a Techtide. The Research and Development Period is subject to termination prior to August 2000 in certain circumstances, although Nycomed may not shorten such period to earlier than August 1998 without Diatide's consent, except in the case of a breach by Diatide or in the event that Dr. Dean is not employed by Diatide through August 11, 1997 other than as a result of death, disability or termination for cause.

     Under the United States co-promotion agreement, Nycomed is required to market and promote, on a joint basis with Diatide, Techtides as to which Nycomed has exercised its co-promotion right. Nycomed will have primary responsibility for promoting products to group purchasing organizations, hospital pharmacies and other relevant departments at hospitals, and Diatide will have primary responsibility for promotion to commercial radiopharmacies. Nycomed's United States co-promotion rights with respect to each Techtide that it elects to co-promote will expire on the fifth anniversary of the first sale of the product in the United States, subject to certain extension rights of up to three additional years. In certain limited cases involving additions to the indications of a previously optioned product, Nycomed may extend the term of its co-promotion rights up to an additional five years by agreeing to fund 50% of the Company's costs of conducting the Phase III clinical trials required with respect to such additional indications. Diatide retains the right to manufacture Techtides which are subject to this co-promotion arrangement. In consideration of Nycomed's co-promotional efforts, Diatide is required to pay Nycomed a specified percentage of United States adjusted net sales (as defined in the agreement) of each co-promoted Techtide. Diatide has agreed that generally it will not market or sell in the licensed territory any substantially similar product that is targeted at the same receptor and has substantially the same clinical indications as any Techtide for which Nycomed has exercised its option to distribute and license.

     Under the distribution and license agreement, Nycomed is required to make certain milestone payments to Diatide upon the achievement of specified regulatory objectives in respect of Techtides that Nycomed exercises its option to distribute and license. In addition, Nycomed is required to pay running royalties as to such Techtides based on a percentage of Nycomed's net sales (as defined in the agreement) in the licensed territory. Diatide generally is responsible for conducting all required clinical trials of Techtides licensed by Nycomed, and Nycomed is responsible for prosecuting the marketing approval applications in the licensed territory and the funding of additional market studies to support the marketing of licensed products. Nycomed is required to purchase from Diatide, and Diatide is required to supply to Nycomed, Nycomed's requirements of licensed products at specified transfer prices.

MARKETING AND DISTRIBUTION

     Diatide plans to market products for which it obtains regulatory approval through co-marketing, licensing and distribution arrangements with pharmaceutical company collaborators and through its own small, specialized sales force. The Company believes that this approach will both increase market penetration and commercial acceptance of its products and enable the Company to avoid the need to expend significant funds to develop a large sales force. See "Risk Factors -- Absence of Sales and Marketing Experience."

     The Company expects to market and distribute its imaging products outside of the United States, including in Japan and the balance of the Far East (which are not covered by Nycomed's options to license), primarily or exclusively through co-marketing, licensing and distribution arrangements with pharmaceutical company collaborators. The Company plans to market and distribute any therapeutic products that it develops worldwide on a similar basis. In February 1996, the Company entered into a distribution arrangement with Syncor Global Holdings Ltd. with respect to the sale of P829 in Hong Kong and Taiwan.

     In the United States, the Company expects that its in-house sales force primarily will market the Company's products to commercial radiopharmacies, which currently serve as the distribution channel for approximately 75% of all radiopharmaceuticals sold in the United States. The Company anticipates that its marketing organization initially will consist of a small number of sales representatives, coordinated by a sales manager and assisted by a small marketing and technical support group. The Company plans to establish this sales capability when the first of its products approaches marketing approval.

     Because the Company's Techtides are being designed for imaging of some disease states that have not previously been diagnosed with radiopharmaceuticals, the Company believes that a successful marketing program will require significant efforts to familiarize attending physicians with the availability and attributes of these products. The Company expects to look to its pharmaceutical company partners, which typically have large sales forces, to detail the Company's products with hospital physicians, such as nuclear medicine physicians and radiologists, as well as referring physicians, such as oncologists, cardiologists and vascular surgeons.

MANUFACTURING

     The principal components of Diatide's Techtides are synthetic peptides and technetium. The peptides are synthesized from readily available amino acids, and the production process involves an inexpensive and well-established solid phase peptide synthesis technology. Technetium is available from a variety of commercial suppliers and is inexpensive.

     To date, the Company has synthesized the peptides required for its research activities. The Company has purchased the peptides required for clinical trials of its Techtides from a large pharmaceutical manufacturer which produces synthetic peptides in accordance with the FDA's requirements for GMP. The Company currently intends to continue to contract with third-party manufacturers for the manufacture, assembly and shipment of its Techtide products.

     The Company plans to package and ship its Techtides in the form of non-radioactive ("cold") kits consisting only of the Diatide-engineered peptide. The Company plans to sell Techtides as cold kits because such cold kits possess a long shelf life and require no special storage procedures. Prior to administration, a commercial or hospital radiopharmacy would combine technetium with the peptide, which is designed to permit this coupling to occur in a simple process. In some cases, heating of the synthetic peptide/technetium mixture is expected to be required for a short period of time to facilitate coupling. This heating process is customary in the preparation of radiopharmaceuticals.

     The manufacturing process for Sn-117m DTPA is more complicated than that used for Techtides. The Company expects that Sn-117m DTPA will be radiolabelled when supplied and will have approximately a 30-day shelf life. The Company has entered into an arrangement with a third-party manufacturer to supply the Company with the Sn-117m DTPA required for clinical trials of this compound and currently expects to enter into a similar arrangement for the supply of commercial quantities of this compound if it obtains regulatory clearance for commercial sale.

     Any manufacturing operations by the Company will be subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of certain materials and waste products. See "Risk Factors
- -- No Assurance of Regulatory Approval; Extensive Government Regulation," "-- Limited Manufacturing Capability; Dependence on Sole Source Supplier" and "-- Hazardous Materials."

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

PATENTS, TRADE SECRETS AND LICENSES

     Proprietary protection for the Company's product candidates, processes and know-how is very important to Diatide's business. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

     The Company owns five United States patents. Three of these patents cover technology relating to labelling peptides with technetium. The fourth was acquired from Receptor Laboratories and covers a method of generating and screening peptide libraries, and the fifth covers the composition of matter of P280. The Company also has over 50 pending United States patent applications for a wide variety of technologies relating to labelling peptides with technetium, as well as specific compositions of matter useful for nuclear medicine imaging of thrombosis, tumors and inflammation due to infection. The Company has also sought corresponding foreign patent protection in other major industrial countries in respect of its most commercially important technologies, and to date has been granted nine patents in South Africa and one patent in Australia. All of the Company's United States and foreign patents expire between 2011 and 2014.

     The Company has licensed various patents and other technology from third parties pursuant to license agreements, including exclusive licenses from the NIH, New England Deaconess Hospital and Associated Universities Inc., the operator of BNL, and non-exclusive licenses from Centocor, Inc. and Merck & Co., Inc. Among other things, these licenses cover the products that the Company is developing for nuclear medicine imaging of atherosclerotic plaque, the treatment of bone pain associated with metastatic cancer and technology related to a component of P280. See "Business -- Products Under Development." These third party licenses impose various commercialization, sublicensing, royalty and other payment, insurance and other obligations on the Company. Failure of the Company to comply with these requirements could result in termination of the applicable license, which could have a material adverse effect on the Company's business.

     The patent positions of pharmaceutical and biotechnology firms, including Diatide, are generally uncertain and involve complex legal and factual questions. Consequently, even though Diatide currently is prosecuting its patent applications with the United States Patent and Trademark Office and certain foreign patent authorities, the Company does not know whether any of its remaining applications will result in the issuance of any patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, Diatide cannot be certain that it was the first creator of inventions claimed by pending patent applications or that it was the first to file patent applications for such inventions.

     Competitors of the Company and other third parties hold issued patents and pending patent applications relating to aspects of the Company's technology, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease certain activities. In particular, the Company is aware of one European patent issued to a pharmaceutical company which, if valid, may be infringed by P748. The holder of this patent has indicated to the Company that it is not prepared to offer a license under the patent to the Company. Dr. Volker Vossius, European patent counsel to the Company, has advised the Company that in his opinion, the claims of the patent that would be infringed by P748 are invalid for lack of an inventive step and for insufficiency of disclosure. An opinion of counsel only represents such counsel's view of applicable law and is not binding on any court or governmental agency.

     Diatide's practice is to require its employees, consultants, members of its Scientific Advisory Board, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with Diatide is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in the scientific literature in certain circumstances and subject to other specific exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

     Diatide engages in collaborations and sponsored research agreements and enters into preclinical and clinical testing agreements with academic and research institutions and United States government agencies to take advantage of their technical expertise and staff and to gain access to clinical evaluation models, patients, and related technology. Consistent with pharmaceutical industry and academic standards, and the rules and regulations under the Federal Technology Transfer Act of 1986, these agreements may provide that developments and results will be freely published, that information or materials supplied by Diatide will not be treated as confidential and that Diatide may be required to negotiate a license to any such developments and results in order to commercialize products incorporating them. There can be no assurance that the Company will be able successfully to obtain any such license at a reasonable cost or that such developments and results will not be made available to competitors of the Company on an exclusive or nonexclusive basis. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

GOVERNMENT REGULATION

     The research, testing, manufacture, labelling, distribution, sale, marketing, promotion and advertising of the Company's products and its ongoing research and development activities are subject to extensive and rigorous regulation by governmental authorities in the United States and other countries.

  FDA Approval

     In the United States, pharmaceutical products intended for therapeutic or diagnostic use in humans are subject to rigorous and extensive FDA regulation before and after approval. The process of completing preclinical studies and clinical trials and obtaining FDA approvals for a new drug can take a number of years and requires the expenditure of substantial resources. There can be no assurance that any product will receive such approval on a timely basis, if at all. See "Risk Factors -- No Assurance of Regulatory Approval; Extensive Government Regulation."

     The steps required before a new pharmaceutical product for human use may be marketed in the United States include (i) preclinical tests, (ii) submission to the FDA of an IND application, which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the product, (iv) submission of a New Drug Application ("NDA") to the FDA, which application is not automatically accepted for consideration by the FDA, and (v) FDA approval of the NDA prior to any commercial sale or shipment of the product. These required steps apply to products intended for diagnostic as well as therapeutic use, but the clinical testing of diagnostic products can take less time to complete than that of therapeutic products, which must be shown to cure, mitigate, treat, or prevent disease. There can be no assurance, however, that the possibility of clinical testing of shorter duration will be borne out for any of the Company's current or future diagnostic products.

     The Company has not completed clinical trials nor submitted an NDA, and no assurance can be given that the Company's clinical trials with respect to any of its products will be completed on a timely basis, if at all, that the clinical results will demonstrate safety or effectiveness, that the clinical results will be accepted for consideration by the FDA, that the FDA will find the data submitted adequate or that an NDA will be ultimately approved. See "Risk Factors
- -- Unproven Safety and Effectiveness of Potential Products; Uncertainties Related to Clinical Trials."

     Preclinical tests include laboratory evaluation of product chemistry and animal studies to gain preliminary information of a product's pharmacology and toxicology and to identify any safety problems that would preclude testing in humans. Products must generally be manufactured according to GMP and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding GLP. See "Business -- Manufacturing." The results of the preclinical tests are submitted to the FDA as part of an IND application and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or makes comments or raises questions concerning, an IND, the IND will become effective 30 days following its receipt by the FDA and initial clinical studies may begin, although companies often obtain affirmative FDA approval before beginning such studies. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. See "Risk Factors -- Early Stage of Development; Technological Uncertainty."

     Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with the FDA's Good Clinical Practice requirements under protocols that detail, among other things, the objectives of the study, the parameters to be used to monitor safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an Institutional Review Board ("IRB"). The IRB will consider, among other things, ethical factors, the safety of human subjects, the possible liability of the institution and the informed consent disclosure which must be made to participants in the clinical trial.

     Clinical trials are typically conducted in sequential phases, although the phases may overlap. In Phase I, the investigational new drug usually is administered to healthy human subjects (10 to 50 persons) and is tested for safety (adverse effects), dosimetry, tolerance, metabolism, distribution, excretion and pharmacokinetics (clinical pharmacology). Phase II involves studies in a limited patient population (approximately 10 to 70 persons) to (i) evaluate the effectiveness of the investigational new drug for specific indications, (ii) determine dose response and optimal dosage and (iii) identify possible adverse effects and safety risks. When an investigational new drug is found to have an effect and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken to further test for safety, further evaluate clinical effectiveness and to obtain additional information for labelling within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's products subject to such testing. Furthermore, the FDA may at any time impose a clinical hold on ongoing clinical trials or the Company may suspend clinical trials at any time if it is felt that the participants are being exposed to an unanticipated or unacceptable health risk. If the FDA imposes a clinical hold, clinical trials may not recommence without prior FDA authorization and then only under terms authorized by the FDA.

     It is customary in the nuclear medicine imaging industry to conduct pilot studies in a limited patient population (approximately 3 to 25 persons) to determine whether the product candidate warrants further clinical trials based on preliminary indications of efficacy. These pilot studies may be performed in the United States after an IND has become effective or outside of the United States prior to the filing of an IND in the United States in accordance with government regulations and institutional procedures.

     The results of the pharmaceutical development, preclinical studies and clinical studies, the chemistry and manufacturing data, and the proposed labelling, among other things, are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the product. The FDA may refuse to accept the NDA for filing if certain administrative and NDA content criteria are not satisfied, and even after accepting the NDA for review, the FDA may require additional testing or information before approving the NDA. In any event, the FDA must deny an NDA if applicable regulatory requirements are not ultimately satisfied. Moreover, if regulatory approval of a product is granted, such approval may require post-marketing testing and surveillance to monitor the safety of the product or may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

     In addition to product approval, the Company will be required to obtain a satisfactory inspection by the FDA covering manufacturing facilities of the Company or of the Company's suppliers before a product of the Company can be marketed in the United States. The FDA will review the manufacturing procedures and inspect the manufacturer's facilities and equipment for compliance with GMP and other requirements. Any material change in the manufacturing process, equipment or location would necessitate additional preclinical and/or clinical data, then FDA review and approval before marketing.

     Certain imaging products of the Company's competitors, such as nuclear medicine imaging products using MAbs, may be regulated as biologics by the FDA. As a result, instead of submitting an NDA to the FDA, the sponsors of such products will have to submit to the FDA and obtain its approval of a Product License Application for the product and an Establishment License Application for the manufacturing facilities used to produce the biologic product before marketing may begin.

  Foreign Regulatory Approval

     Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent marketing of such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filing for certain European countries, in general, each country has its own procedures and requirements.

     At present, pharmaceutical products generally may not be freely exported from the United States until the FDA has approved the product for marketing in the United States. However, a company may apply to the FDA for permission to export finished products to a limited number of countries prior to obtaining FDA approval for marketing in the United States where the products are covered by an effective IND or a pending NDA and certain other requirements are met.

  Other Regulation

     In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for storing, handling, using and disposing of such materials comply with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company. See "Risk Factors -- No Assurance of Regulatory Approval; Extensive Government Regulation" and "-- Hazardous Materials."

COMPETITION

     There are many companies, both private and publicly traded, that are conducting extensive research and development activities on technologies and products similar to or competitive with the Company's technologies and proposed products. For example, many other companies are actively seeking to develop nuclear medicine imaging agents that will compete with the Company's Techtides. There can be no assurance that the Company's competitors will not succeed in developing products which are more effective than any that are being developed by the Company, or which would render Diatide's technologies and products obsolete and noncompetitive. Certain radiopharmaceuticals already have been approved for sale for the diagnosis or treatment of the indications targeted by the Company's products under development. In particular, OctreoScan, a peptide-based radiopharmaceutical, is available for the diagnosis of neuroendocrine tumors, Ceretec, a radiopharmaceutical labelled with technetium, is available for imaging of inflammation due to infection, and Metastron is available for the reduction of pain due to metastatic cancer to the bone.

     With respect to the Company's diagnostic products, there are several well-established medical imaging modalities that currently, and will continue to, compete against nuclear medicine imaging, including x-rays, CT, MRI, ultrasound and other nuclear medicine imaging approaches, and the Company is aware of a number of companies which are developing and testing peptide based radiopharmaceuticals for diagnostic purposes. Furthermore, there are alternative therapeutics available for the treatment of cancer indications that are the subject of the Company's therapeutic programs.

     Competition among these technologies and products is and will be based, among other things, on effectiveness, safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of the Company's or competitive products. Accordingly, the relative speed with which Diatide can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market is expected to be an important competitive factor. The Company's competitive position will also depend upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

     There can be no assurance that the Company's competitors will not succeed in developing products based on nuclear medicine technology or other existing or novel technologies that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive.

     Competitors of the Company engaged in all areas of biotechnology and drug discovery and development in the United States and other countries are numerous and include, among others, major pharmaceutical and chemical companies, biotechnology firms, universities and other research institutions. Many of these competitors have substantially greater financial, technical and human resources than the Company. In addition, many of these competitors, including large pharmaceutical companies such as Du Pont Merck, Mallinckrodt and Amersham, have significantly greater experience than the Company in researching and developing new products, undertaking preclinical studies and human clinical trials of new pharmaceutical products, obtaining FDA and other regulatory approvals of products for use in health care and marketing and manufacturing medical imaging products. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. Furthermore, if the Company is permitted to commence commercial sales of products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. See "Risk Factors -- Intense Competition and Risk of Technological Obsolescence."

EMPLOYEES

     As of March 31, 1996, Diatide had 42 full-time employees, of whom eight hold Ph.D. degrees and three hold other advanced degrees. Twenty-seven of these employees are engaged in research and development activities and 15 are employed in finance and general and administrative activities. Many of the Company's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical products companies, particularly in the imaging field. None of the Company's employees is covered by a collective bargaining agreement, and management considers relations with its employees to be good. See "Risk Factors -- Attraction and Retention of Key Management and Qualified Personnel."

FACILITIES

     Diatide leases approximately 20,000 square feet of laboratory and office space in a single facility in Londonderry, New Hampshire. The lease expires in December 1998.

                                   MANAGEMENT

EXECUTIVE OFFICERS, SIGNIFICANT EMPLOYEES AND DIRECTORS


     The following table provides information concerning the executive officers, significant employees and Directors of the Company:

                    NAME                        AGE                    POSITION
                    ----                        ---                    --------
Executive Officers
Richard T. Dean, Ph.D. ......................   48     President, Chief Executive Officer,
                                                         Treasurer and Director
Ronald B. Kinder.............................   47     Executive Vice President, Marketing,
                                                         Sales and Business Development and
                                                         Secretary
Mark A. Attarian.............................   38     Chief Financial Officer
Edward M. Aten, M.D. ........................   48     Vice President of Medical Affairs
Significant Employees
John Lister-James, Ph.D. ....................   43     Senior Director of Research and
                                                         Development
John Kris Piper..............................   47     Senior Director of Clinical and
                                                       Regulatory Affairs
Victor J. Becker.............................   49     Director of Operations
Other Directors
Gustav A. Christensen(2).....................   48     Director
Robert E. Curry, Ph.D.(1)....................   49     Director
Jean Deleage, Ph.D. .........................   55     Director
Trond Jacobsen, Ph.D. .......................   50     Director
Robert S. Lees, M.D. ........................   61     Director
Joseph F. Lovett(1)..........................   47     Director
Donald L. Murfin(2)..........................   52     Director

- ---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.


     Each officer serves at the discretion of the Board of Directors. There are no family relationships among any executive officers or Directors of the Company. A brief biography of each executive officer, significant employee and Director follows:

     Richard T. Dean, Ph.D., President, Chief Executive Officer, Treasurer and a Director since April 1990, is a founder of the Company. Prior to joining the Company, Dr. Dean served as Director of Radiopharmaceutical Research and Development at Centocor, Inc., a pharmaceutical company ("Centocor"), from 1986 to 1990, where he was responsible for cardiovascular radiopharmaceutical imaging agent research and development. From 1981 to 1986, Dr. Dean served in a variety of positions at Mallinckrodt, a pharmaceutical and surgical instruments company, most recently as Associate Director, Diagnostic Chemistry Research and Development. Dr. Dean received a B.S. in chemical engineering from Cornell University, an M.S. in chemistry from the University of Michigan and a Ph.D. in organic chemistry from the University of California, Berkeley.

     Ronald B. Kinder, Executive Vice President, Marketing, Sales and Business Development and Secretary, joined the Company in April 1994. Prior to joining the Company, Mr. Kinder served as Vice President and General Manager of Teledyne Waterpik, Inc., a medical products company, from 1989 to 1994. From 1986 to 1989, Mr. Kinder served as Director of Marketing and Sales for Gambro, Inc., a medical technology products company, and from 1970 to 1986, Mr. Kinder served in a variety of positions at Mallinckrodt, most recently as Director of Marketing, Diagnostic Products Division. Mr.

Kinder received a B.A. in zoology from the University of Missouri and an M.B.A. from St. Louis University.

     Mark A. Attarian, Chief Financial Officer, joined the Company in July 1994. Prior to joining the Company, Mr. Attarian served as an independent financial consultant to various companies from 1993 to 1994. From 1991 to 1993, Mr. Attarian served as Chief Financial Officer and Treasurer of Shields Health Care Group, a medical diagnostic company, and from 1985 to 1991, served in a variety of positions at Bankers Trust New York Corporation, most recently as Vice President, Corporate Finance. Mr. Attarian received a B.A. in English literature from St. Lawrence University.

     Edward M. Aten, M.D., Vice President of Medical Affairs, joined the Company in January 1996. Prior to joining the Company, Dr. Aten served as President of Certus, Inc. ("Certus"), a clinical and regulatory consulting company (formerly known as The Aten Group), from 1995 to 1996, and as President of Medical MicroSystems, Inc., a research and development company, from 1990 to 1996. From 1985 to 1995, Dr. Aten served in a variety of positions at Mallinckrodt, most recently as Vice President, Medical and Regulatory Affairs from 1988 to 1995. Dr. Aten received a B.S. in business administration/accounting from the University of Kansas and an M.D. from University of Health Sciences, Chicago Medical School.

     John Lister-James, Ph.D., Senior Director of Research and Development, joined the Company in May 1990. Prior to joining the Company, Dr. Lister-James served in a variety of positions at Centocor, most recently as Associate Director of Radiopharmaceutical Research and Development from 1987 to 1990. Dr. Lister-James received a B.S. (Honors) in chemistry from Imperial College, University of London and a Ph.D. in organic chemistry from the University of London.

     John Kris Piper, Senior Director of Clinical and Regulatory Affairs, joined the Company in August 1995. Prior to joining the Company, Mr. Piper served as Director of Regulatory Affairs at Mallinckrodt from 1986 to 1995. Mr. Piper received a B.S. in animal science and chemistry and an M.S. in physiology from the University of California, Davis.

     Victor J. Becker, Director of Operations, joined the Company in February 1995. Prior to joining the Company, Mr. Becker served as Operations Manager of Secure Medical, Inc., a medical products company, from 1990 to 1993. From 1985 to 1990, Mr. Becker served as Manager of Technical Operations at Amersham and from 1978 to 1985 was Plant Manager at Medi-Physics, Inc., a radiopharmaceutical manufacturer. Mr. Becker received a B.S. and an M.S. in nuclear inorganic chemistry from the University of Missouri.

     Gustav A. Christensen, a Director of the Company since April 1990, has served as Chairman of the Board of Directors of Alpha-Beta Technologies, Inc., a biotechnology company, since 1991. From 1988 to 1990, Mr. Christensen served as President and Chief Executive Officer of Immulogic Pharmaceutical Corporation, a biotechnology company, and from 1983 to 1988, as Senior Vice President of Commercial Affairs and Vice President of Marketing and Business Development for Genetics Institute, Inc., a biotechnology company. Mr. Christensen received an M.B.A. from Harvard Business School and an M.S. in economics from the University of Aarhus in Denmark.

     Robert E. Curry, Ph.D., a Director of the Company since December 1992, has served as a General Partner of the Sprout Group, a venture capital firm, since 1991. From 1984 to 1991, Dr. Curry served in a variety of positions at Merrill Lynch R&D Management Inc. and Merrill Lynch Venture Capital, Inc. most recently as General Partner and President of ML Venture Partners II, L.P., a venture capital firm ("ML Ventures") and as General Partner and President of ML Technology Ventures. Dr. Curry is currently a director of Biocircuits, Corp., a physicians office diagnostic company, Connective Therapeutics, Inc., a biotechnology company, and Photon Technology International, Inc., a company engaged in the research and development of electro-optical systems. Dr. Curry received a B.S. in analytical chemistry from the University of Illinois and an M.S. in chemistry and a Ph.D. in chemistry from Purdue University.

     Jean Deleage, Ph.D., a Director of the Company since April 1990, has served as Managing General Partner of Burr, Egan, Deleage & Co., a venture capital firm ("Burr, Egan"), since he co-founded the firm in 1979. Burr, Egan serves as the investment advisor to Alta IV Limited Partnership ("Alta IV") and C.V. Sofinnova Partners Five ("C.V. Sofinnova"). Dr. Deleage is currently a director of DepoTech Corporation, a drug delivery company, and OraVax, Inc., a biotechnology company. Dr. Deleage received an M.S. in electrical engineering from the Ecole Superieure d'Electricite and a Doctorate in economics from the Sorbonne.

     Trond Jacobsen, Ph.D., a Director of the Company since August 1995, has served in a variety of positions at Hafslund Nycomed ASA, the parent company of Nycomed, since 1972, including Executive Vice President of Corporate Product Sourcing since 1992. Since 1993, Dr. Jacobsen has served as a Director of the Board of the Norwegian Research Council for Medicine and Health. Dr. Jacobsen received a Ph.D. in chemistry from the University of Oslo.

     Robert S. Lees, M.D., a Director of the Company since April 1990 and a founder of the Company, has served as Professor of Health Sciences and Technology in the Harvard-Massachusetts Institute of Technology Division of Health Sciences and Technology and as President of the Boston Heart Foundation since 1988. Since 1973, he has served as Director of the Arteriosclerosis Center at the Massachusetts Institute of Technology ("MIT"), of which he was the founder. He has also served as Director of the Noninvasive Diagnostic Laboratory at the Massachusetts General Hospital and as Chairman of the Metabolism Study Section at the National Institutes of Health. Dr. Lees has been a professor at MIT since 1968 and Harvard University since 1988. He is also a director of Financing Science International Inc., a technical and medical equipment leasing company. Dr. Lees received an A.B. in chemistry from Harvard College and an M.D. from Harvard Medical School.

     Joseph F. Lovett, a Director of the Company since February 1990, has served as a General Partner of Medical Science Ventures, L.P., the general partner of Medical Science Partners, L.P. ("MSP"), a venture capital firm, since 1988. From 1985 to 1988, Mr. Lovett served as Senior Vice President of Damon Biotech, a biotechnology company. From 1980 to 1985, Mr. Lovett served in a variety of positions at Mallinckrodt, most recently as Vice President and General Manager of in vivo imaging. Mr. Lovett received a B.A. in economics from the University of Vermont and an M.B.A. from California State Polytechnic University.

     Donald L. Murfin, a Director of the Company since November 1993, has served as a General Partner of Chemicals and Materials Enterprise Associates, L.P. ("CMEA"), a venture capital firm affiliated with New Enterprise Associates V, L.P. ("NEA"), of which he is a Special Partner, since 1989. From 1979 to 1988, Mr. Murfin served as President and a Director of Lubrizol Enterprises, Inc., a venture development company, and from 1985 to 1988, as Vice President of The Lubrizol Corporation, its parent company. Mr. Murfin is currently a Trustee of the Edison Biotechnology Center, a director of Genentech, Inc., a biotechnology company, and a director of Corvita Corporation, a medical device company. Mr. Murfin received a B.S. in organic chemistry from the University of Iowa.

     Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of two Class I Directors (Mr. Christensen and Mr. Murfin), three Class II Directors (Dr. Curry, Dr. Deleage and Mr. Lovett) and three Class III Directors (Dr. Dean, Dr. Jacobsen and Dr. Lees). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1997, 1998 and 1999, respectively.

     Messrs. Lovett and Murfin and Drs. Curry, Dean, Deleage and Jacobsen have been nominated and elected to the Board of Directors pursuant to a voting agreement among certain of the Company's stockholders. This agreement will terminate upon the consummation of this offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

     Each non-employee director is paid $1,500 for personal or telephonic attendance at a Board or committee meeting. Other directors are not entitled to compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board and committee meetings.

     In addition, Dr. Lees and Mr. Christensen received compensation in the amount of $40,000 and $19,500, respectively, in 1995 in connection with the provision of certain consulting services to the Company. Dr. Lees received such compensation pursuant to a consulting agreement with the Company. On April 18, 1995, pursuant to the Company's 1992 Stock Option Plan, as amended (the "1992 Option Plan"), Dr. Lees was granted non-statutory stock options to purchase an aggregate of 6,000 shares of Common Stock at an exercise price of $0.67 per share. These stock options become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. On June 14, 1994, pursuant to the 1992 Option Plan, Mr. Christensen was granted non-statutory stock options to purchase 7,200 shares of Common Stock at an exercise price of $0.42 per share. These stock options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. No other non-employee directors have received options to purchase Common Stock under the 1992 Option Plan. See "Management -- Employee Benefit Plans -- 1992 Stock Option Plan."

     In January 1996, the Company adopted the 1996 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, options to purchase 5,000 shares of Common Stock will be granted to non-employee directors upon the date on which the initial public offering price is determined at the initial public offering price. Thereafter, options to purchase 5,000 shares of Common Stock will be granted to each new director upon his or her initial election to the Board of Directors. Annual options to purchase 2,500 shares of Common Stock will be granted to each non-employee director on May 1 of each year commencing in 1997. All options will vest on the first anniversary of the date of grant. However, the exercisability of these options will be accelerated upon the occurrence of a change in control of the Company (as defined in the Director
Plan). A total of 250,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. With the exception of the options granted on the closing of this offering, the exercise price of all options granted under the Director Plan will equal the closing price of the Common Stock on the date of grant.

SCIENTIFIC ADVISORS

     The Company has a number of scientific advisors with recognized expertise in nuclear medicine, radiopharmaceuticals, biochemistry and related fields who advise the Company on an as-needed basis. These scientific advisors are employed by employers other than the Company, primarily academic institutions, and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. These entities may also be competitors of Diatide. The Company's scientific advisors are compensated for their services pursuant to consulting agreements between the individuals and the Company. The Company's scientific advisors, as of March 31, 1996, were:

     Robert S. Lees, M.D. See Dr. Lees' biographical information above.

     Henry Rapoport, Ph.D. has served as Professor of Chemistry at the University of California, Berkeley since 1954. In addition, since 1989, he has served as Senior Editor, Journal of Organic Chemistry at the University of California, Berkeley and on the editorial board of the Journal of Natural Products. Dr. Rapoport has served on advisory boards to the National Institutes of Health, the United States Army and the National Institute of Drug Abuse. Dr. Rapoport received a Ph.D. from MIT.

     Hirsch Handmaker, M.D. has served as Executive Director of the Arizona Institute of Nuclear Medicine and as Medical Director of Papago Imaging, an imaging company, since 1994. From 1972 to 1994, he served as Director of Nuclear Medicine at the Children's Hospital of San Francisco and its successor, the California Pacific Medical Center. From 1974 to 1982, Dr. Handmaker served as President and Chairman of RadPharm, Inc., a healthcare company subsequently sold to Mallinkrodt, and from 1983 to 1987, as President and Chairman of Diagnostic Networks, Inc., a healthcare company. Dr. Handmaker is a diplomate of the American Boards of Radiology and Nuclear Medicine and a Fellow of the American College of Nuclear Physicians. Dr. Handmaker received an M.D. from the University of Southern California.

     Stanley J. Goldsmith, M.D. has served as the Director of the Division of Nuclear Medicine, Department of Radiology at the New York Hospital-Cornell Medical Center since 1995 and Professor of Radiology and Medicine at the Cornell University Medical College since 1992. He is the Editor-in-Chief of the Journal of Nuclear Medicine, Treasurer and diplomate of the American Board of Nuclear Medicine and a diplomate of the American Board of Internal Medicine in the subspecialty of Endocrinology and Metabolism. Dr. Goldsmith received an M.D. from the State University of New York Downstate Medical Center.

     H. William Strauss, M.D. has served as Professor of Radiology and Chief of the Division of Nuclear Medicine at Stanford University School of Medicine since 1994. He is Vice President Elect for the Society of Nuclear Medicine, a Board Member of the American Society of Nuclear Cardiology and a member of the editorial board of the American Journal of Cardiac Imaging, European Journal of Nuclear Medicine, The Journal of Nuclear Medicine, and Investigative Radiology. Dr. Strauss received an M.D. from the State University of New York.

     Richard L. Wahl, M.D. has served as Professor of Internal Medicine and Radiology at the University of Michigan, where he is Director of General Nuclear Imaging and Director of the Radiopharmaceutical Program of the Comprehensive Cancer Center, since 1983. Dr. Wahl serves on the editorial board of the Journal of Nuclear Medicine and is a diplomate of the American Boards of Radiology (Diagnostic and Nuclear Radiology) and a diplomate and member of the American Board of Nuclear Medicine. Dr. Wahl received an M.D. from Washington University.

     Suresh C. Srivastava, Ph.D. has served as a Senior Scientist since 1990 and as the Head of the Radionuclide and Radiopharmaceutical Research Division of the Medical Department at BNL since 1983. Dr. Srivastava serves on the Department of Energy, Office of Health and Environmental Research, Advisory Committee, as Vice-Chairman of the Scientific Program Committee and as a director of the Therapy Council, Society of Nuclear Medicine. Dr. Srivastava received a Ph.D. in inorganic/analytical chemistry from the University of Allahabad.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned by the following individuals for services rendered to the Company in all capacities during the year ended December 31, 1995: (i) the Chief Executive Officer (the
"CEO") of the Company as of December 31, 1995 and (ii) each of the most highly compensated executive officers (other than the CEO) as of December 31, 1995 whose salary and bonus earned during fiscal 1995 exceeded $100,000 (the CEO and such other executive officers are hereinafter referred to as the "Named
Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                    COMPENSATION
                                                                      AWARDS(3)
                                   ANNUAL                           -------------
                                COMPENSATION           OTHER         SECURITIES
    NAME AND PRINCIPAL       ------------------       ANNUAL         UNDERLYING       ALL OTHER
        POSITION(1)           SALARY     BONUS    COMPENSATION(2)      OPTIONS      COMPENSATION(4)
- ---------------------------  --------   -------   ---------------   -------------   -------------
Richard T. Dean............  $197,125   $47,125       $7,033            60,000          $  957
     President, Chief
       Executive Officer
       and Treasurer
Ronald B. Kinder...........   144,930         0          600            15,000           2,210
     Executive Vice
       President,
       Marketing, Sales and
       Business Development
       and Secretary
Mark A. Attarian...........   125,000         0          312                 0           1,875
     Chief Financial
       Officer

- ---------------
(1) In accordance with the rules of the SEC, this table and the stock option grant table and the stock option exercise table which follow present information concerning the Company's CEO and its four other most highly compensated executive officers whose total annual salary and bonus exceed $100,000 (determined by reference to total annual salary and bonus earned by such officers) for fiscal 1995. Edward M. Aten, who joined the Company as Vice President of Medical Affairs in January 1996, currently receives an annual salary of $170,000 per year. On December 11, 1995, pursuant to the 1992 Option Plan, Dr. Aten was granted non-statutory stock options to purchase an aggregate of 60,000 shares of Common Stock at an exercise price of $1.67 per share. These stock options become exercisable in five equal annual installments commencing on January 15, 1997. The exercisability of these stock options may be accelerated in the event of a change in control of the Company.

(2) Reflects the dollar value of insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers.

(3) As of December 31, 1995, Dr. Dean held 160,087 shares of restricted Common Stock with a value at year-end of $1,492,811 based on the fair market value of the Common Stock as of December 31, 1995 ($9.33 per share), as determined by the Board of Directors, less the purchase price per share paid for such shares ($0.005 per share).

(4) Reflect amounts contributed by the Company pursuant to its 401(k) Plan.


  Option Grants

     The following table sets forth certain information concerning grants of stock options made during fiscal 1995 to each of the Named Executive Officers:


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL
                                                                                      REALIZABLE
                                         INDIVIDUAL GRANTS                             VALUE AT
                      -------------------------------------------------------       ASSUMED ANNUAL
                                     PERCENT                                        RATES OF STOCK
                                    OF TOTAL                                            PRICE
                      NUMBER OF      OPTIONS                                         APPRECIATION
                      SECURITIES     GRANTED                                         FOR OPTIONS
                      UNDERLYING  TO EMPLOYEES                                         TERM(2)
                       OPTIONS      IN FISCAL    EXERCISE PRICE   EXPIRATION        --------------
       NUMBER          GRANTED        YEAR          PER SHARE       DATE(1)         5%          10%
       ------         ----------  -------------  ---------------  -----------     -------     -------
Richard T. Dean......   60,000(3)      29.7%          $0.67         4/18/05       $25,200     $64,200
Ronald B. Kinder.....   15,000(4)       7.4%           0.67         4/18/05         6,300      16,050
Mark A. Attarian.....        0           --              --           --               --          --

- ---------------
(1) The expiration date of an option is the tenth anniversary of the date on which the option was originally granted. These options are intended to qualify as incentive stock options.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

(3) These stock options are exercisable in five equal annual installments commencing on April 2, 1996. The exercisability of these stock options may be accelerated in the event of a change in control of the Company.

(4) These stock options are exercisable in five equal annual installments commencing on April 18, 1996. The exercisability of these stock options may be accelerated in the event of a change in control of the Company.

     The following table sets forth certain information concerning the number and value of unexercised options held by each of these Named Executive Officers on December 31, 1995. No options were exercised by these individuals during fiscal 1995.


                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                          NUMBER OF SHARES                 VALUE OF UNEXERCISED
                                       UNDERLYING OPTIONS AT               IN-THE-MONEY OPTIONS
                                          FISCAL YEAR-END                 AT FISCAL YEAR-END(1)
                                   ------------------------------     ------------------------------
NAME                               EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
- ----                               ------------    --------------     ------------    --------------
Richard T. Dean(2)..............      160,087          60,000          $1,440,250        $519,800
Ronald B. Kinder(2).............       14,400          72,600             128,352         643,358
Mark A. Attarian(2).............       12,000          48,000             106,960         427,840

- ---------------
(1) The value of the unexercised, in-the-money options on December 31, 1995 is based on the difference between the fair market value of the shares as of such date ($9.33), and the per share option exercise price, multiplied by the number of shares of Common Stock underlying the options.

(2) The exercisability of the options granted to Dr. Dean, Mr. Kinder and Mr. Attarian may be accelerated in the event of a change in control of the Company.


  Employment Agreement

     The Company is a party to an employment agreement with Dr. Dean for the period commencing April 2, 1990 and ending April 2, 1998, subject to automatic extension for additional one-year periods unless either Dr. Dean or the Company provides written notice to the contrary to the other party at least six months prior to the expiration of the employment period. Under this agreement, Dr. Dean is currently entitled to receive an annual base salary of $200,000, as it may be adjusted, and an annual cash bonus equal to up to 25% of his annual base salary based on the attainment of management objectives. In the event Dr. Dean's employment is terminated (i) by the Company without cause, (ii) due to nonrenewal of the employment agreement by the Company or (iii) by Dr. Dean following a change in control of the Company or the significant diminution in his authority or responsibility, he will continue to receive his annual base salary during the one-year period commencing on the date of termination. In the event of a change in control of the Company (as defined in his option agreements), all outstanding unvested options held by Dr. Dean will become immediately vested.

     The Company has also entered into a registration rights agreement with Dr. Dean that provides that in the event the Company proposes to register any of its securities under the Securities Act at any time, with certain exceptions, Dr. Dean shall be entitled to include the shares of Common Stock held by him in such registration, subject to the right of the managing underwriter of any underwritten offering to exclude from such registration for marketing reasons some or all of such shares.

EMPLOYEE BENEFIT PLANS

  1992 Stock Option Plan

     The Company's 1992 Option Plan was adopted by the Company in April 1992. The 1992 Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1992 Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), or options not intended to qualify as incentive stock options ("non-statutory options"). Incentive stock options may be granted only to employees of the Company. A total of 2,000,000 shares of Common Stock may be issued upon the exercise of options granted under the 1992 Option Plan. The maximum number of shares with respect to which options may be granted to any employee under the 1992 Option Plan shall not exceed 500,000 shares of Common Stock during any calendar year. As of March 31, 1996, options to purchase a total of 628,807 shares of Common Stock were outstanding under the 1992 Option Plan and options to purchase a total of 64,380 of Common Stock had been exercised.

     The 1992 Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1992 Option Plan, the Compensation Committee has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, and
(iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years).

     Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee consistent with Section 422 of the Code and Rule 16b-3 ("Rule "16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Options are not assignable or transferable except by will or the laws of descent and distribution and, in the case of nonstatutory options, pursuant to a qualified domestic relations order (as defined in the Code).

     As of March 31, 1996, the Company had 42 full-time employees, all of whom were eligible to participate in the 1992 Option Plan. The number of individuals receiving stock options varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine award recipients.

     The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1992 Option Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee, so long as not inconsistent with the 1992 Option Plan or with applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1992 Option Plan may be exercised.

  1996 Employee Stock Purchase Plan

     The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company in January 1996 and becomes effective upon the closing of this offering. The Purchase Plan authorizes the issuance of up to a total of 500,000 shares of Common Stock to participating employees.

     All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of March 31, 1996, all of the Company's full-time employees would have been eligible to participate in the Purchase Plan.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

  401(k) Savings and Retirement Plan

     In March 1992, the Company adopted a 401(k) Savings and Retirement Plan (the "401(k) Plan"), a tax-qualified plan covering all of its employees who are at least 21 years of age. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401(k)

Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a matching cash contribution. In addition, the Company may contribute an additional amount to the 401(k) Plan, as determined by the Board of Directors, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees.

     All employee contributions to the 401(k) Plan are fully vested at all times. All Company contributions become fully vested after five years of service with the Company. Upon termination of employment, a participant may elect a lump sum distribution or, if his or her total amount in the 401(k) Plan is greater than $3,500, may elect to receive benefits as retirement income.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Company's Compensation Committee are Dr. Curry and Mr. Lovett. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

     Since January 1, 1993, the Company has engaged in the following transactions with the following directors, officers and stockholders who beneficially own more than 5% of the outstanding Common Stock of the Company ("5% Stockholders"), and affiliates of such directors, officers and 5% Stockholders (collectively, the "Affiliates").

     On February 19, 1993, the Company issued a series of notes known as the 10% Convertible Subordinated Notes Due August 1, 1993 (the "February 1993 Notes") in the aggregate original principal amount of $946,000, and on June 24, 1993, the Company issued a series of notes known as the 10% Convertible Subordinated Notes Due December 1, 1993 (the "June 1993 Notes") in the aggregate original principal amount of $968,000. On September 9, 1993 and October 20, 1993, the Company issued additional 10% notes (the "Burr, Egan Notes" and together with the February 1993 Notes and the June 1993 Notes, the "Notes") in the aggregate original principal amount of $211,425 to Alta IV and $38,575 to C.V. Sofinnova. The principal amount of all of these Notes (other than the February 1993 Notes issued to MSP) together with all accrued interest thereon was subsequently converted into shares of Series C Convertible Preferred Stock at a price of $2.50 per share. On November 12, 1993 and on January 14, 1994, the Company issued and sold 4,589,655 shares of its Series C Convertible Preferred Stock for a purchase price of $2.50 per share (including shares issued upon conversion of the Notes). On May 17, 1995, the Company issued and sold 860,054 units (each unit (a "Series D Unit") consisting of one share of Series D Convertible Preferred Stock and one warrant to purchase 0.60 of one share of Series D Convertible Preferred Stock (the "Unit Warrants")) for a purchase price of $4.00 per unit. The Unit Warrants have since been cancelled and are not exercisable.


     The purchasers of these February 1993 Notes, June 1993 Notes, shares of
Series C Convertible Preferred Stock and Series D Units included, among others, the following Affiliates:

                                                       JUNE      SHARES
                                   FEBRUARY 1993       1993        OF      SERIES D         TOTAL
               NAME                    NOTES          NOTES     SERIES C    UNITS     CONSIDERATION(1)
               ----                -------------      -----     --------   --------   ----------------
Alta IV Limited Partnership........   $266,395       $310,371    625,818    139,746       $2,123,529(2)
C.V. Sofinnova Partners Five.......     48,605         56,629    114,182     25,496          387,439(2)
Medical Science Partners, L.P. ....    315,000(3)       --         --         --               --
Medical Science Partners II,
  L.P. ............................      --             --        66,000    117,151          633,604
Andre L. Lamotte...................      --             --         6,400      --              16,000
Joseph F. Lovett...................      --             --         6,400      --              16,000
ML Venture Partners II, L.P. ......    228,000        266,000    208,006     91,502          886,023
Sprout Capital VI, L.P. ...........      --             --       437,586     31,828        1,221,277
DLJ Capital Corporation............      --             --        69,296      5,040          193,400
Chemical Venture Capital
  Associates, L.P. ................      --             --       960,000    125,000        2,900,000
New Enterprise Associates V,
  Limited Partnership..............      --             --       560,000     40,732        1,562,928
Chemicals and Materials Enterprise
  Associates, Limited
  Partnership......................      --             --       400,000     29,094        1,116,376
Commonwealth BioVentures, Inc.
  Profit Sharing Plan UAD FBO
  Gustav Christensen...............      --             --        12,000      --              30,000
Richard T. Dean....................      --             --        10,000      2,500           35,000
Robert S. Lees.....................      --             --         4,000      1,000           14,000
Ronald B. Kinder...................      --             --         --         2,500           10,000
Mark A. Attarian...................      --             --         --         1,000            4,000

- ---------------
(1) Reflects the aggregate purchase price paid by the purchasers for shares of Series C Convertible Preferred Stock and Series D Units. Holders of Notes converted the principal amount of such Notes as set forth in the table, together with all accrued interest thereon (which is not reflected in the table), into shares of Series C Convertible Preferred Stock.
(2) Includes the conversion of the principal amount of the Burr, Egan Notes and the accrued interest thereon.
(3) The principal amount of the February 1993 Note held by MSP, and the accrued interest thereon, was repaid by Diatide.


     In August 1995, the Company and Nycomed entered into a strategic alliance relating to the Company's Techtides. The strategic alliance contemplates research and development support and a marketing collaboration. Under the strategic alliance, Diatide granted Nycomed options to co-promote Techtides in the United States and to distribute and license Techtides in Europe, South Africa and certain countries in the Middle East. In December 1995 and May 1996, Nycomed exercised its co-promotion and licensing options with respect to P280 and P829, respectively. At the time the alliance was established, Nycomed purchased 2,500,000 shares of the Company's Series E Convertible Preferred Stock for a purchase price of $4.00 per share (or an aggregate of $10,000,000). See "Business -- Corporate Collaborations."

     In September 1995, the Company entered into a Clinical Services Agreement with Certus, an affiliate of Dr. Aten, pursuant to which Certus has agreed to supervise the Company's clinical trials of P829. Under the terms of this agreement, the Company has agreed to pay Certus up to a total of $629,000 upon the achievement of certain milestones in connection with the clinical trials, plus a bonus of up to $62,900 depending on how promptly such milestones are achieved. This agreement terminates upon the delivery and acceptance by the Company of the final clinical study report. The Company may terminate the agreement for any reason upon 30 days' written notice to Certus and the payment of a termination fee. In February 1996, the Company entered into a Data Management Agreement with Certus pursuant to which Certus has agreed to provide data management services with respect to the Company's clinical trials of P280. Under the terms of this agreement, the Company has agreed to pay Certus up to a total of $364,800 upon the achievement of certain milestones in connection with the data management. This agreement terminates upon the completion of the services provided by Certus, but is terminable by Certus upon 30 days' prior written notice in certain circumstances and by the Company immediately upon written notice at any time. In April 1996, the Company entered into a second Clinical Services Agreement with Certus pursuant to which Certus has agreed to supervise and provide data management services with respect to the Company's clinical trials of Sn-117m DTPA. Under the terms of this agreement, the Company has agreed to pay Certus up to $1,780,500 upon the achievement of certain milestones in connection with the clinical trials. This agreement terminates upon the delivery and acceptance by the Company of the final clinical study reports. The Company may terminate the agreement for any reason upon 30 days' written notice to Certus and the payment of a termination fee. The Company has also retained Certus to perform certain other consulting services, including review of clinical trial protocols, in connection with certain of the Company's other clinical trials. As of April 15, 1996, the Company had paid to Certus a total of $858,563.

     Certain persons and entities, including the purchasers of the Company's Convertible Preferred Stock listed above, are entitled to certain rights with respect to the registration under the Securities Act of certain shares of the Company's Common Stock, including shares of Common Stock that may be acquired pursuant to the conversion of Convertible Preferred Stock or the exercise of certain options or warrants, under the terms of agreements among the Company and such persons and entities. For a description of such rights, see "Shares Eligible for Future Sale."

     For a description of the employment arrangement between the Company and its Chief Executive Officer, see "Management -- Executive Compensation." For a description of stock options granted to certain directors of the Company, see "Management -- Board Compensation." For a description of the relationship between certain directors of the Company and certain of the Affiliates, see "Management -- Directors and Officers."

     The Company believes that the securities issued in the transactions described above were sold at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties. With respect to the Company's agreements with Certus, the Company obtained competitive bids from unaffiliated clinical research organizations.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 31, 1996 (assuming the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 7,531,140 of Common Stock), and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and
(iv) all directors and executive officers as a group.

                                                                             PERCENTAGE
                                                                       BENEFICIALLY OWNED(1)
        NAME AND ADDRESS OF              NUMBER OF SHARES        ----------------------------------
          BENEFICIAL OWNER             BENEFICIALLY OWNED(1)     BEFORE OFFERING     AFTER OFFERING
        ------------------             ---------------------     ---------------     --------------
5% Stockholders
Nycomed Imaging ASA.................         1,500,000                 18.7%              14.3%
  Nycoveien 1-2
  N-0401 Oslo, Norway
Trond Jacobsen......................         1,500,000(2)              18.7%              14.3%
  c/o Nycomed Imaging ASA
  Nycoveien 1-2
  N-0401 Oslo, Norway
Funds Managed by
  Burr, Egan, Deleage & Company.....         1,462,230(3)              18.2%              13.9%
  One Embarcadaro Center
  Suite 4050
  San Francisco, CA 94111
Jean Deleage........................         1,462,230(4)              18.2%              13.9%
  c/o Burr, Egan, Deleage & Company
  One Embarcadaro Center
  Suite 4050
  San Francisco, CA 94111
Entities affiliated with
  DLJ Capital Corporation...........         1,135,952(5)              14.2%              10.8%
  c/o ML Ventures II, L.P.
  3000 Sand Hill Road
  Building 4, Suite 270
  Menlo Park, CA 94025-7114
Robert E. Curry.....................         1,135,952(6)              14.2%              10.8%
  c/o ML Ventures II, L.P.
  3000 Sand Hill Road
  Building 4, Suite 270
  Menlo Park, CA 94025-7114
Joseph F. Lovett....................         1,032,669(7)              12.8%               9.8%
  c/o Medical Science Partners, L.P.
  20 William Street
  Suite 250
  Wellesley, MA 02181
Medical Science Partners, L.P. .....           919,089(8)              11.4%               8.7%
  20 William Street
  Suite 250
  Wellesley, MA 02181

                                                                             PERCENTAGE
                                                                       BENEFICIALLY OWNED(1)
        NAME AND ADDRESS OF              NUMBER OF SHARES        ----------------------------------
          BENEFICIAL OWNER             BENEFICIALLY OWNED(1)     BEFORE OFFERING     AFTER OFFERING
        -------------------            ---------------------     ---------------     --------------
Chemical Venture Capital Associates,
  L.P...............................           651,000                  8.1%               6.2%
  270 Park Avenue
  5th Floor
  New York, NY 10017-2070
Donald T. Murfin....................           617,895(9)               7.7%               5.9%
  c/o Chemicals and Materials
  Enterprise Associates
  One Cleveland Center, Suite 2700
  Cleveland, OH 44114
Other Directors
Gustav Christensen..................            24,600(10)               *                  *
Richard T. Dean.....................           339,674(11)              4.2%               3.2%
Robert S. Lees......................           164,287(12)              2.1%               1.6%
Other Named Executive Officers
Ronald B. Kinder....................            33,300(13)               *                  *
Mark A. Attarian....................            12,600(14)               *                  *
All directors and executive officers
  as a group (11 persons)...........         6,323,207(15)             76.0%              58.4%

- ---------------

   * Represents less than 1% of the outstanding Common Stock.

 (1) Each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. Shares of Common Stock which an individual or group has a right to acquire within the 60-day period following March 31, 1996 pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

 (2) Consists of 1,500,000 shares held by Nycomed. Dr. Jacobsen is the Executive Vice President of Corporation Product Sourcing of Hafslund Nycomed ASA, Nycomed's parent company, and may be considered a beneficial owner of the shares beneficially owned by Nycomed, although Dr. Jacobsen disclaims beneficial ownership of such shares.

 (3) Consists of (a) 1,195,099 shares held by Alta IV, (b) 41,515 shares issuable upon exercise of certain warrants held by Alta IV, (c) 218,042 shares held by C.V. Sofinnova and (d) 7,574 shares issuable upon exercise of certain warrants held by C.V. Sofinnova. Burr, Egan serves as the investment advisor to Alta IV and C.V. Sofinnova. The respective General Partners of Alta IV and C.V. Sofinnova exercise sole voting and investment power with respect to the shares held by each fund.

 (4) Consists of (a) 1,195,099 shares held by Alta IV, (b) 41,515 shares issuable upon exercise of certain warrants held by Alta IV, (c) 218,042 shares held by C.V. Sofinnova and (d) 7,574 shares issuable upon exercise of certain warrants held by C.V. Sofinnova. Dr. Deleage is the Managing Partner of Burr, Egan and is a General Partner of Alta IV Management Partners, L.P., the General Partner of Alta IV, and may be deemed to share voting and investment powers for the shares held by Alta IV and C.V. Sofinnova. Burr, Egan serves as the investment advisor to Alta IV and C.V. Sofinnova. The principals of Burr, Egan disclaim beneficial ownership of all such shares held by Alta IV and C.V. Sofinnova except to the extent of their proportionate pecuniary interest therein. Dr. Deleage disclaims beneficial ownership of all of the shares held by Alta IV and C.V. Sofinnova except to the extent of his proportionate pecuniary interest therein.

 (5) Consists of 809,704 shares held by ML Ventures, 281,647 shares held by Sprout Capital VI, L.P. ("Sprout Capital") and 44,601 shares held by DLJ Capital Corporation ("DLJ Capital"). These entities are affiliates that are under common control.

 (6) Consists of 809,704 shares held by ML Ventures, 281,647 shares held by Sprout Capital and 44,601 shares held by DLJ Capital. Dr. Curry is a General Partner of Sprout Group, a division of DLJ Capital. ML Ventures is an affiliate of Sprout Capital, and Dr. Curry may be considered a beneficial owner of the shares beneficially owned by ML Ventures, Sprout Capital and DLJ Capital, although Dr. Curry disclaims beneficial ownership of such shares.

 (7) Includes (a) 870,000 shares held by MSP, (b) 49,089 shares issuable upon exercise of certain warrants held by MSP, (c) 96,153 shares held by Medical Science Partners II, L.P. ("MSP II") and (d) 13,587 shares held by Medical Science II Co-Investment, L.P. ("MS Co-Investment"). Mr. Lovett is a General Partner of the general partner of MSP, MSP II and MS Co-Investment and may be considered a beneficial owner of the shares beneficially owned by such entities, although Mr. Lovett disclaims beneficial ownership of such shares.

 (8) Includes 49,089 shares issuable upon exercise of certain warrants held by MSP. Does not include 96,153 shares held by MSP II and 13,587 shares held MS Co-Investment. MSP, an affiliate of MSP II and MS Co-Investment, may be considered a beneficial owner of the shares beneficially owned by MSP II, although it disclaims beneficial ownership of such shares.

 (9) Consists of 257,456 shares held by CMEA and 360,439 shares held by NEA. Mr. Murfin is a general partner of CMEA and a Special Partner of NEA and may be considered a beneficial owner of the shares beneficially owned by such entities, although Mr. Murfin disclaims beneficial ownership of such shares.

(10) Includes 2,400 shares subject to outstanding non-statutory stock options held by Mr. Christensen, which are exercisable within the 60-day period following March 31, 1996 and 7,200 shares held by Commonwealth BioVentures, Inc. Profit Sharing Plan.

(11) Includes 172,087 shares subject to outstanding incentive stock options held by Dr. Dean, which are exercisable within the 60-day period following March 31, 1996.

(12) Includes 1,200 shares subject to outstanding non-statutory stock options held by Dr. Lees, which are exercisable within the 60-day period following March 31, 1996.

(13) Includes 31,800 shares subject to outstanding incentive stock options held by Mr. Kinder, which are exercisable within the 60-day period following March 31, 1996.

(14) Includes 12,000 shares subject to outstanding incentive stock options held by Mr. Attarian, which are exercisable within the 60-day period following March 31, 1996.

(15) See Notes (2) through (14) above.

                          DESCRIPTION OF CAPITAL STOCK

     As of March 31, 1996, there were outstanding an aggregate of 474,115 shares of Common Stock and 12,551,928 shares of Convertible Preferred Stock of the Company. Assuming conversion of all of the Company's Convertible Preferred Stock, as of March 31, 1996, there were 8,005,255 shares of Common Stock outstanding, held of record by 67 stockholders.

COMMON STOCK

     Upon the closing of this offering, the Company's Certificate of Incorporation will authorize the issuance of up to 50,000,000 shares of Common Stock, $0.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

CONVERTIBLE PREFERRED STOCK, WARRANTS AND CERTAIN STOCK OPTIONS

     As of March 31, 1996, a total of 12,551,928 shares of the Company's Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock (collectively, the "Convertible Preferred Stock") were outstanding. Upon the closing of this offering, all of the outstanding shares of Convertible Preferred Stock will be converted into 7,531,140 shares of Common Stock.

     As of March 31, 1996, a total of 141,665 shares of Common Stock (after giving effect to the conversion of all shares of Convertible Preferred Stock into Common Stock prior to or upon the closing of this offering) were issuable upon exercise of outstanding warrants and options (outside of the Company's stock plans) at exercise prices ranging from $1.88 to $3.75 per share. Such warrants and options, unless exercised after March 31, 1996, will remain outstanding after the closing of this offering.

PREFERRED STOCK

     Upon the closing of this offering and following the filing of a Certificate of Retirement, the Company's Certificate of Incorporation will authorize the issuance of up to 11,174,045 shares of Preferred Stock, $0.01 par value per share. Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Certificate of Incorporation also provides that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-Laws (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, based upon the number of shares outstanding at March 31, 1996, there will be 10,505,255 shares of Common Stock of the Company outstanding (exclusive of 406,878 shares covered by vested options and warrants outstanding at March 31, 1996 and including 7,531,140 shares of Common Stock to be issued upon the automatic conversion of the outstanding shares of Convertible Preferred Stock upon consummation of this offering). Of these outstanding shares (and without taking into account the lock-up agreements described below), approximately 3,225,267 shares, including the 2,500,000 shares of Common Stock sold in this offering, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares purchased in this offering by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be resold in compliance with applicable provisions of Rule 144. Beginning approximately 90 days after the date of this Prospectus (and without taking into account the lock-up agreements described below), approximately 6,687,222 additional shares of Common Stock (including approximately 343,228 shares covered by options exercisable within the 90-day period following the date of this Prospectus) will become eligible for immediate resale in the public market, subject to compliance as to certain of such shares with applicable provisions of Rules 144 and 701.

     The Company, the executive officers and directors of the Company, and certain securityholders, which executive officers, directors and securityholders in the aggregate hold approximately 8,230,866 shares of Common Stock (including 343,320 shares of Common Stock that may be acquired pursuant to the exercise of vested options or warrants held by them) at March 31, 1996, have agreed pursuant to certain agreements that they will not, without the prior written consent of Dillon, Read & Co. Inc., offer, sell or otherwise dispose of the shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus. The shares subject to the lock-up agreements include 685,259 of the shares of Common Stock that would otherwise have become immediately eligible for resale in the public market upon completion of this offering and approximately 6,591,346 of the shares of Common Stock (including approximately 239,167 shares of Common Stock covered by options exercisable within the 90-day period following the date of this Prospectus) that would otherwise have become eligible for resale in the public market beginning approximately 90 days after the date of this Prospectus, subject to compliance as to certain of such shares with the applicable provisions of Rules 144 and 701.

     In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 105,052 immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule
144. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

     Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted under the 1992 Option Plan) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than an Affiliate of the Company subject only to the manner of sale provisions of Rule 144 and by an Affiliate under Rule 144 without compliance with its two-year holding period requirement.

     At the completion of this offering, certain persons and entities (the "Rightholders"), will be entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 7,976,644 shares of Common Stock (the "Registrable Shares"), including 125,330 shares of Common Stock that may be acquired pursuant to the exercise of outstanding warrants, under the terms of agreements among the Company and the Rightholders (the "Registration Agreements"). The Registration Agreements generally provide that in the event the Company proposes to register any of its securities under the Securities Act at any time, with certain exceptions, the Rightholders shall be entitled to include Registrable Shares in such registration, subject to the right of the managing underwriter of any underwritten offering to exclude from such registration for marketing reasons some or all of such Registrable Shares. Certain Rightholders have the additional right under certain Registration Agreements to require the Company to prepare and file registration statements under the Securities Act with respect to a total of approximately 7,651,138 Registrable Shares, including shares of Common Stock that may be acquired upon the exercise of outstanding warrants, if such Rightholders holding specified percentages of such Registrable Shares so request, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Under the Registration Agreements, the Company is not required to file a registration statement within six months of the effective date of the Registration Statement of which this Prospectus is a part. The Company is generally required to bear the expense of all such registrations.

     Prior to this offering, there has been no public market for the Common Stock. No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Company's Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

                                                                                 NUMBER
       UNDERWRITERS                                                             OF SHARES
       ------------                                                             ---------
    Dillon, Read & Co. Inc...................................................
    Oppenheimer & Co., Inc...................................................

                                                                                ---------
    Total....................................................................   2,500,000
                                                                                =========


     The Managing Underwriters are Dillon, Read & Co. Inc. and Oppenheimer & Co., Inc.

     The Underwriters are committed to purchase all of the shares of Common Stock, if any are so purchased. The Underwriting Agreement contains certain provisions whereby, if any Underwriter defaults in its obligation to purchase such shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, some or all of the remaining Underwriters must assume such obligations.

     The Underwriters propose to offer the shares of Common Stock to the public initially at the offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share on sales to certain other dealers.
The offering of the shares is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the public offering of the Common Stock, the public offering price and the concessions may be changed by the Managing Underwriters.

     The Company has granted to the Underwriters an option for 30 days from the date of this Prospectus to purchase up to 375,000 additional shares of Common Stock. The Underwriters may exercise such option only to cover over-allotments of the Common Stock offered hereby. To the extent the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such Underwriter's initial commitment.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, its directors, executive officers and certain of its stockholders holding in the aggregate approximately 8,230,866 shares of Common Stock outstanding prior to this offering, have agreed not to offer, sell, contract to sell, grant any options to sell or otherwise dispose of, directly or indirectly, any shares of the Common Stock or securities convertible or exchangeable for Common Stock or warrants or other rights to purchase Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc., except for the Common Stock sold in this offering and except that the Company may issue, and grant options to purchase, shares of Common Stock under its stock and option plans described in this Prospectus and issue shares of Common Stock in certain other circumstances. See "Shares Eligible for Future Sale."

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Managing Underwriters and the Company. Factors considered in determining such price will be prevailing market conditions, the state of the Company's development, recent financial results of the Company, the future prospects of the Company and its industry, market valuations of securities of companies engaged in activities deemed by the Managing Underwriters to be similar to those of the Company, and other factors deemed relevant.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Brobeck, Phleger & Harrison LLP, New York, New York, have acted as counsel for the Underwriters in connection with certain legal matters related to this offering.

                                    EXPERTS

     The financial statements of Diatide at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The statements in this Prospectus set forth under the captions "Risk
Factors -- Uncertainty Regarding Patents and Proprietary Rights" and "Business
- -- Patents, Trade Secrets and Licenses" (other than the statements set forth in the third, fifth and sixth paragraphs thereof) have been reviewed and approved by Banner & Allegretti, Ltd., United States patent counsel for the Company, as experts on such matters, and are included herein in reliance upon such review and approval. The statements in this Prospectus set forth in the fifth paragraph under the caption "Business-Patents, Trade Secrets and Licenses" have been reviewed and approved by Dr. Volker Vossius, European patent counsel for the Company, as an expert on such matters, and are included herein in reliance upon such review and approval.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors.......................................................   F-2
Balance Sheets as of December 31, 1994 and 1995, and March 31, 1996 (unaudited)......   F-3
Statements of Operations for the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996 (unaudited), and the period from
  February 6, 1990 (date of inception) to March 31, 1996 (unaudited).................   F-4
Statements of Stockholders' Equity for the period February 6, 1990 (date of inception) to December 31, 1995 and the period from January 1, 1996 to March 31,
  1996 (unaudited)...................................................................   F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996 (unaudited), and the period from
  February 6, 1990 (date of inception) to March 31, 1996 (unaudited).................   F-6
Notes to Financial Statements........................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Diatide, Inc.

     We have audited the accompanying balance sheets of Diatide, Inc. (a company in the development stage) as of December 31, 1994 and 1995, and the related statements of operations, and cash flows for each of the three years in the period ended December 31, 1995, and the statement of stockholders' equity for the period February 6, 1990 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diatide, Inc. (a company in the development stage) at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Manchester, New Hampshire
February 2, 1996,
     except for the first paragraphs of Notes 2 and 5, as to which the date is
     May   , 1996.
- ---------------

The foregoing report is in the form that will be signed upon the completion of the reverse stock split described in Note 2 to the financial statements.

Manchester, New Hampshire                   /S/ ERNST & YOUNG LLP

May 21, 1996

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                         ---------------------------      MARCH 31,
                                                                            1994            1995             1996
                                                                         -----------     -----------     ------------
                                                                                                         (UNAUDITED)
ASSETS (Note 4)
Current assets:
    Cash and cash equivalents.........................................   $ 2,709,760     $ 5,084,197     $  4,956,784
    Marketable securities (Note 2)....................................            --       3,993,345        1,940,094
    Other current assets..............................................       107,842         431,174          273,703
                                                                         -----------     -----------     ------------
Total current assets..................................................     2,817,602       9,508,716        7,170,581
Property and equipment, at cost:
    Laboratory equipment..............................................       857,538       1,045,396        1,104,887
    Office equipment, furniture and fixtures..........................       279,565         453,547          486,631
    Leasehold improvements............................................       239,592         246,887          282,887
                                                                         -----------     -----------     ------------
                                                                           1,376,695       1,745,830        1,874,405
    Less accumulated depreciation and amortization....................       508,021         882,698          967,297
                                                                         -----------     -----------     ------------
                                                                             868,674         863,132          907,108
Capitalized financing costs (Note 2)..................................            --         263,783          459,066
Other assets..........................................................         9,629          16,592            9,783
                                                                         -----------     -----------     ------------
Total assets..........................................................   $ 3,695,905     $10,652,223     $  8,546,538
                                                                         ===========     ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses (Note 3)....................   $   643,549     $   900,709     $  1,290,078
    Deferred revenue..................................................            --         166,666               --
    Current portion of long-term debt (Note 4)........................       274,759         214,286          214,286
                                                                         -----------     -----------     ------------
Total current liabilities.............................................       918,308       1,281,661        1,504,364
Long-term debt, less current portion (Note 4).........................       285,714          89,286           36,593
Stockholders' equity (Note 5):
    Preferred stock, $0.01 par value:
      Authorized shares - 23,725,973 (18,425,973 in 1994)
      Series A convertible preferred stock:
        Authorized shares - 2,027,225
        Issued and outstanding shares - 2,000,000 (liquidation value
          of $2,960,000)..............................................        20,000          20,000           20,000
      Series B convertible preferred stock:
        Authorized shares - 2,617,219
        Issued and outstanding shares - 2,602,219 (liquidation value
          of $6,947,925)..............................................        26,022          26,022           26,022
      Series C convertible preferred stock:
        Authorized shares - 4,589,655
        Issued and outstanding shares - 4,589,655 (liquidation value
          of $26,252,827).............................................        45,897          45,897           45,897
      Series D convertible preferred stock:
        Authorized shares - 1,400,000
        Issued and outstanding shares - 860,054 (liquidation value of
          $3,440,216).................................................            --           8,601            8,601
      Series E convertible preferred stock:
        Authorized shares - 2,500,000
        Issued and outstanding shares - 2,500,000 (liquidation value
          of $10,000,000).............................................            --          25,000           25,000
    Common stock, $0.001 par value:
      Authorized shares - 50,000,000 (6,960,000 in 1994)
      Issued and outstanding shares - 478,915 (465,265 in 1994).......           465             479              479
    Additional paid-in capital........................................    18,333,710      33,121,680       33,121,680
    Deferred compensation.............................................            --      (1,619,000)      (1,533,435)
    Deficit accumulated during the development stage..................   (15,934,187)    (22,347,379)     (24,708,639)
                                                                         -----------     -----------     ------------
                                                                           2,491,907       9,281,300        7,005,605
    Less: 4,800 shares of Common Stock in treasury, at cost...........           (24)            (24)             (24)
                                                                         -----------     -----------     ------------
Total stockholders' equity............................................     2,491,883       9,281,276        7,005,581
                                                                         -----------     -----------     ------------
Total liabilities and stockholders' equity............................   $ 3,695,905     $10,652,223     $  8,546,538
                                                                         ===========     ===========     ============

                            See accompanying notes.

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)


                                     STATEMENTS OF OPERATIONS

                                                                                                                  PERIOD FROM
                                                                                        THREE MONTHS             FEB. 6, 1990
                                                 YEAR ENDED                                 ENDED                  (DATE OF
                                                DECEMBER 31,                              MARCH 31,              INCEPTION) TO
                                 -------------------------------------------     ---------------------------       MARCH 31,
                                    1993            1994            1995            1995            1996             1996
                                 -----------     -----------     -----------     -----------     -----------     -------------
                                                                                         (UNAUDITED)              (UNAUDITED)
Revenues:
    License fees.............    $   200,000     $   100,000     $   500,000     $        --     $        --     $    800,000
    Research grants..........        101,206         107,546         240,673              --              --          449,425
    Sponsored research.......             --              --         778,388              --         500,000        1,278,388
                                 -----------     -----------     -----------     -----------     -----------     ------------
Total revenues...............        301,206         207,546       1,519,061              --         500,000        2,527,813
                                 -----------     -----------     -----------     -----------     -----------     ------------
Cost and expenses:
    Research and
      development............      2,988,798       4,444,662       6,555,628       1,106,862       2,528,603       21,288,253
    General and
      administrative.........      1,217,082       1,714,366       1,636,486         407,188         439,012        6,547,586
                                 -----------     -----------     -----------     -----------     -----------     ------------
Total costs and expenses.....     (4,205,880)     (6,159,028)     (8,192,114)     (1,514,050)     (2,967,615)     (27,835,839)
                                 -----------     -----------     -----------     -----------     -----------     ------------
Loss from operations.........     (3,904,674)     (5,951,482)     (6,673,053)     (1,514,050)     (2,467,615)     (25,308,026)

Other income (expense):
    Interest income..........         33,174         199,197         305,629          14,938         116,389          831,524
    Interest expense.........       (107,605)         (6,607)        (45,768)        (10,378)        (10,034)        (232,137)
                                 -----------     -----------     -----------     -----------     -----------     ------------
Total other income
  (expense)..................        (74,431)        192,590         259,861           4,560         106,355          599,387
                                 -----------     -----------     -----------     -----------     -----------     -------------
Net loss.....................    $(3,979,105)    $(5,758,892)    $(6,413,192)    $(1,509,490)    $(2,361,260)    $(24,708,639)
                                 ===========     ===========     ===========     ===========     ===========     ============
Pro forma net loss per share
  (unaudited)................                                    $     (0.90)                    $     (0.29)
                                                                 ===========                     ===========
Shares used in computing pro
  forma net loss per share
  (unaudited)................                                      7,148,593                       8,195,603

                            See accompanying notes.

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FEBRUARY 6, 1990 (DATE OF INCEPTION) TO DECEMBER 31, 1995 AND THE
              PERIOD JANUARY 1, 1996 TO MARCH 31, 1996 (UNAUDITED)

                                                                                   CONVERTIBLE PREFERRED STOCK
                                                                   -----------------------------------------------------------
                                                                         SERIES A                 SERIES B           SERIES C
                                                                   ---------------------    ---------------------    ---------
                                                                    SHARES       AMOUNT      SHARES       AMOUNT      SHARES
                                                                   ---------    --------    ---------    --------    ---------
            Sale of preferred stock for cash, April and September
             1990 (net of issuance costs of $7,000)..............  2,000,000    $ 20,000           --    $     --           --
            Sale of common stock for cash, September and December
             1990................................................
            Net loss.............................................
                                                                   ---------    --------    ---------    --------    ---------
            Balance at December 31, 1990.........................  2,000,000      20,000           --          --           --
            Sale of common stock for cash, May, July, August,
             September and November 1991.........................
            Sale of preferred stock for cash, December 1991 (net
             of issuance costs of $31,300).......................                           1,861,514      18,615
            Conversion of convertible notes and accrued interest
             to preferred stock, December 1991...................                             688,505       6,885
            Net loss.............................................
                                                                   ---------    --------    ---------    --------    ---------
            Balance at December 31, 1991.........................  2,000,000      20,000    2,550,019      25,500           --
            Sale of preferred stock for cash, January 1992.......                              52,200         522
            Issuance of common stock through exercise of stock
             options.............................................
            Net loss.............................................
                                                                   ---------    --------    ---------    --------    ---------
            Balance at December 31, 1992.........................  2,000,000      20,000    2,602,219      26,022           --
            Sale of preferred stock for cash, November 1993 (net
             of issuance costs of $234,268)......................                                                    3,669,944
            Conversion of convertible notes and accrued interest
             to preferred stock, November 1993...................                                                      772,199
            Issuance of common stock through exercise of stock
             options.............................................
            Repurchase of common stock, at cost..................
            Net loss.............................................
                                                                   ---------    --------    ---------    --------    ---------
            Balance at December 31, 1993.........................  2,000,000      20,000    2,602,219      26,022    4,442,143
            Sale of preferred stock for cash, January 1994.......                                                      147,512
            Issuance of common stock through exercise of stock
             options.............................................
            Net loss.............................................
                                                                   ---------    --------    ---------    --------    ---------
            Balance at December 31, 1994.........................  2,000,000      20,000    2,602,219      26,022    4,589,655
            Sale of preferred stock for cash, May 1995 (net, of
             issuance costs of $17,449)..........................
            Sale of preferred stock for cash, August 1995 (net of
             issuance costs of $268,740).........................
            Issuance of common stock through exercise of stock
             options.............................................
            Deferred compensation associated with stock option
             grants..............................................
            Amortization of deferred compensation................
            Net loss.............................................
                                                                   ---------    --------    ---------    --------    ---------
            Balance at December 31, 1995.........................  2,000,000      20,000    2,602,219      26,022    4,589,655
                                                                   ---------    --------    ---------    --------    ---------
            Amortization of deferred compensation (unaudited)....
            Net loss (unaudited).................................
                                                                   ---------    --------    ---------    --------    ---------
            Balance at March 31, 1996 (unaudited)................  2,000,000    $ 20,000    2,602,219    $ 26,022    4,589,655
                                                                   =========     =======    =========     =======    =========


                                                                                    SERIES D               SERIES E
                                                                               ------------------    ---------------------
                                                                    AMOUNT      SHARES     AMOUNT     SHARES       AMOUNT
                                                                   --------    --------    ------    ---------    --------
                                                                   <
            Sale of preferred stock for cash, April and September
             1990 (net of issuance costs of $7,000)..............  $     --          --    $   --           --    $     --
            Sale of common stock for cash, September and December
             1990................................................
            Net loss.............................................
                                                                   --------    --------    ------    ---------    --------
            Balance at December 31, 1990.........................        --          --        --           --
            Sale of common stock for cash, May, July, August,
             September and November 1991.........................
            Sale of preferred stock for cash, December 1991 (net
             of issuance costs of $31,300).......................
            Conversion of convertible notes and accrued interest
             to preferred stock, December 1991...................
            Net loss.............................................
                                                                   --------    --------    ------    ---------    --------
            Balance at December 31, 1991.........................        --          --        --           --          --
            Sale of preferred stock for cash, January 1992.......
            Issuance of common stock through exercise of stock
             options.............................................
            Net loss.............................................
                                                                   --------    --------    ------    ---------    --------
            Balance at December 31, 1992.........................        --          --        --           --          --
            Sale of preferred stock for cash, November 1993 (net
             of issuance costs of $234,268)......................    36,699
            Conversion of convertible notes and accrued interest
             to preferred stock, November 1993...................     7,722
            Issuance of common stock through exercise of stock
             options.............................................
            Repurchase of common stock, at cost..................
            Net loss.............................................
                                                                   --------    --------    ------    ---------    --------
            Balance at December 31, 1993.........................    44,421          --        --           --          --
            Sale of preferred stock for cash, January 1994.......     1,476
            Issuance of common stock through exercise of stock
             options.............................................
            Net loss.............................................
                                                                   --------    --------    ------    ---------    --------
            Balance at December 31, 1994.........................    45,897          --        --           --          --
            Sale of preferred stock for cash, May 1995 (net, of
             issuance costs of $17,449)..........................               860,054     8,601
            Sale of preferred stock for cash, August 1995 (net of
             issuance costs of $268,740).........................                                    2,500,000      25,000
            Issuance of common stock through exercise of stock
             options.............................................
            Deferred compensation associated with stock option
             grants..............................................
            Amortization of deferred compensation................
            Net loss.............................................
                                                                   --------    --------    ------    ---------    --------
            Balance at December 31, 1995.........................    45,897     860,054     8,601    2,500,000      25,000
                                                                   --------    --------    ------    ---------    --------
            Amortization of deferred compensation (unaudited)....
            Net loss (unaudited).................................
                                                                   --------    --------    ------    ---------    --------
            Balance at March 31, 1996 (unaudited)................  $ 45,897     860,054    $8,601    2,500,000    $ 25,000
                                                                    =======     =======    ======    =========     =======


                                                                      COMMON STOCK       ADDITIONAL
                                                                   ------------------      PAID-IN        DEFERRED
                                                                    SHARES     AMOUNT      CAPITAL      COMPENSATION
                                                                   --------    ------    -----------    -------------
            Sale of preferred stock for cash, April and September
             1990 (net of issuance costs of $7,000)..............        --    $   --    $ 1,973,000     $        --
            Sale of common stock for cash, September and December
             1990................................................   224,142       224          1,502
            Net loss.............................................
                                                                   --------    ------    -----------    ------------
            Balance at December 31, 1990.........................   224,142       224      1,974,502              --
            Sale of common stock for cash, May, July, August,
             September and November 1991.........................   190,393       190          1,260
            Sale of preferred stock for cash, December 1991 (net
             of issuance costs of $31,300).......................                          3,675,718
            Conversion of convertible notes and accrued interest
             to preferred stock, December 1991...................                          1,367,520
            Net loss.............................................
                                                                   --------    ------    -----------    ------------
            Balance at December 31, 1991.........................   414,535       414      7,019,000              --
            Sale of preferred stock for cash, January 1992.......                            103,878
            Issuance of common stock through exercise of stock
             options.............................................     2,400         3            797
            Net loss.............................................
                                                                   --------    ------    -----------    ------------
            Balance at December 31, 1992.........................   416,935       417      7,123,675              --
            Sale of preferred stock for cash, November 1993 (net
             of issuance costs of $234,268)......................                          8,903,893
            Conversion of convertible notes and accrued interest
             to preferred stock, November 1993...................                          1,922,775
            Issuance of common stock through exercise of stock
             options.............................................        30                       10
            Repurchase of common stock, at cost..................
            Net loss.............................................
                                                                   --------    ------    -----------    ------------
            Balance at December 31, 1993.........................   416,965       417     17,950,353              --
            Sale of preferred stock for cash, January 1994.......                            367,305
            Issuance of common stock through exercise of stock
             options.............................................    48,300        48         16,052
            Net loss.............................................
                                                                   --------    ------    -----------    ------------
            Balance at December 31, 1994.........................   465,265       465     18,333,710              --
            Sale of preferred stock for cash, May 1995 (net, of
             issuance costs of $17,449)..........................                          3,414,166
            Sale of preferred stock for cash, August 1995 (net of
             issuance costs of $268,740).........................                          9,706,260
            Issuance of common stock through exercise of stock
             options.............................................    13,650        14          4,544
            Deferred compensation associated with stock option
             grants..............................................                          1,663,000     $(1,663,000)
            Amortization of deferred compensation................                                             44,000
            Net loss.............................................
                                                                   --------    ------    -----------    ------------
            Balance at December 31, 1995.........................   478,915       479     33,121,680      (1,619,000)
                                                                   --------    ------    -----------    ------------
            Amortization of deferred compensation (unaudited)....                                             85,565
            Net loss (unaudited).................................
                                                                   --------    ------    -----------    ------------
            Balance at March 31, 1996 (unaudited)................   478,915    $  479    $33,121,680     $(1,533,435)
                                                                   ========    ======    ===========    ============


                                                                     DEFICIT
                                                                   ACCUMULATED
                                                                    DURING THE                      TOTAL
                                                                   DEVELOPMENT     TREASURY     STOCKHOLDERS'
                                                                      STAGE          STOCK         EQUITY
                                                                   ------------    ---------    -------------
            Sale of preferred stock for cash, April and September
             1990 (net of issuance costs of $7,000).............. $         --       $  --       $ 1,993,000
            Sale of common stock for cash, September and December
             1990................................................                                      1,726
            Net loss.............................................   (1,035,107)                   (1,035,107)
                                                                  ------------       -----       -----------
            Balance at December 31, 1990.........................   (1,035,107)         --           959,619
            Sale of common stock for cash, May, July, August,
             September and November 1991.........................                                      1,450
            Sale of preferred stock for cash, December 1991 (net
             of issuance costs of $31,300).......................                                  3,694,333
            Conversion of convertible notes and accrued interest
             to preferred stock, December 1991...................                                  1,374,405
            Net loss.............................................   (1,812,256)                   (1,812,256)
                                                                  ------------       -----       -----------
            Balance at December 31, 1991.........................   (2,847,363)         --         4,217,551
            Sale of preferred stock for cash, January 1992.......                                    104,400
            Issuance of common stock through exercise of stock
             options.............................................                                        800
            Net loss.............................................   (3,348,827)                   (3,348,827)
                                                                  ------------       -----       -----------
            Balance at December 31, 1992.........................   (6,196,190)                      973,924
            Sale of preferred stock for cash, November 1993 (net
             of issuance costs of $234,268)......................                                  8,940,592
            Conversion of convertible notes and accrued interest
             to preferred stock, November 1993...................                                  1,930,497
            Issuance of common stock through exercise of stock
             options.............................................                                         10
            Repurchase of common stock, at cost..................                      (24)              (24)
            Net loss.............................................   (3,979,105)                   (3,979,105)
                                                                  ------------       -----       -----------
            Balance at December 31, 1993.........................  (10,175,295)        (24)        7,865,894
            Sale of preferred stock for cash, January 1994.......                                    368,781
            Issuance of common stock through exercise of stock
             options.............................................                                     16,100
            Net loss.............................................   (5,758,892)                   (5,758,892)
                                                                  ------------       -----       -----------
            Balance at December 31, 1994.........................  (15,934,187)        (24)        2,491,883
            Sale of preferred stock for cash, May 1995 (net, of
             issuance costs of $17,449)..........................                                  3,422,767
            Sale of preferred stock for cash, August 1995 (net of
             issuance costs of $268,740).........................                                  9,731,260
            Issuance of common stock through exercise of stock
             options.............................................                                      4,558
            Deferred compensation associated with stock option
             grants..............................................                                         --
            Amortization of deferred compensation................                                     44,000
            Net loss.............................................   (6,413,192)                   (6,413,192)
                                                                  ------------       -----       -----------
            Balance at December 31, 1995.........................  (22,347,379)        (24)        9,281,276
                                                                  ------------       -----       -----------
            Amortization of deferred compensation (unaudited)....                                     85,565
            Net loss (unaudited).................................   (2,361,260)                   (2,361,260)
                                                                  ------------       -----       -----------
            Balance  at March 31, 1996 (unaudited)............... $(24,708,639)      $ (24)      $ 7,005,581
                                                                  ============       =====       ===========

                            See accompanying notes.

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS

                                                                                                                     PERIOD FROM
                                                                                              THREE MONTHS          FEB. 6, 1990
                                                            YEAR ENDED                            ENDED               (DATE OF
                                                           DECEMBER 31,                         MARCH 31,           INCEPTION) TO
                                              ---------------------------------------   -------------------------     MARCH 31,
                                                 1993          1994          1995          1995          1996           1996
                                              -----------   -----------   -----------   -----------   -----------   -------------
                                                                                               (UNAUDITED)           (UNAUDITED)
OPERATING ACTIVITIES
Net loss...................................   $(3,979,105)  $(5,758,892)  $(6,413,192)  $(1,509,490)  $(2,361,260)  $(24,708,639)
Adjustments to reconcile net loss to cash
  used in operating activities:
    Depreciation and amortization..........       145,022       207,886       374,677        84,691        84,599      1,006,152
    Cancellation of accrued interest.......        81,508       --            --            --            --             111,438
    Amortization of deferred
      compensation.........................       --            --             44,000       --             85,565        129,565
    Changes in operating assets and
      liabilities:
      Other current assets.................        13,361         9,857      (323,332)      (23,834)      157,471       (273,703)
      Other assets.........................        20,836        (4,046)       (6,963)        2,037         6,809        (48,638)
      Accounts payable and accrued
        expenses...........................       (17,511)      164,487       257,160       375,211       389,369      1,290,078
      Deferred revenue.....................       --            --            166,666       --           (166,666)       --
                                              -----------   -----------   -----------   -----------   -----------   ------------
Cash used in operating activities..........    (3,735,889)   (5,380,708)   (5,900,984)   (1,071,385)   (1,804,113)   (22,493,747)
INVESTING ACTIVITIES
Additions to property and equipment........       (42,448)     (708,583)     (369,135)      (97,997)     (128,575)    (1,874,405)
Purchases of marketable securities.........       --            --         (4,493,345)      --         (1,351,749)    (5,845,094)
Sales of marketable securities.............       --            --            500,000       --          3,405,000      3,905,000
                                              -----------   -----------   -----------   -----------   -----------   ------------
Cash used in investing activities..........       (42,448)     (708,583)   (4,362,480)      (97,997)    1,924,676     (3,814,499)
FINANCING ACTIVITIES
Sale of preferred stock....................     8,940,592       368,781    13,154,027       --            --          28,255,133
Issuance of convertible notes..............     2,163,989       --            --            --            --           3,508,464
Repayment of convertible notes.............      (315,000)      --            --            --            --            (315,000)
Issuance of long-term debt.................       --            500,000       --            --            --             900,518
Repayment of long-term debt................      (101,856)      (83,109)     (256,901)      (49,152)      (52,693)      (649,639)
Sale of common stock.......................            10        16,100         4,558       --            --              24,644
Repurchase of common stock.................           (24)      --            --            --            --                 (24)
Capitalized financing costs................       --            --           (263,783)      --           (195,283)      (459,066)
                                              -----------   -----------   -----------   -----------   -----------   ------------
Cash provided by (used in) financing
  activities...............................    10,687,711       801,772    12,637,901       (49,152)     (247,976)    31,265,030
                                              -----------   -----------   -----------   -----------   -----------   ------------
Net (decrease) increase in cash and cash
  equivalents..............................     6,909,374    (5,287,519)    2,374,437    (1,218,534)     (127,413)     4,956,784
Cash and cash equivalents at beginning
  of period................................     1,087,905     7,997,279     2,709,760     2,709,760     5,084,197        --
                                              -----------   -----------   -----------   -----------   -----------   ------------
Cash and cash equivalents at end of
  period...................................   $ 7,997,279   $ 2,709,760   $ 5,084,197   $ 1,491,226   $ 4,956,784   $  4,956,784
                                              ===========   ===========   ===========   ===========   ===========   ============
Noncash transactions:
    Conversion of convertible notes and
      accrued interest to preferred
      stock................................   $ 1,930,497   $   --        $   --        $   --        $   --        $  3,304,902
    Deferred compensation associated with
      stock options issued at less than
      fair value...........................   $   --        $   --        $ 1,663,000   $   --        $   --        $  1,663,000

                            See accompanying notes.

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION AS OF MARCH 31, 1996 AND THE THREE MONTHS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  NATURE OF BUSINESS AND ORGANIZATION

     Diatide, Inc. (the "Company") was founded in February 1990 and is a development stage company engaged in the discovery and development of proprietary radiopharmaceuticals for use in nuclear medicine imaging procedures. Since inception, principal activities have been to develop business plans, obtain financing, perform research and development, and recruit and train personnel. Accordingly, the ultimate completion of the Company's planned operations is contingent upon the successful completion of technology development, obtaining financing and, ultimately, achieving profitable operations. Effective January 26, 1996, the Company changed its name from Diatech, Inc. to Diatide, Inc.

2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     All common share amounts and per share dollar amounts have been adjusted for all periods presented to reflect the effect of the anticipated 6-for-10 reverse stock split to be effective prior to the effective date of the Company's initial public offering.

     All convertible preferred share amounts and per share dollar amounts have not been adjusted to reflect the conversion of the convertible preferred shares and the effect of the anticipated 6-for-10 reverse common stock split to be effective prior to the effective date of the Company's initial public offering.

  Interim Financial Statements (unaudited)

     The balance sheet at March 31, 1996, the statements of operations and statements of cash flows for the three months ended March 31, 1995 and 1996 and the period from February 6, 1990 (date of inception) to March 31, 1996, and the statement of stockholders' equity for the three months ended March 31, 1996 are unaudited, but, in the opinion of management, include all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the entire year.

  Cash and Cash Equivalents

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents at December 31, 1994 and 1995 are invested in money market investment accounts, short-term government-backed securities, or commercial paper. These cash and cash equivalents are maintained with high credit quality financial institutions.

  Marketable Securities

     The Company adopted Financial Accounting Standards Board Statement No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. The Company's marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, if any, reported in a separate component of stockholders' equity.

     At December 31, 1995, marketable securities included in cash and cash equivalents consisted of a single cash management investment fund with a fair value of $4,969,950. At December 31, 1994, marketable securities, included in cash and cash equivalents, consisted of two investments in

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

commercial paper with a fair value of $992,413 and a single cash management investment fund with a fair value of $989,013. At December 31, 1995, marketable securities, with a fair value of $3,993,345, consisted of commercial paper with original maturities of less than a year but greater than three months. The balance was comprised of four investments ranging in amounts between approximately $500,000 and $1,250,000.

     The fair value of these investments approximates their cost, and therefore, there are no unrealized gains or losses as of December 31, 1994 and 1995.

  Property and Equipment

     Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are stated at cost and are being amortized over the lesser of the term of the lease or estimated useful life of the asset.

  Capitalized Financing Costs

     In connection with a pending initial public offering of the Company's common stock, the Company has capitalized certain professional fees and other costs related to this offering. These costs will be offset against the proceeds of the initial public offering upon its completion. If the offering is not consummated, these amounts will be charged to the results of operations at that time.

  Income Taxes

     In fiscal year 1993, the Company adopted Financial Accounting Standards Board Statement No. 109 (FAS 109), "Accounting for Income Taxes". The adoption of FAS 109 did not have a material effect on the Company's financial statements. Under FAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates and laws that will be in effect when the differences are expected to be reversed.

  Revenue Recognition

     Revenues from license fees are recognized as the fees are earned in accordance with the underlying license arrangements. Revenues from research grants are recognized as reimbursable expenses are incurred. Revenues from sponsored research are recognized in accordance with the underlying research arrangements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts reported in the Company's balance sheets for other current assets and long-term debt approximate their fair value. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which establishes criteria for the recognition and measurement of

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

impairment loss associated with long-lived assets. The Company will be required to adopt this standard in the first quarter of 1996. Based on the Company's initial evaluation, adoption is not expected to have a material impact on the Company's financial position or results of operation.

     In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (FAS 123) which prescribes the accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. Under FAS 123, companies are encouraged, but not required, to adopt the fair value method of accounting for such plans. Companies can elect to continue to follow the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). If APB 25 is followed, companies are required to disclose pro forma information regarding net income and earnings per share as if the company had accounted for its stock-based compensation plans under the fair value method under FAS 123. The Company will be required to adopt FAS 123 in 1996. The Company has not yet determined which method of accounting it will apply under FAS 123, and, therefore, the impact on the Company's financial position or results of operations, if any, has not been determined.

  Pro Forma Net Loss Per Share (unaudited)

     Pro forma net loss per share for the year ended December 31, 1995 and the three months ended March 31, 1996 (unaudited) is computed using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents, assuming the conversion of Series A, B, C, D and E Convertible Preferred Stock into common shares (as of their original date of issuance), which will occur upon completion of the initial public offering, as contemplated herein, and the exercise of stock options and warrants (using the treasury stock method). Common Stock equivalent shares are excluded from the computation if their effect is anti-dilutive; however, pursuant to the requirements of the Securities and Exchange Commission, common shares issued by the Company and common equivalent shares relating to stock options (using the treasury stock method and the mid-point of the initial public offering range) issued during the twelve months prior to the initial public offering are included whether or not they are anti-dilutive. Historical earnings per share have not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur in connection with this offering.

     The common share amounts and per share dollar amounts have been adjusted for all periods presented to reflect the effect of the anticipated 6-for-10 reverse stock split to be effective prior to the effective date of the Company's initial public offering.


3.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31:

                                                                          1994          1995
                                                                        --------      --------
Accounts payable.....................................................   $294,144      $473,272
Accrued research and development expenses............................     77,000       155,000
Accrued license fees.................................................     90,000         --
Accrued professional fees............................................     52,307        86,000
Accrued vacation.....................................................     35,700        70,000
Accrued bonus........................................................     30,659        31,417
Accrued moving and relocation expenses...............................     17,600        18,000
Accrued other........................................................     46,139        67,020
                                                                        --------      --------
                                                                        $643,549      $900,709
                                                                        ========      ========

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                          1994          1995
                                                                        --------      --------
Term loan payable to a bank in monthly installments of $17,857 plus
  interest, beginning January 1995 through April 1997................   $500,000      $303,572
Term loan payable to a bank in monthly installments of $6,719 plus
  interest, beginning May 1993 through September 1995................     60,473         --
                                                                        --------      --------
                                                                         560,473       303,572
Less current portion.................................................    274,759       214,286
                                                                        --------      --------
                                                                        $285,714      $ 89,286
                                                                        ========      ========

     The bank term loans above bear interest ranging from the prime rate (8.5% at December 31, 1995) plus 2% to the prime rate plus 2.5%. The loans are secured by all assets of the Company.

     The term loan agreements contain various covenants which, among other things, call for the maintenance of a specified minimum net worth, a maximum total liabilities to net worth ratio, and a minimum liquidity ratio, as defined.

     Aggregate maturities on long-term debt are as follows: 1996-$214,286 and 1997-$89,286. Cash paid for interest was approximately $26,000 in 1993, $9,000 in 1994 and $43,000 in 1995.

5.  STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     The Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock (collectively, the "Convertible Preferred Stock") may be converted into the Company's Common Stock on a 6-for-10 basis, adjusted for certain events. The Convertible Preferred Stock automatically converts in the event of a public offering of the Company's common stock at an initial public offering price of not less than $10 per share (post reverse stock split), in which gross proceeds to the Company exceed $15,000,000. Holders of Convertible Preferred Stock are entitled to voting rights and dividends, when declared by the Board of Directors, on a per share basis computed as the number of equivalent shares of common stock. Series A holders are entitled to priority liquidation rights of an amount equal to $1 per share, as adjusted for certain events, plus $0.08 per share on the first anniversary of the Series A issue date (April 19, 1990), plus $0.10 per share on each subsequent anniversary date. Series B holders are entitled to priority liquidation rights of an amount equal to $2 per share, as adjusted for certain events, plus $0.07 per share on the second anniversary of the Series A issue date, plus $0.20 per share on each subsequent anniversary date. Series C holders are entitled to priority liquidation rights of an amount equal to $5 per share, as adjusted for certain events, plus $0.22 per share on the fourth anniversary of the Series A issue date, plus $0.50 per share on each subsequent anniversary date. Series D holders are entitled to liquidation rights, after Series A, B and C holders have been satisfied at an amount equal to $4 per share, as adjusted for certain events, plus $0.38 per share on the sixth anniversary of the Series A issue date, plus $0.40 per share on each subsequent anniversary date. The Series E holder is entitled to liquidation rights, after Series A, B, C and D holders have been satisfied, at an amount equal to $4 per share plus any accrued but unpaid dividends. Any accrued but unpaid dividends are added to the liquidation amounts for Series A, Series B, Series C, Series D and Series E holders.

  Common Stock

     Common stockholders are entitled to one vote per share and to dividends when declared by the Board of Directors, subject to the preferential rights of preferred stockholders.

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has issued restricted shares of common stock to certain employees and consultants, at prices equal to the then fair market value as determined by the Board of Directors. These shares of common stock are restricted by terms of stock vesting agreements, in which the shares generally vest at a rate of 20% per year. Upon termination of the services of the employee or consultant, the Company has the right to repurchase any unvested shares at the original purchase price of the shares. At December 31, 1995, there were 409,735 vested and 3,867 unvested shares pursuant to these agreements.

  Stock Purchase Warrants

     In November 1991, the Company issued warrants for 120,000 shares of common stock to holders of the then outstanding 6.75% convertible subordinated notes. Each warrant allows the holder to purchase one share of common stock at $3.33, subject to adjustment. The warrants expire on November 11, 1996.

     In August 1992, the Company issued a warrant to purchase 8,888 shares of Series B convertible preferred stock, at a price of $2.25 per share, subject to certain adjustments. The warrant expires on August 19, 1997.

  Stock Option Agreement

     In October 1991, the Company granted a common stockholder and consultant an option to purchase 27,225 shares of Series A Convertible Preferred Stock at a price of $1.13 per share. The shares subject to the option are exercisable at a rate of 20% per year, beginning on October 2, 1992. The entire option can be exercised on or after October 2, 1996. In 1993, this consultant's relationship with the Company was terminated. The option agreement was amended to give the consultant the right to exercise his options exercisable at such date within three years of the date of termination, which was September 28, 1993.

  Stock Option Plan

     In April 1992, the Board of Directors established the 1992 Stock Option Plan (the "Plan"). The Plan provides for the issuance or award of incentive and nonqualified stock options at prices to be determined by the Board of Directors. The total shares reserved for issuance under the Plan is 720,000. All employees and, in the case of awards other than incentive stock options, directors and consultants to the Company are eligible for awards under the Plan. The term of all stock options granted may not exceed ten years.

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of stock option activity follows:

                                                                       NUMBER          OPTION
                                                                      OF SHARES         PRICE
                                                                      ---------     ------------
Balance at December 31, 1991.......................................      --
     Granted.......................................................     316,897     $       0.33
     Exercised.....................................................      (2,400)            0.33
                                                                      ---------     ------------
Balance at December 31, 1992.......................................     314,497             0.33
     Granted.......................................................      48,060             0.33
     Exercised.....................................................         (30)            0.33
     Cancelled.....................................................        (180)            0.33
                                                                      ---------     ------------
Balance at December 31, 1993.......................................     362,347             0.33
     Granted.......................................................     197,250             0.42
     Exercised.....................................................     (48,300)            0.33
     Cancelled.....................................................     (36,900)            0.33
                                                                      ---------     ------------
Balance at December 31, 1994.......................................     474,397      0.33 - 0.42
     Granted.......................................................     202,710      0.42 - 9.33
     Exercised.....................................................     (13,650)     0.33 - 0.42
     Cancelled.....................................................     (36,210)     0.33 - 0.67
                                                                      ---------     ------------
Balance at December 31, 1995.......................................     627,247      0.33 - 9.33
     Granted.......................................................       1,560             9.33
     Exercised.....................................................          --               --
     Cancelled.....................................................          --               --
                                                                      ---------     ------------
Balance at March 31, 1996..........................................     628,807     $0.33 - 9.33
                                                                      =========     ============

     From August 1995 through December 1995, the Company issued stock options to purchase shares of common stock at exercise prices ranging from $1.33 to $9.33 per share. The Company recorded an increase to additional paid-in-capital and a corresponding charge to deferred compensation in the amount of $1,663,000 to recognize the aggregate difference between the deemed fair value for accounting purposes of the stock options at the date of grant and the option exercise price. The deferred compensation is being amortized over the option vesting period. Amortization expense of $44,000 was recorded in 1995 and $85,565 in the three months ended March 31, 1996.

     At March 31, 1996, 26,813 options were available for grant and 265,213 options were exercisable under the Plan.

  Reserved Shares

     At March 31, 1996, there were 8,328,445 shares of common stock reserved for issuance upon conversion of Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock, exercise of Series A options, Series B warrants and exercise of common stock options and warrants.

  Board of Directors Actions

     On January 25, 1996, the Company's Board of Directors approved a number of actions including, among other things, the declaration of a 6-for-10 reverse stock split of the Company's common stock, an increase in the number of authorized shares of common stock to 50,000,000, an increase in the number of shares of common stock available for grant under the 1992 Stock Option Plan to 2,000,000, and the adoption of the 1996 Employee Stock Purchase Plan and the 1996 Director Stock Option Plan. These actions are subject to stockholder approval, however, the reverse stock split and the increase in authorized shares of common stock are reflected in the accompanying financial statements.

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     1996 Director Stock Option Plan

          In January 1996, the Company's Board of Directors adopted the 1996 Director Stock Option Plan (the "Director Plan"), which will become effective upon the closing of an initial public offering of the Company's common stock. Under the Director Plan, options to purchase 5,000 shares of common stock will be granted to existing non-employee directors at the closing of an initial public offering. Thereafter, options to purchase 5,000 shares of common stock will be granted to each new director upon his or her initial election to the Board of Directors. Annual options to purchase 2,500 shares of common stock will be granted to each non-employee director on May 1 of each year commencing in 1997. The exercise price of options granted under the Director Plan will be the fair market value of the shares on the date of grant. All options will vest on the first anniversary of the date of grant, although the exercisability of these options will be accelerated upon the occurrence of a change of control of the Company, as defined. A total of 250,000 shares of common stock will be available for grant under the Director Plan.

     1996 Employee Stock Purchase Plan

          In January 1996, the Company's Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which will become effective upon the closing of an initial public offering of the Company's common stock. All individuals employed a minimum of 20 hours per week and five months in any calendar year will be eligible to participate in the Purchase Plan. Shares will be issuable at the lessor of 85% of the fair market value of the common stock on either the first or last day of a designated payroll deduction period. A total of 500,000 shares of common stock will be available for issuance under the Purchase Plan.

     All share amounts noted above in connection with the January 1996 Board actions reflect the effect of the anticipated 6-for-10 reverse stock split.

6.  INCOME TAXES

     At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $21.2 million and general business credit carryforwards of approximately $814,000 which expire through 2010. The future utilization of net operating loss and general business credit carryforwards may be subject to limitation under the change in stock ownership rules of the Internal Revenue Code. For financial reporting purposes, a valuation allowance of $8,099,000 ($5,921,000 in 1994) has been recognized to offset the deferred tax assets related to these carryforwards since uncertainty exists with respect to future realization of such carryforwards.

                                 DIATIDE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The significant components of the Company's deferred tax liabilities and assets are as follows at December 31:

                                                                      1994             1995
                                                                      ----             ----
Deferred tax assets:
  Net operating loss carryforwards..............................   $ 5,220,000      $ 7,230,000
  General business tax credits..................................       680,000          814,000
  Accrued expenses..............................................        51,000          117,000
                                                                   -----------      -----------
     Total deferred tax assets..................................     5,951,000        8,161,000
Valuation allowance for deferred tax assets.....................    (5,921,000)      (8,099,000)
                                                                   -----------      -----------
     Net deferred tax assets....................................        30,000           62,000
Deferred tax liabilities:
  Accelerated depreciation......................................       (30,000)         (62,000)
                                                                   -----------      -----------
     Total deferred tax liabilities.............................       (30,000)         (62,000)
                                                                   -----------      -----------
Net deferred tax liabilities and assets.........................   $   --           $   --
                                                                   ===========      ===========

7.  LEASES

     The Company leases its facility under an operating lease which calls for base monthly rental payments plus a pro-rata share of common area maintenance costs. The Company's current lease expires July 1996. The Company is currently negotiating to extend the lease on its current facility, plus add additional space.

     Rent expense was approximately $46,000 in 1993, $41,000 in 1994 and $56,000 in 1995.

8.  EMPLOYEE BENEFIT PLAN

     During 1992, the Company established a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees of the Company and provides for discretionary Company contributions. The amount expensed under the plan was $12,200 in 1993, $15,300 in 1994 and $37,200 in 1995.

9.  NYCOMED AGREEMENTS

     In August 1995, the Company and Nycomed Imaging AS (Nycomed), the Company's Series E Convertible Preferred Stockholder, entered into a series of agreements for multiple product development and joint marketing involving certain of the Company's peptide-based imaging agents for nuclear medicine and giving Nycomed the option for five years to an exclusive license for such products for Europe, South Africa and certain countries in the Middle East, as well as an exclusive co-promotion agreement for products in the United States. Under the terms of the agreements, Nycomed will pay the Company over the five year term for research and development support. In addition, Nycomed will pay option fees, milestone fees for certain achievements and royalties on product sales. During 1995, the Company received $1,278,388 under these agreements.

[A picture appearing on the top half of the page under the caption
"Molecular Model of GPIIb/IIIa Targeted Techtide P280" illustrates the molecular structure of P280; a picture appearing on the bottom half of the page shows vials containing the Company's product candidates]

===============================================================================

     NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
The Company...........................   17
Use of Proceeds.......................   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Selected Financial Data...............   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   25
Management............................   46
Certain Transactions..................   56
Principal Stockholders................   58
Description of Capital Stock..........   61
Shares Eligible for Future Sale.......   63
Underwriting..........................   65
Legal Matters.........................   66
Experts...............................   66
Additional Information................   66
Index to Financial Statements.........  F-1


                             ---------------------

     UNTIL                  , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

===============================================================================
===============================================================================


                                    DIATIDE


                             ---------------------



                                2,500,000 SHARES

                                  COMMON STOCK

                                   PROSPECTUS

                                                    , 1996



                             ---------------------



                            DILLON, READ & CO. INC.

                            OPPENHEIMER & CO., INC.



===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

        SEC Registration Fee..............................................  $ 11,897
        NASD Filing Fee...................................................     3,950
        Nasdaq Listing Fee................................................    30,000
        Blue Sky Fees and Expenses........................................    15,000
        Transfer Agent and Registrar Fees.................................    20,000
        Accounting Fees and Expenses......................................   100,000
        Legal Fees and Expenses...........................................   300,000
        Printing, Engraving and Mailing Expenses..........................   100,000
        Miscellaneous.....................................................   219,153
                                                                            --------
                  Total...................................................  $800,000
                                                                            ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under Section 9 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (A) ISSUANCES OF CAPITAL STOCK, NOTES AND WARRANTS

     Since December 31, 1992, the Registrant has sold the following securities that were not registered under the Securities Act:

          1. On February 19, 1993, the Company issued a series of notes known as the 10% Convertible Subordinated Notes Due August 1, 1993 to one individual and five entities, in the aggregate original principal amount of $946,000. The principal amount of these Notes (other than a Note in the aggregate amount of $315,000 held by one entity) together with all accrued interest thereon was subsequently converted into shares of Series C Convertible Preferred Stock.

          2. On June 24, 1993, the Company issued a series of notes known as the 10% Convertible Subordinated Notes Due December 1, 1993 to three individuals and four entities, in the aggregate original principal amount of $968,000. The principal amount of these Notes together with all accrued interest thereon was subsequently converted into shares of Series C Convertible Preferred Stock.

          3. On September 9, 1993 and October 20, 1993, the Registrant issued 10% notes to two entities in the aggregate original principal amount of $250,000. The principal amount of these Notes together with all accrued interest thereon was subsequently converted into shares of Series C Convertible Preferred Stock.

          4. On November 12, 1993 and January 14, 1994, the Registrant sold a total of 4,589,655 shares of Series C Convertible Preferred Stock to 13 individuals and 17 entities, for an aggregate purchase price of $11,474,137.50.

          5. On May 17, 1995, the Registrant sold a total of 860,054 units to eight individuals and 16 entities, for an aggregate purchase price of $3,440,216.00 (each unit consisting of one share of

     Series D Convertible Preferred Stock and one warrant to purchase 0.60 of one share of Common Stock (a "Unit Warrant"). The Unit Warrants have since been canceled and are not exercisable.

          6. On August 11, 1995, the Registrant sold a total of 2,500,000 shares of Series E Convertible Preferred Stock to one entity, for an aggregate purchase price of $10,000,000.00.

     (b) GRANTS AND EXERCISES OF STOCK OPTIONS

     The Registrant's 1992 Stock Option Plan was adopted by the stockholders of the Company on May 27, 1992. As of March 31, 1996, options to purchase 64,380 shares of Common Stock had been exercised for an aggregate consideration of $21,467 and options to purchase 628,807 shares of Common Stock were outstanding under such plan.

     The Registrant's 1996 Director Stock Option Plan and 1996 Employee Purchase Plan were adopted by the Company in January 1996. These plans become effective upon the closing of this offering and, as of March 31, 1996, no shares have been issued under these plans.

     The shares of capital stock and securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under
Section 4(2) of the Securities Act or Regulation D, Regulation S or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering or made outside of the United States.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) EXHIBITS

EXHIBIT
  NO.                                            DESCRIPTION
- --------                                         -----------
   *1     -- Form of Underwriting Agreement.
   *3.1   -- Certificate of Incorporation, as amended, of the Registrant, including form of
             Certificate of Amendment to be filed prior to consummation of the public offering.
   *3.2   -- Amended and Restated By-Laws of the Registrant.
   *4     -- Specimen Certificate for shares of Common Stock, $0.001 par value, of the
             Registrant.
   *5     -- Opinion of Hale and Dorr with respect to the validity of the securities being offered.
 *+10.1   -- License Agreement effective as of May 31, 1994 between the Registrant and
             Associated Universities, Inc.
 *+10.2   -- License Agreement dated March 2, 1990 between the Registrant and New England
             Deaconess Hospital.
 *+10.3   -- Patent License Agreement dated June 16, 1993 between National Institutes of
             Health and the Registrant as licensee.
 *+10.4   -- Distribution and License Agreement effective as of August 11, 1995 between the
             Registrant and Nycomed Imaging AS.
 *+10.5   -- Agreement for Co-Promotion of Optioned Product(s) in the United States effective as of August 11, 1995 between the Registrant and Nycomed Inc.
 *+10.6   -- Option and Development Agreement dated August 11, 1995 between the Registrant and Nycomed Imaging AS, as amended.
 *+10.7   -- License Agreement dated January 16, 1996 between the Registrant and Centocor,
             Inc.
 *+10.8   -- License Agreement dated February 27, 1996 between the Registrant and Merck &
             Co., Inc.
  *10.9   -- Lease dated March 14, 1996 between the Registrant and Cottage Street Trust for offices and laboratory space located at 9 Delta Drive, Londonderry, New
             Hampshire.
  *10.10  -- Series D Convertible Preferred Stock and Warrant Purchase Agreement dated May
             17, 1995 between the Registrant and Certain Stockholders of the Company, as
             amended.

EXHIBIT
  NO.                                            DESCRIPTION
- --------       --------------------------------------------------------------------------------
  *10.11  --   Registration Rights Agreement dated August 19, 1992 between the Registrant and
               Silicon Valley Bank.
  *10.12  --   Registration Rights Agreement dated December 19, 1990 between the Registrant and
               Richard T. Dean, as amended.
  *10.13  --   Registration Rights Agreement dated December 23, 1990 between the Registrant and
               Robert S. Lees.
  *10.14  --   1992 Stock Option Plan, as amended.
  *10.15  --   1996 Employee Stock Purchase Plan.
  *10.16  --   1996 Director Stock Option Plan.
  *10.17  --   Form of Warrants to purchase Common Stock issued on November 11, 1991.
  *10.18  --   Employment Agreement dated March 16, 1990 between the Registrant and Richard T.
               Dean, as amended.
  *10.19  --   Consulting Agreement dated April 2, 1990 between the Registrant and Robert S.
               Lees.
 *+10.20  --   Clinical Services Agreement effective as of September 22, 1995 between the
               Registrant and Certus International, Inc. (formerly known as The Aten Group,
               Inc.).
 *+10.21  --   Data Management Agreement dated as of February 14, 1996 between the Registrant and Certus International, Inc. (formerly known as The Aten Group, Inc.).
 *+10.22  --   Clinical Services Agreement effective as of April 11, 1996 between the
               Registrant and Certus International, Inc. (formerly known as The Aten Group,
               Inc.)
  *11     --   Computation of pro forma net loss per common share.
  *23.1   --   Consent of Hale and Dorr (included in Exhibit 5).
   23.2   --   Consent of Ernst & Young LLP.
  *23.3   --   Consent of Banner & Allegretti, Ltd.
  *23.4   --   Consent of Dr. Volker Vossius.
  *24     --   Powers of Attorney.
  *27     --   Financial Data Schedule.


- ---------------

 * Previously filed.
 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

     (B) FINANCIAL STATEMENT SCHEDULES

     All other schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and Amended and Restated By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Londonderry, State of New Hampshire, on this 21st day of May, 1996.


                                          DIATIDE, INC.

                                          By:      /s/  RICHARD T. DEAN

                                            ------------------------------------
                                                      RICHARD T. DEAN
                                             President, Chief Executive Officer
                                                        and Treasurer


     Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
- ---------------------------------------------   -----------------------------   ----------------
            /s/  RICHARD T. DEAN                President, Chief Executive        May 21, 1996
- ---------------------------------------------     Officer, Treasurer and
               Richard T. Dean                    Director (Principal
                                                  Executive Officer)
                      *                         Chief Financial Officer           May 21, 1996
- ---------------------------------------------     (Principal Financial and
              Mark A. Attarian                    Accounting Officer)
                      *                         Director                          May 21, 1996
- ---------------------------------------------
              Joseph F. Lovett
                      *                         Director                          May 21, 1996
- ---------------------------------------------
                Jean Deleage
                      *                         Director                          May 21, 1996
- ---------------------------------------------
              Donald L. Murfin
                      *                         Director                          May 21, 1996
- ---------------------------------------------
            Gustav A. Christensen
                      *                         Director                          May 21, 1996
- ---------------------------------------------
               Robert E. Curry
                      *                         Director                          May 21, 1996
- ---------------------------------------------
               Robert S. Lees
                      *                         Director                          May 21, 1996
- ---------------------------------------------
               Trond Jacobsen


*By:    /s/  RICHARD T. DEAN

     -------------------------------
             RICHARD T. DEAN
            Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT                                                                                    PAGE
  NO.                                          DESCRIPTION                                  NO.
- --------       ---------------------------------------------------------------------------------
   *1     --   Form of Underwriting Agreement..............................................
   *3.1   --   Certificate of Incorporation, as amended, of the Registrant, including form of Certificate of Amendment to be filed prior to consummation of the public offering....................................................................
   *3.2   --   Amended and Restated By-Laws of the Registrant..............................
   *4     --   Specimen Certificate for shares of Common Stock, $0.001 par value, of the
               Registrant..................................................................
   *5     --   Opinion of Hale and Dorr with respect to the validity of the securities being offered...............................................................
 *+10.1   --   License Agreement effective as of May 31, 1994 between the Registrant and
               Associated Universities, Inc................................................
 *+10.2   --   License Agreement dated March 2, 1990 between the Registrant and New England
               Deaconess Hospital..........................................................
 *+10.3   --   Patent License Agreement dated June 16, 1993 between National Institutes of
               Health and the Registrant as licensee.......................................
 *+10.4   --   Distribution and License Agreement effective as of August 11, 1995 between the Registrant and Nycomed Imaging AS.......................................
 *+10.5   --   Agreement for Co-Promotion of Optioned Product(s) in the United States
               effective as of August 11, 1995 between the Registrant and Nycomed Inc. ....
 *+10.6   --   Option and Development Agreement dated August 11, 1995 between the
               Registrant and Nycomed Imaging AS, as amended...............................
 *+10.7   --   License Agreement dated January 16, 1996 between the Registrant and
               Centocor, Inc. .............................................................
 *+10.8   --   License Agreement dated February 27, 1996 between the Registrant and Merck &
               Co., Inc. ..................................................................
  *10.9   --   Lease dated March 14, 1996 between the Registrant and Cottage Street Trust for offices and laboratory space located at 9 Delta Drive, Londonderry, New
               Hampshire...................................................................
  *10.10  --   Series D Convertible Preferred Stock and Warrant Purchase Agreement dated
               May 17, 1995 between the Registrant and Certain Stockholders of the Company,
               as amended..................................................................
  *10.11  --   Registration Rights Agreement dated August 19, 1992 between the Registrant and Silicon Valley Bank.....................................................
  *10.12  --   Registration Rights Agreement dated December 19, 1990 between the Registrant and Richard T. Dean, as amended.............................................
  *10.13  --   Registration Rights Agreement dated December 23, 1990 between the Registrant and Robert S. Lees..........................................................
  *10.14  --   1992 Stock Option Plan, as amended..........................................
  *10.15  --   1996 Employee Stock Purchase Plan...........................................
  *10.16  --   1996 Director Stock Option Plan.............................................
  *10.17  --   Form of Warrants to purchase Common Stock issued on November 11, 1991.......
  *10.18  --   Employment Agreement dated March 16, 1990 between the Registrant and Richard
               T. Dean, as amended.........................................................
  *10.19  --   Consulting Agreement dated April 2, 1990 between the Registrant and Robert
               S. Lees.....................................................................
 *+10.20  --   Clinical Services Agreement effective as of September 22, 1995 between the
               Registrant and Certus International, Inc. (formerly known as The Aten Group,
               Inc.).......................................................................
 *+10.21  --   Data Management Agreement dated as of February 14, 1996 between the
               Registrant and Certus International, Inc. (formerly known as The Aten Group,
               Inc.).......................................................................
 *+10.22  --   Clinical Services Agreement effective as of April 11, 1996 between the
               Registrant and Certus International, Inc. (formerly known as The Aten Group,
               Inc.).......................................................................
  *11     --   Computation of pro forma net loss per common share..........................
  *23.1   --   Consent of Hale and Dorr (included in Exhibit 5)............................
   23.2   --   Consent of Ernst & Young LLP................................................
  *23.3   --   Consent of Banner & Allegretti, Ltd.........................................
  *23.4   --   Consent of Dr. Volker Vossius...............................................
  *24     --   Powers of Attorney..........................................................
  *27     --   Financial Data Schedule.....................................................


- ---------------

 * Previously filed.
 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.